                                                                    Exhibit 99.2

                              PUC DOCKET NO. 30485

APPLICATION OF CENTERPOINT          Section            PUBLIC UTILITY COMMISSION
ENERGY HOUSTON ELECTRIC,            Section
LLC FOR FINANCING ORDER             Section                     OF TEXAS
                                    Section

                                TABLE OF CONTENTS

I. DISCUSSION AND STATUTORY OVERVIEW.......................................    4

II. DESCRIPTION OF PROPOSED TRANSACTION....................................   10

III. FINDINGS OF FACT......................................................   15

   A. IDENTIFICATION AND PROCEDURE.........................................   15
      1.    Identification of Applicant and Application....................   15
      2.    Procedural History.............................................   16
      3.    Notice of Application..........................................   19
   B. QUALIFIED COSTS AND AMOUNT TO BE SECURITIZED.........................   19
      1.    Identification and Amounts.....................................   19
      2.    Securitization of Interest on Stranded Costs...................   21
      3.    Securitization of EMCs.........................................   21
      4.    Balance to be Securitized......................................   22
      5.    Issuance Advice Letter.........................................   22
      6.    Tangible and Quantifiable Benefit..............................   24
      7.    Present Value Cap..............................................   25
      8.    Total Amount of Revenue to be Recovered........................   26
   C. STRUCTURE OF THE PROPOSED SECURITIZATION.............................   27
      1.    BondCo.........................................................   27
      2.    Credit Enhancement and Arrangements to Reduce Interest Rate
               Risk or Enhance Marketability...............................   29
      3.    Transition Property............................................   29
      4.    Servicer and the Servicing Agreement...........................   30
      5.    Retail Electric Providers......................................   33
      6.    Transition Bonds...............................................   39
      7.    Security for Transition Bonds..................................   40
         a. The General Subaccount.........................................   41
         b. The Overcollateralization Subaccount...........................   41
         c. The Capital Subaccount.........................................   42
         d. The Reserve Subaccount.........................................   43
         e. The Class Subaccount...........................................   43
      8.    General Provisions.............................................   44
      9.    Transition Charges--Imposition and Collection,
               Nonbypassability, and Self-Generation.......................   45
      10.   Allocation of Qualified Costs Among Texas Retail Consumers.....   47
      11.   True-Up of Transition Charges..................................   49
      12.   Interim True-Up................................................   51
      13.   Adjustment to PBRAFs...........................................   52
      14.   Additional True-Up Provisions..................................   53
      15.   Designated Representative or Financial Advisor.................   54

      16.   Lowest Transition Bond Charges.................................   55
   D. USE OF PROCEEDS......................................................   58

IV. CONCLUSIONS OF LAW.....................................................   58

V. ORDERING PARAGRAPHS.....................................................   66

   A. APPROVAL.............................................................   66
   B. TRANSITION CHARGES...................................................   69
   C. TRANSITION BONDS.....................................................   71
   D. SERVICING............................................................   75
   E. RETAIL ELECTRIC PROVIDERS............................................   77
   F. STRUCTURE OF THE SECURITIZATION......................................   79
   G. USE OF PROCEEDS......................................................   79
   H. MISCELLANEOUS PROVISIONS.............................................   79

Appendix A   Form of Issuance Advice Letter

Appendix B   Form of Tariff (Schedule TC2)

Appendix C   Up-Front Qualified Costs and Ongoing Qualified Costs

Appendix D   Allocation Settlement Agreement

Appendix E   Stipulation Regarding Industrial Intra-Class Allocations

                                 FINANCING ORDER

     This Financing Order addresses the application of CenterPoint Energy Houston Electric, LLC ("CenterPoint") under Subchapter G of Chapter 39 of the Public Utility Regulatory Act(1) ("PURA") to securitize the true-up balance determined by the Commission in Docket No. 29526 and other qualified costs, for approval of the proposed securitization financing structure, for approval of transition charges sufficient to recover qualified costs, and for approval of a tariff to implement the transition charges.

     As discussed in this Financing Order, the Commission finds that CenterPoint's application as modified by this Financing Order should be approved. The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of PURA. Accordingly, the Commission (1) approves the securitization of CenterPoint's stranded costs, interest on stranded costs, and other qualified costs as specified in this Financing Order, and authorizes, subject to the terms of this Financing Order, the issuance of transition bonds in one or more series in an aggregate amount not to exceed $1,493,747,264 plus (a) the amount of excess mitigation credits provided by CenterPoint after August 31, 2004 through the date of issuance of the transition bonds or the termination of such excess mitigation credits, whichever is earlier, (b) interest on stranded costs accrued after August 31, 2004 through the date of issuance of the transition bonds, and (c) up-front qualified costs as set forth in this Financing Order; (2) approves the structure of the proposed securitization financing; (3) approves transition charges in an amount to be calculated as provided in this Financing Order; and (4) approves the form of tariff, as provided in this Financing Order, to implement those transition charges.

     The Commission received evidence from the parties indicating that the proposed securitization met the several financial tests set forth by Subchapter
G of PURA Chapter 39 by varying degrees. All of the calculations performed by parties who evaluated the proposed qualified costs by these tests concurred that the transaction would pass these tests by a wide margin. Considering the magnitude of the margin by which the proposed
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 2 OF 83


securitization passes the various tests, the Commission declines to determine a particular number for each benefit conferred by the securitization. Accordingly, in quantifying the benefit to ratepayers as a result of this securitization, the Commission refers to the ranges of benefits calculated under CenterPoint's expected case scenario for the levelized bond structure, in which the transition bonds bear 4.36% weighted-average interest, and a worst-case scenario, in which the bonds are subject to a 9% weighted-average interest rate.

     As a result of the securitization approved by this Financing Order, consumers in CenterPoint's service area will realize benefits currently estimated to be between approximately $113 million and $166 million on a present value basis in the worst case scenario.(2) At the expected weighted-average interest rate, securitization confers benefits of between $537 million and $580 million on a present-value basis.(3) In addition, under the worst-case scenario, the securitization approved by this Financing Order will result in a reduction in the amount of revenues collected by CenterPoint of between approximately $304 million and $444 million, on a nominal basis, when compared to the amount that would have been collected under conventional financing methods.(4) In the expected case, the securitization will result in a reduction in the amount of revenues collected by CenterPoint of between approximately $692 million and $794 million.(5)

     On December 17, 2004, the Commission issued an Order on Rehearing in Docket No. 29526 determining that CenterPoint is entitled pursuant to PURA Section
39.262 to recover $2,300,888,665 of costs associated with the transition to competitive retail markets plus excess mitigation credits provided by CenterPoint after August 31, 2004. Pursuant to the terms of the order in Docket No. 29526, that balance accrues interest until it is collected. In its application, CenterPoint requested to securitize the entire true-up balance (including

----------
(1)  TEX. UTIL. CODE ANN. Sections 11.001-64.158 (Vernon 1998 & Supp. 2004).

(2) See Staff Ex. Staff Ex. 1, Direct Testimony of Darryl Tietjen (Tietjen Direct) at Exhibit DT-2 p.4; CNP Ex. 2, Direct Testimony of James Brian (Brian Direct), Figure JSB-1, page 15.

(3)  See Tietjen Direct at Exhibit DT-2 p.3; Brian Direct, Figure JSB-1, page
     14.

(4)  See Tietjen Direct at Exhibit DT-2 p.4; Brian Direct, Figure JSB-1, page
     15.

(5)  See Tietjen Direct at Exhibit DT-2 p.3; Brian Direct, Figure JSB-1, page
     14.
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 3 OF 83


excess mitigation credits and interest) under that order. The scope of CenterPoint's securitization proposal was addressed in the Commission's preliminary order on December 20, 2004. The effect of that order on the size of CenterPoint's proposed securitization is discussed further, below.

     CenterPoint provided a general description of the proposed transaction structure in its application and in the testimony and exhibits submitted in support of its application. The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements. The final transaction structure will depend, in part, upon the requirements of the nationally-recognized credit rating agencies which will rate the transition bonds and, in part, upon the market conditions that exist at the time the transition bonds are taken to the market.

     While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Financing Order, its primary focus is upon the statutory requirements--not the least of which is to ensure that securitization results in tangible and quantifiable benefits to ratepayers--that must be met prior to issuing a financing order. The Commission must be mindful of its responsibility to shepherd the restructuring of the electric industry in Texas in a manner that ensures that a robust competitive retail market continues to exist in this state.

     In view of these obligations, the Commission has established certain criteria in this Financing Order that must be met in order for the approvals and authorizations granted in this Financing Order to become effective. This Financing Order grants authority to issue transition bonds and to impose and collect transition charges only if the final structure of the securitization transaction complies in all material respects with these criteria. In addition, the Commission, acting through its designated representative or financial advisor, will participate in the structuring, marketing, and pricing of the transition bonds and will make the decision, in conjunction with CenterPoint, as to whether to issue the bonds. Finally, the authority and approval granted in this Financing Order is effective only upon CenterPoint filing with the Commission an issuance advice letter demonstrating compliance with the provisions of this Financing Order.
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 4 OF 83


                      I. DISCUSSION AND STATUTORY OVERVIEW

     The Texas Legislature amended PURA in 1999 to provide for competition in the provision of retail electric service.(6) To facilitate the transition to a competitive environment, electric utilities are authorized to undertake securitization financing of qualified costs.(7) The Legislature provided this option for recovering qualified costs based on the conclusion that securitized financing will result in lower carrying costs for utility assets relative to the costs that would be incurred using conventional utility financing methods. As a precondition to the use of securitization, the Legislature required that the utility demonstrate that ratepayers would receive tangible and quantifiable benefits as a result of securitization and that this Commission make a specific finding that such benefits exist before issuing a financing order. Consequently, a basic purpose of securitized financing--the recovery of an electric utility's qualified costs--is conditioned upon the other basic purpose--providing economic benefits to consumers of electricity in this state.

     To securitize an electric utility's qualified costs, the Commission may authorize the issuance of a security known as transition bonds. Transition bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order, are limited to a term of not longer than 15 years, and are secured by or payable from transition property.(8) The net proceeds from the sale of the transition bonds must be used to reduce the amount of a utility's recoverable regulatory assets or stranded costs through the refinancing or retirement of the utility's debt or equity. If transition bonds are approved and issued, retail electric consumers must pay the principal, interest, and related charges of the transition bonds through transition charges. Transition charges are nonbypassable charges that will be paid as a component of the monthly charge for electric service. Transition charges must be approved by the Commission pursuant to a financing order.(9)

----------
(6)  See Act of May 27, 1999, 76th Leg., R.S., ch. 440, 1999 TEX. GEN. LAWS 1111
     (codified primarily at TEX. UTIL. CODE Chapters 39, 40, and 41).

(7)  See PURA Sections 39.201, .301-.303.

(8)  See Id. Section 39.302(6).

(9)  See Id. Section 39.302(7).
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 5 OF 83


     The Commission may adopt a financing order only if it finds that the total amount of revenues to be collected under the financing order is less than the revenue requirement that would be recovered using conventional financing methods and that the financing order is consistent with the standards of PURA Section
39.301. The Commission must ensure that the net proceeds of transition bonds may be used only for the purpose of reducing the amount of recoverable costs through the refinancing or retirement of utility debt or equity. In addition, the Commission must ensure that (1) securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of the transition bonds, and (2) the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of a financing order. Finally, the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with the amounts sought to be securitized, and the present value calculation must use a discount rate equal to the proposed interest rate on the transition bonds. All of these statutory requirements go to ensure that securitization will provide real benefits to retail consumers.

     The essential finding by the Commission that is needed to issue a financing order is that ratepayers will receive tangible and quantifiable benefits as a result of securitization. This finding can only be made upon a showing of economic benefits to ratepayers through an economic analysis. An economic analysis is necessary to recognize the time value of money in evaluating whether and the extent to which benefits accrue from securitization. Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment. Thus, an analysis showing an economic benefit is necessary to quantify a tangible benefit to ratepayers.

     Economic benefits also depend upon a favorable financial market--one in which transition bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized. The precise interest rate at which transition bonds can be sold in a future market, however, is not known today. Nevertheless, benefits can be calculated based upon certain known facts (e.g.
the amount of assets to be securitized and the cost of the alternative to securitization) and assumptions (e.g. the interest rate of the transition
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 6 OF 83


bonds, the term of the transition bonds and the amount of other qualified costs). By analyzing the proposed securitization based upon those facts and assumptions, a determination can be made as to whether tangible and quantifiable benefits result. To ensure that benefits are realized, the securitization transaction must be structured in a manner consistent with the assumptions of the cost-benefit economic analysis and conform to the structure ordered by the Commission and an issuance advice letter must be presented to the Commission immediately prior to issuance of the bonds demonstrating that the actual structure and costs of the bonds will provide tangible and quantifiable benefits. The cost-benefit analysis contained in the issuance advice letter shall reflect the actual structure of the bonds.

     In this proceeding, financial analysis shows that securitizing the items permitted by the Commission's preliminary order and determined in Docket 29526 along with CenterPoint's other qualified costs in the manner provided by this Financing Order will produce an economic benefit to ratepayers in an amount between $113 million and $166 on a present value basis.(10) This benefit will result if the bond market is unfavorable and transition bonds have to be issued at the maximum weighted-average interest rate allowed by this Financing Order. Assuming that the transition bonds are, as CenterPoint expects, subject to a 4.36% weighted-average interest rate, the benefit is between approximately $537 million and $580 million on a present-value basis.(11) The economic benefit to ratepayers will be larger if a more favorable market allows the transition bonds to be issued at a lower interest rate.

     To issue a financing order, PURA also requires that the Commission find that the total amount of revenues collected under the financing order will be less than would otherwise have been collected under conventional financing methods. In this proceeding, the analysis using worst-case market conditions under a level rate transition charge structure demonstrates that revenues will be reduced by between $304 million and $444 million on a nominal basis under this Financing Order compared to the amount that would be recovered under conventional financing methods, assuming the bonds are

----------
(10) See Staff Ex. Staff Ex. 1, Direct Testimony of Darryl Tietjen (Tietjen Direct) at 9-11; CNP Ex. 2, Direct Testimony of James Brian (Brian Direct), Figures JSB-1, page 15.
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 7 OF 83


issued at a 9% weighted-average interest rate.(12) Under the expected scenario, securitization saves ratepayers between $692 million and $794 million in nominal revenue.(13) If transition bonds are issued in a more favorable market, this reduction in revenues will be larger.

     To obtain the most favorable issuance of transition bonds--and the greatest benefits to ratepayers--consistent with market conditions and the terms of this Financing Order, the Commission, acting through its designated representative or financial advisor, will participate in the structuring, marketing, and pricing of the bonds. This participation will provide assurances that the minimum cost of securitization and the maximum benefits for retail consumers are obtained consistent with market conditions at the time of pricing and the terms of this Financing Order. In addition, before the transition bonds may be issued, CenterPoint must submit to the Commission an issuance advice letter in which it demonstrates, based upon the actual market conditions at the time of pricing, that the proposed structure and pricing of the transition bonds will provide real economic benefits to retail consumers and comply with this Financing Order. As part of this submission, CenterPoint must also certify to the Commission that the structure and pricing of the transition bonds results in the lowest transition bond charges consistent with market conditions at the time of pricing and the terms of this Financing Order. The form of certification that must be submitted by CenterPoint is set out in Appendix A to this Financing Order. The Commission, by order, may stop the issuance of the transition bonds authorized by this Financing Order if CenterPoint fails to make this demonstration or certification.

     PURA requires that transition charges be charged for the use or availability of electric services to recover all qualified costs.(14) Transition charges can be recovered over a period that does not exceed 15 years.(15) The Commission concludes that this prevents the collection of transition charges from retail consumers for services rendered after the 15-year period but does not prohibit recovery of transition charges for service

----------
(11) See Tietjen Direct at Exhibit DT-2, page 3; Brian Direct Figure JSB-1, page 14.

(12) See Tietjen Direct at Exhibit DT-2, page 4; Brian Direct Figure JSB-1, page 15.

(13) See Tietjen Direct at Exhibit DT-2, page 3; Brian Direct Figure JSB-1, page 14.

(14) See PURA Section 39.302(7).
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 8 OF 83


rendered during the 15-year period but not actually collected until after the 15-year period.

     Transition charges will be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in this Financing Order.(16) The right to impose, collect, and receive transition charges (including all other rights of an electric utility under the financing order) are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of transition bonds. Upon the transfer or pledge of those rights, they become transition property and, as such, are afforded certain statutory protections to ensure that the charges are available for bond retirement.(17)

     This Financing Order contains terms, as it must, ensuring that the imposition and collection of transition charges authorized herein shall be nonbypassable.(18) It also includes a mechanism requiring that transition charges be reviewed and adjusted at least annually, within 45 days of the anniversary date of the issuance of the transition bonds, to correct any overcollections or undercollections during the preceding 12 months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the transition bonds.(19) In addition to the required annual reviews, more frequent reviews are allowed to ensure that the amount of the transition charges matches the funding requirements approved in this Financing Order. These provisions will help to ensure that the amount of transition charges paid by retail consumers does not exceed the amounts necessary to cover the costs of this securitization, and will also help to foster the development of a robust and competitive retail electric market in Texas. To encourage utilities to undertake securitization financing, other benefits and assurances are provided.

----------
(15) See Id. Section 39.303(b).

(16) See Id. Section 39.302(7).

(17) See Id. Section 39.304(b).

(18) See Id. Section 39.306.

(19) See Id. Section 39.307.
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PUC DOCKET NO. 30485             FINANCING ORDER                    PAGE 9 OF 83


     The State of Texas has pledged, for the benefit and protection of financing parties and electric utilities, that it will not take or permit any action that would impair the value of transition property, or, except for the true-up expressly allowed by law, reduce, alter, or impair the transition charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full.(20)

     Transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, and the property will continue to exist for the duration of the pledge of the State of Texas as described in the preceding paragraph.(21) In addition, the interest of an assignee or pledgee in transition property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy of the electric utility or any other entity.(22) Further, transactions involving the transfer and ownership of transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.(23) The creation, granting, perfection, and enforcement of liens and security interests in transition property are governed by PURA Section 39.309 and not by the Texas Business and Commerce Code.(24)

     The Commission may adopt a financing order providing for the retiring and refunding of transition bonds only upon making a finding that the future transition charges required to service the new transition bonds, including transaction costs, will be less than the future transition charges required to service the bonds being retired or refunded.(25) CenterPoint has not requested and this Financing Order does not grant any authority to refinance transition bonds authorized by this Financing Order. This

----------
(20) See Id. Section 39.310.

(21) See Id. Section 39.304(b).

(22) See Id. Section 39.305.

(23) See Id. Section 39.311.

(24) See Id. Section 39.309(a).
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PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 10 OF 83


Financing Order does not preclude CenterPoint from filing a request for a financing order to retire or refund the transition bonds approved in this Financing Order upon a showing that the statutory criteria in PURA Section 39.303(g) are met.(26)

     To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in PURA Section 39.302.

                    II. DESCRIPTION OF PROPOSED TRANSACTION

     A description of the transaction proposed by CenterPoint is contained in its application and the filing package submitted as part of the application. A brief summary of the proposed transaction is provided in this section. A more detailed description is included in Section III.C, titled "Structure of the Proposed Securitization" and in the application and filing package submitted as part of the application.

     To facilitate the proposed securitization, CenterPoint proposed that a special purpose entity transition bond company ("BondCo") be created to which will be transferred the rights to impose, collect, and receive transition charges along with the other rights arising pursuant to this Financing Order. Upon transfer, these rights will become transition property as provided by PURA
Section 39.304. BondCo will issue transition bonds and will transfer the net proceeds from the sale of the transition bonds to CenterPoint in consideration for the transfer of the transition property. BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of CenterPoint or any other affiliates of CenterPoint or any of their respective successors. In addition, BondCo will have at least two independent managers whose approval will be required for certain major actions or organizational changes by BondCo.

     The transition bonds will be issued pursuant to an indenture and administered by an indenture trustee. The transition bonds will be secured by and payable solely out of the transition property created pursuant to this Financing Order and other collateral described in CenterPoint's application. That collateral will be pledged to the indenture

----------
(25) See Id. Section 39.303(g).

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 11 OF 83


trustee for the benefit of the holders of the transition bonds and to secure payment of certain qualified costs.

     The servicer of the transition bonds will collect the transition charges and remit those amounts to the indenture trustee on behalf of BondCo. The servicer will be responsible for making any required or allowed true-ups of the transition charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a successor servicer. CenterPoint will act as the initial servicer for the transition bonds.

     Retail electric providers ("REPs") will be required to meet certain financial standards to collect transition charges under this Financing Order. If the REP qualifies to collect transition charges, the servicer will bill to and collect from the REP the transition charges attributable to the REP's customers. The REP in turn will bill to and collect from its retail customers the transition charges attributable to them. If any REP fails to qualify to collect transition charges or defaults in the remittance of those charges to the servicer of the transition bonds, another entity can assume responsibility for collection of the transition charges from the REP's retail customers.

     Transition charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the transition bonds and in a manner that allocates this amount to the various classes of retail consumers as provided in PURA and Commission orders. The transition charges will be calculated pursuant to the method described in Schedule TC2, a pro forma copy of which is contained in Appendix B. In addition to the annual true-up required by PURA Section 39.307, periodic true-ups may be performed as necessary to ensure that the amount collected from transition charges is sufficient to service the transition bonds. In addition, an adjustment to the transition charge class allocations will be allowed under certain circumstances. The methodology for making true-ups and allocation adjustments and the circumstances under which each shall be made are described in amended Schedule TC2, attached to this Financing Order as Appendix B.

----------
(26) See Id.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 12 OF 83


     The Commission determines that CenterPoint's proposed level transition charge structure, rather than its "phase-in" approach, should be utilized. Because the phase-in approach extends payments on the transition debt further into the future, ratepayers must bear greater interest charges under that structure. The level transition charge structure results in a lower nominal cost to ratepayers over a 14 year recovery period than does the phase-in structure.(27) Accordingly, the Commission concludes that the level structure is preferable from the perspective of ratepayers.

     In its application, CenterPoint requested authority to issue transition bonds in the original principal amount not to exceed (1) the total true-up balance ($2,300,888,665) determined in Docket No. 29526 plus (a) the amount of excess mitigation credits provided by CenterPoint after August 31, 2004 through the date of issuance of the transition bonds, (b) interest accrued after August 31, 2004 through the date of issuance of the transition bonds, and (c) up-front qualified costs, minus (2) the present value of the benefit arising from the accumulated deferred federal income taxes ("ADFIT") associated with the true-up balance as of August 31, 2004.

     The Commission addressed the scope of CenterPoint's application in a preliminary order issued December 20, 2004.(28) After consideration of briefs submitted by the parties on this issue, the Commission determined that PURA Chapter 39, Subchapter G does not permit CenterPoint to securitize its entire true-up balance as determined in Docket No. 29526. Rather, the Commission determined that the company may only securitize its stranded costs, interest on stranded costs, regulatory assets not already securitized, and certain qualified costs.(29) Under the Commission's preliminary order, the balance eligible for securitization is $1,493,747,264, plus interest accrued since August 31, 2004, updated excess mitigation credit payments made since that date, and up-front costs of issuing the transition bonds as discussed further in this Order.

----------
(27) See, e.g, Brian Direct, Figure JSB-1 page 2 compared with Figure JSB-1 page 15, in which the total nominal revenues required under the phase-in structure exceed the revenue required under the level structure for the worst-case scenario.

(28) Preliminary Order at 5-7(Dec. 20, 2004).

(29) Id. at 7.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 13 OF 83


     The Commission is issuing a separate order in this docket, concurrent with this Financing Order, to address the adjustment for the ADFIT benefit that CenterPoint included in its application. As that Order details, a total ADFIT benefit of $313,620,745 shall be applied against CenterPoint's CTC recovery in Docket No. 30706,(30) and not against the amount to be securitized in this proceeding.

     CenterPoint requests approval of transition charges sufficient to recover the principal and interest on the transition bonds plus ongoing qualified costs as described in Appendix C. CenterPoint requests that the transition charges be recovered from REPs and through them from retail consumers and that the amount of the transition charges be calculated based upon the allocation methodology and billing determinants specified in Schedule TC2. CenterPoint also requests that certain standards related to the billing and collection of transition charges be applied to REPs, as specified in Schedule TC2. To implement the transition charges and billing and collection requirements, CenterPoint requests approval of Schedule TC2, as modified by the stipulation between CenterPoint, TIEC, Staff , and a number of other intevenors.(31)

     CenterPoint requested in its application that its upfront and ongoing costs of issuing and maintaining the transition bonds be recovered through the TC at issue in this proceeding without limitation. CenterPoint estimated that for its proposed level structure, its upfront costs would total approximately $18 million, while its ongoing costs of servicing the bonds would total approximately $1 million per year for each year of the term of the bonds.(32)

     The Commission's analysis of CenterPoint's request begins with the finding that the company's costs that are permitted to be securitized, as well as the ongoing costs that the company proposes to recover directly through the TC, should be capped. This finding accords with Reliant Energy's securitization,(33) and other securitization proceedings in

----------
(30) Application of CenterPoint Energy Houston Electric, LLC, for a Competition Transition Charge (CTC), Docket No. 30706 (pending).

(31) TIEC Ex. 17, Stipulation Regarding Industrial Intra-Class Allocations.

(32) See Brian Direct, Figures JSB-1, Schedule 6.

(33) Application of Reliant Energy, Incorporated for Financing Order to Securitize Regulatory Assets and Other Qualified Costs, Docket No. 21665, Financing Order (June 1, 200).

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 14 OF 83


this state. CenterPoint's case does not present sufficient distinctions to merit deviating from this practice.

     Furthermore, the Commission concludes that certain of the items within CenterPoint's up-front cost estimate should be reduced. In particular, the Commission concludes that CenterPoint should be permitted to securitize only $2 million in legal fees, rather than the $6.7 million originally requested. This securitization is the latest of several such transactions in this state that have occurred since deregulation began, with the previous securitizations being of similar complexity and presenting similar issues. Accordingly, it is reasonable to reduce the total amount of securitizable up-front qualified costs by $4.7 million, as reflected in Appendix C. However, CenterPoint may seek to recover any actual costs in excess of the capped amount, including legal fees, through a surcharge to CenterPoint's rates for transmission and distribution service. In seeking recovery of such costs, CenterPoint must prove that the costs were prudently incurred and reasonable and necessary.

     The Commission also believes that the proposed securitization of the $1.6 million estimated for the Commission's financial advisor to be unreasonable, and finds $1.0 million to be an appropriate fee to be included in the securitized balance.

     The Commission notes that the cost of retiring CenterPoint's debt or equity using the proceeds of the transition bonds shall remain uncapped; Commission experience with these expenses indicates that they vary widely and are not entirely within the company's control.(34)

     In capping CenterPoint's upfront and ongoing costs, the Commisison is mindful of the fact that several of the components of these total cost balances will vary upon the size of the final issuance of the transition bonds. Specifically, the Commission realizes that the SEC Registration Fee and Underwriters Fees are proportional to the amount of qualified costs actually securitized. In view of the Commission's decision not to deduct an ADFIT benefit from CenterPoint's securitized balance, and the updating of the accrual of interest on stranded costs through the date of the bond issuance, as well as the actual

----------
(34) See Staff Ex. 2, Direct Testimony of Martha Elvey (Elvey Direct) at 18.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 15 OF 83


amount of EMCs actually paid through the date of bond issuance, the amount of qualified costs will increase from the amount assumed for the purpose of estimating these costs. Accordingly, caps on ongoing costs stated in Appendix C to this order should be increased to the extent that the SEC Registration Fee and Underwriters Fees increases proportionaely as a result of the increase in qualified costs securitized.

     The amounts currently stated in Appendix C for those items are estimates based on the size of the bond issuance resulting from securitizing CenterPoint's stranded costs, interest on stranded costs through August 31, 2004, plus EMCs paid through that date, plus regulatory assets, minus CenterPoint's proposed ADFIT deduction, plus up-front qualified costs appropriate to the size of the resulting securitization. Thus, the cap on upfront costs is currently $12,700,000, as reflected in Appendix C, but will be subject to updating upon review of CenterPoint's issuance advice letter.

     Likewise, although recovery of ongoing costs are capped at the level estimated in CenterPoint's application and as reflected in Appendix C, the cap should be updated upon a showing that ongoing costs will increase as a result of the allowable amount of the transition bonds increasing. The Commission will also permit a successor servicer to CenterPoint to recover a higher servicer fee if CenterPoint ceases to service these bonds, but in no event shall such recovery exceed the amount specified for the fee of a third party as servicer stated in Appendix C.

                             III. FINDINGS OF FACT

                        A. IDENTIFICATION AND PROCEDURE

1.   IDENTIFICATION OF APPLICANT AND APPLICATION

1. CenterPoint Energy Houston Electric, LLC, (CenterPoint) is a transmission and distribution utility which owns and operates for compensation an extensive transmission and distribution network to provide electric service in the portion of this state which is included in ERCOT. CenterPoint is an indirect wholly-owned subsidiary of CenterPoint Energy, Inc., which is a registered public utility holding company under the Public Utility Holding Company Act of 1935.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 16 OF 83


2. On March 31, 2004 in Docket No. 29526, CenterPoint, Texas Genco, LP and Reliant Energy Retail Services, LLC jointly filed an application to determine the true-up balance CenterPoint is entitled to recover in connection with the transition from a regulated to a competitive electricity market in ERCOT as required under PURA Section 39.262. After contested hearings, in an order issued on November 23, 2004, the Commission determined that CenterPoint was entitled to recover an aggregate balance of $2,300,888,665 plus the excess mitigation credits provided and interest accrued after August 31, 2004.

2.   PROCEDURAL HISTORY

3. On December 2, 2004, CenterPoint filed its application for a financing order under Subchapter G of Chapter 39 of PURA to permit securitization of
     (1) the total true-up balance ($2,300,888,665) determined in Docket No. 29526 plus (a) the amount of excess mitigation credits provided by CenterPoint after August 31, 2004 through the date of issuance of the transition bonds, (b) interest accrued after August 31, 2004 through the date of issuance of the transition bonds, and (c) up-front qualified costs, minus (2) the present value of the benefit arising from the ADFIT associated with its true-up balance as of August 31, 2004. CenterPoint also proposed to include as qualified costs the costs of possible swap or hedge agreements entered into under the circumstances described in the testimony accompanying the application and the costs of credit enhancements relating to marketability of the transition bonds. The application includes the exhibits, schedules, attachments, and testimony.

4. On December 2, the Commission's Policy Development Division issued an order requesting briefing on the following issues:

     i) Whether Centerpoint's application was properly filed at the time, considering that the order in Docket No. 29526 was not final and appealable, the possibility that Docket No. 29526 could be overturned on judicial appeal, and the Commission had not yet established a competitive transition charge (CTC)

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 17 OF 83


     ii) Whether the Commission may issue a financing order to recover amounts other than qualified costs as defined in PURA Section 39.302(4).

5. On December 3, 2005, the administrative law judge (ALJ) of the Commission's Policy Development Division issued Order No. 1 scheduling a prehearing conference, adopting a protective order, addressing discovery deadlines and requesting parties' comments on CenterPoint's notice.

6. At a prehearing conference on December 10, 2004, the ALJ considered the parties' comments regarding notice and procedural schedule and admitted the following parties as intervenors: CPL Retail Energy, LP, Office of Public Utility Counsel (OPC), the State of Texas (State), Gulf Coast Coalition of Cities (GCCC), Houston Council for Health and Education (HCHE), Texas Industrial Energy Consumers (TIEC), Alliance for Retail Markets (ARM), Coalition of Commercial Ratepayers (CCR), Reliant, and Occidintal Power Marketing.

7. In Order No. 2, on December 15, 2004, the ALJ approved CenterPoint's notice and revised the protective order.

8. In Order No. 3, on December 17, 2004, the ALJ established the procedural schedule.

9. In response to briefs filed by the parties, on December 20, 2004, the Commission issued a preliminary order stating that: (1) CenterPoint's application was not untimely, and (2) PURA did not permit CenterPoint to securitize its entire true-up balance, but only the company's stranded costs, interest on stranded costs, regulatory assets not already securitized, and certain up-front and ongoing costs of issuance maintaining the transition bonds. As a result of the preliminary order, the true-up balance to be securitized was reduced to $1,493,747,264 plus (a) the amount of excess mitigation credits (EMCs) paid by CenterPoint since August 31, 2004 through the date of issuance of the transition bonds or the date of EMC termination, whichever is earlier, and (b) interest on stranded costs accured after August 31, 2004 through the date of issuance of the bonds, and (c) up-front qualified costs of issuing the bonds.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 18 OF 83


10. On December 22, 2004, OPC filed a motion alleging CenterPoint's application to be materially deficient because CenterPoint did not amend its application to conform to the Preliminary Order. CenterPoint responded on December 28, 2004, noting that it included in its original filing package all of the information necessary to evaluate the proposed securitization of the amount specified in the Preliminary Order. The ALJ denied OPCs motion on January 3, 2005.

11. On January 14, 2005, parties filed a Final Allocation Settlement Agreement addressing the allocation of costs to be recovered through a transition charge or compeitition transition charge among rate classes. Signatories are CenterPoint, TIEC, OPC, City of Houston/Coalition of Cities, the State of Texas, HCHE and CCR. No party opposed the settlement.

12. In Order No. 13 on January 24, 2005, the ALJ granted the motions to intervene of Air Products and Chemicals and TXU Energy Retail.

13. On January 31, February 1, and February 2, 2005 a hearing was held before the Commission.

14. During the hearing, TIEC entered as its Exhibit 17 a Stipulation Regarding Industrial Intra-Class Allocations, which addresses certain portions of CenterPoint's Proposed Schedule TC2. On February 25, 2005, TIEC filed an amended Schedule TC2 in accordance with stipulation. Parties to the stipulation are CenterPoint, OPC, Commission Staff, CCR, HCHE, TXU Energy Retail, TIEC, the State, GCCC, COH/COC, and Air Products and Chemicals. No party opposed the stipulation.

15. On February 10 and 24, 2005, in open meeting, the Commission deliberated on the merits of CenterPoint's application, including the proposed financing order, and rendered its final decision in this docket.

16. On February 23, 2005, Staff and CenterPoint jointly filed amendments to CenterPoint's proposed financing order, included modified findings of fact, new findings of fact, and new ordering paragraph. No party filed comments in opposition to the joint filing.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 19 OF 83


17. At the February 24, 2005 open meeting, counsel for CenterPoint agreed to waive the requirement in PURA 39.303(e) that the Commission issue this Financing Order within 90 days after the application was filed.

3.   NOTICE OF APPLICATION

18. Notice of CenterPoint's application was provided through publication once a week for two consecutive weeks in newspapers having general circulation in CenterPoint's service area, beginning shortly after the filing of the application. In addition, CenterPoint provided individual notice to the governing bodies of all Texas incorporated municipalities that have retained original jurisdiction over CenterPoint and to each retail electric provider listed on the Commission website. Notice was also provided to all parties in Docket No. 29526. Proof of publication was submitted in the form of publishers' affidavits and verification of the mailing of individual notices and the provision of notice to the municipalities.

                B. QUALIFIED COSTS AND AMOUNT TO BE SECURITIZED

1.   IDENTIFICATION AND AMOUNTS

19. Qualified costs are defined in PURA to include 100% of an electric utility's regulatory assets and 75% of its recoverable costs determined by the Commission under PURA Section 39.201 and any remaining stranded costs determined under PURA Section 39.262 together with the costs of issuing, supporting, and servicing transition bonds and any costs of retiring and refunding the electric utility's existing debt and equity securities in connection with the issuance of transition bonds. Qualified costs also include the costs to the Commission of acquiring professional services for the purpose of evaluating proposed securitization transactions.(35)

20. Regulatory assets are defined to include only the generation-related portion of the Texas jurisdictional portion of the amount reported by an electric utility in its 1998 annual report to the Securities and Exchange Commission ("SEC") on Form 10-K as regulatory assets and liabilities, offset by the applicable portion of

----------
(35) See PURA Section 39.302(4).

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 20 OF 83


     generation-related investment tax credits permitted under the Internal Revenue Code of 1986(36) Pursuant to the financing order in Docket No. 21665, CenterPoint was authorized to and did securitize certain of its regulatory assets and retained the right to request authority to securitize certain additional regulatory assets. In its Order in Docket No. 29526, the Commission quantified an additional $150,473,181 in regulatory assets.

21. Other qualified costs include the costs of issuing, supporting, and servicing the transition bonds and any transaction costs associated with retiring and refunding existing debt and equity securities with the proceeds from the transition bonds; provided, however, to the extent that the proceeds of transition bonds are used to retire or refund any debt owed by CenterPoint to an affiliate or any equity held by an affiliate, any transaction costs associated with retiring or refunding such affiliate-held debt or equity shall not be included in other qualified costs. The actual costs of issuing and supporting the transition bonds will not be known until the transition bonds are issued, and certain ongoing costs relating to the transition bonds may not be known until such costs are incurred. This order contains an estimate of the maximum amount of these costs as shown in Appendix C and provides for recovery of the actual amounts subject to an aggregate cap applicable to the up-front costs, a specific cap applicable to the financial advisor fee, and a separate cap for ongoing costs. The magnitude of two of the components of the capped up-front costs--the SEC filing fee and the underwriter fee--is directly related to the size of the bond issuance. The Commission estimates the total cost of these two items in its Appendix C; these items shall be updated, to the extent they deviate from this estimate, in the issuance advice letter. The actual amount of debt and equity securities to be retired and refunded will be affected by the timing of issuance of the transition bonds and market conditions at the time such securities are retired or refunded. As a result, the actual cost of retiring and refunding debt and equity securities in connection with the issuance of transition bonds will not be known until such securities are retired and such refunding is

----------
(36) See PURA Section 39.302(5).

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 21 OF 83


     complete. Similarly, the need for and the costs of any credit enhancement and of any swaps or hedges that may be entered into in connection with the issuance of transition bonds and underwriting costs will not be known until the time the transition bonds are priced. There also is no way to estimate the original issue discount, if any, which under market conditions existing at the time of issuance may be necessary or appropriate. The underwriting costs, and the cost of credit enhancement, swaps and hedges, and original issue discount will be fully reflected in the issuance advice letter.

2. SECURITIZATION OF INTEREST ON STRANDED COSTS

22. CenterPoint's application sought to securitize interest on the company's stranded costs balance accrued since August 31, 2004.

23. The December 17, 2004 Order on Rehearing in Docket No. 29526 recognized that the effect of the Supreme Court of Texas' decision in CenterPoint Energy v. Pub. Util. Comm'n of Texas, 143 S.W.3d 81 (Tex. 2004) was that CenterPoint should be allowed to recover interest on its stranded costs starting on January 1, 2002.

24. The Commission determined in Docket No. 29526 that CenterPoint's stranded costs balance is subject to an 11.075% interest rate

25. The balance to be securitized properly includes interest on stranded costs accrued since August 31, 2004 through the date of issuance of the transition bonds.

3. SECURITIZATION OF EMCS

26. In Docket No. 29526, the Commission determined that CenterPoint should continue to pay EMCs and that all EMCs paid (excluding interest on EMCs) are recoverable.

27. EMCs paid since August of 31, 2004 through either the date of issuance of the transition bonds or the termination of EMCs, whichever is earlier, are properly included in the balance CenterPoint seeks to securitize.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 22 OF 83


4. BALANCE TO BE SECURITIZED

28. CenterPoint should be authorized to issue transition bonds with a principal amount equal to (1) the sum of stranded costs and regulatory assets not previously securitized as determined in Docket No. 29526 ($1,493,747,264) plus (a) the amount of excess mitigation credits provided by CenterPoint after August 31, 2004 through the date of issuance of the transition bonds or the date of termination of such excess mitigation credits, whichever is earlier, (b) interest on stranded costs accrued after August 31, 2004 through the date of issuance of the transition bonds, and (c) up-front qualified costs subject to the caps set forth in Appendix C and as adjusted as provided in this Financing Order. CenterPoint should be authorized to recover the remaining qualified costs, composed of the ongoing support and servicing costs subject to the cap listed in Appendix C as adjusted as provided in this Financing Order, directly through transition charges.

29. The proposed recovery of the sum described in Finding of Fact No. 28 through issuance of transition bonds as provided in this Financing Order should be approved because ratepayers will receive tangible and quantifiable benefits as a result of the securitization.

5. ISSUANCE ADVICE LETTER

30. Because the actual structure and pricing of the transition bonds and the precise amounts of up-front costs and expenses will not be known at the time this Financing Order is issued, CenterPoint and Staff agreed that, following determination of the final terms of the transition bonds and prior to issuance of the transition bonds, CenterPoint will file with the Commission for each series of transition bonds issued, and no later than twenty-four hours after the pricing date for that series of transition bonds, an issuance advice letter. The issuance advice letter will include CenterPoint's best estimate of total up-front qualified costs. The estimated total up-front qualified costs may be included in the principal amount securitized, subject to the caps set forth in Appendix C and as adjusted as provided by this Financing Order. Within 60 days of issuance of the transition bonds, CenterPoint shall submit to the Commission a final accounting of the total

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 23 OF 83


     up-front qualified costs. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) and such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the actual up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized, CenterPoint may request recovery of the remaining up-front qualified costs through a surcharge to CenterPoint's rates for transmission and distribution service. In seeking to recover such costs, CenterPoint should be required to prove that the costs were prudently incurred, and reasonable and necessary. The excess or deficiency shall bear interest from the date of issuance of the transition bonds through the date the amounts are refunded or recovered, at the interest rate(s) applicable to refunds under the Commission's rules. The issuance advice letter will be completed to report the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued. All amounts that require computation will be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule TC2. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

31. CenterPoint will submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of pricing the transition bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff will provide CenterPoint comments and recommendations regarding the adequacy of the information provided.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 24 OF 83


32. The issuance advice letter shall be submitted to the Commission within 24 hours after the pricing of the transition bonds. Commission Staff may request such revisions of the issuance advice letter as may be necessary to assure the accuracy of the calculations and that the requirements of PURA and of this financing order have been met. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and the Financing Order.

33. The completion and filing of an issuance advice letter in the form of the issuance advice letter attached as Appendix A, including the certification from CenterPoint discussed in Finding of Fact No. 115 is necessary to ensure that any securitization actually undertaken by CenterPoint complies with the terms of this Financing Order.

34. The certification statement contained in CenterPoint's certification letter shall be worded precisely as the statement in the form of the issuance advice letter approved by the Commission. Other aspects of the certification letter may be modified to describe the particulars of the transition bonds facts and the actions that were taken during the transaction.

6. TANGIBLE AND QUANTIFIABLE BENEFIT

35. The statutory requirement in PURA Section 39.301 that directs the Commission to ensure that securitization provides tangible and quantifiable benefits to ratepayers greater than would be achieved absent the issuance of transition bonds can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over a 14-year period the present value of the revenue requirement associated with recovery of the balance permitted in the Commission's preliminary order through a competition transition charge, which is the method that would be used to recover any portion of the balance not securitized and is reflective of conventional utility financing, with the

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 25 OF 83


     present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.

36. Securitization financing of the stranded costs, interest on stranded costs accrued since August 31, 2004 through the date of bond issuance, EMC principal paid since August 31, 2004, regulatory assets not already securitized and other qualified costs as requested by CenterPoint is expected to result in between approximately $113 million and $166 million of tangible and quantifiable economic benefits to ratepayers on a present-value basis if the transition bonds are issued at the maximum weighted-average interest rate of 9% allowed by this Financing Order, Using the projected weighted-average interest rate of approximately 4.36%, the benefits of securitization would be even larger, between approximately $537 million and $580 million. The actual benefit to ratepayers will depend upon market conditions at the time the transition bonds are issued and the amount actually securitized. This range of quantifications uses a maximum expected life of 14 years and reflects the present value of estimated up-front and ongoing qualified costs.

7. PRESENT VALUE CAP

37. The amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with conventional (i.e., non-securitized) recovery of the authorized amounts where the present value analysis uses a discount rate equal to the proposed interest rate on the transition bonds.(37) The methodologies used by the parties to calculate economic benefits also demonstrate that the amount CenterPoint seeks to securitize does not exceed the present value of the revenue requirement associated with the securitized amount over the maximum expected 14-year life of the transition bonds. That present value (calculated using the maximum weighted-average rate of 9%) is between $1.473 billion and $1.2 billion. Using the projected weighted-average interest rate of approximately 4.36%, the benefits of

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 26 OF 83


     securitization would be even larger. Using a 4.36% weighted-average interest rate, the present value would be between $1.958 billion and $1.619 billion.

38. The amount of qualified costs to be securitized does not exceed the present value of the revenue requirement over the maximum expected 14-year life of the transition bonds associated with the amount approved to be securitized in this Financing Order. The present value analysis uses a discount rate equal to the maximum allowed weighted average interest rate on the transition bonds on an annual basis.

8. TOTAL AMOUNT OF REVENUE TO BE RECOVERED

39. The Commission is required to find that the total amount of revenues to be collected under this Financing Order will be less than the revenue requirement that would be recovered over the remaining life of the amounts that are securitized under this Financing Order, using conventional financing methods.(38) The appropriate conventional financing method with which to make this comparison is the recovery of the amount through competition transition charges determined under PURA Section 39.201. Under the worst-case scenario in which the bonds bear a 9% weighted-average interest rate, the total amount of revenues to be collected under this Financing Order is expected to be between approximately $304 million and $444 million less than the revenue requirement that would be recovered using conventional utility financing methods over the period under which they would be recovered through a competition transition charge. This quantification is the reduction in the amount of revenues resulting from securitization of the authorized amounts using the methodology contained in CenterPoint's testimony with a transition bond weighted-average interest rate of 9.0% and a maximum expected life of 14 years. Using the projected weighted- average interest rate of approximately 4.36%, the benefits of securitization would be even larger, between approximately $692 million and $794 million.

----------
(37) See PURA Section 39.301.

(38) See id. Section 39.303(a).

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 27 OF 83


                   C. STRUCTURE OF THE PROPOSED SECURITIZATION

1. BONDCO

40. For purposes of this securitization, CenterPoint will create BondCo, a special purpose entity which will be a Delaware limited liability company with CenterPoint as its sole member. BondCo will be formed for the limited purpose of acquiring transition property (including any transition property authorized by the Commission in a subsequent financing order), issuing transition bonds in one or more series and in one or more classes for each series (which could include transition bonds authorized by the Commission in a subsequent financing order), and performing other activities relating thereto or otherwise authorized by this Financing Order. BondCo will not be permitted to engage in any other activities and will have no assets other than transition property and related assets to support its obligations under the transition bonds. Obligations relating to the transition bonds will be BondCo's only significant liabilities. These restrictions on the activities of BondCo and restrictions on the ability of CenterPoint to take action on BondCo's behalf are imposed to achieve the objective of ensuring that BondCo will be bankruptcy remote and not affected by a bankruptcy of CenterPoint. BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the transition bonds remain outstanding, BondCo will have at least two independent managers with no organizational affiliation with CenterPoint. BondCo will not be permitted to amend the provisions of the organizational documents that ensure bankruptcy-remoteness of BondCo without the consent of the independent managers. Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent managers. Other restrictions to ensure

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 28 OF 83


     bankruptcy-remoteness may also be included in the organizational documents of BondCo as required by the rating agencies.

41. The capital of BondCo is expected to be not less than 0.5% of the original principal amount of each series of transition bonds issued by BondCo. The capitalization of BondCo is expected to be sufficient to allow BondCo to meet any reasonably expected expenses that might arise that are related to the transition charges and the transition bonds. Adequate funding of BondCo is intended to avoid the possibility that CenterPoint would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo. A sufficient level of capital is necessary to minimize this risk and, therefore, assist in achieving the lowest transition bond charges possible.

42. BondCo will issue transition bonds in one or more series, and in one or more classes for each series, in an aggregate amount not to exceed the principal amount approved by this Financing Order and will pledge to the indenture trustee, as collateral for payment of the transition bonds, the transition property, including BondCo's right to receive the transition charges as and when collected, and certain other collateral described in CenterPoint's application.

43. Concurrent with the issuance of any of the transition bonds, CenterPoint will transfer to BondCo all of CenterPoint's rights under this Financing Order, including rights to impose, collect, and receive transition charges approved in this Financing Order. This transfer will be structured so that it will qualify as a true sale within the meaning of PURA Section 39.308. By virtue of the transfer, BondCo will acquire all of the right, title, and interest of CenterPoint in the transition property arising under this Financing Order.

44. The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the transition charges. Therefore, the use and proposed structure of BondCo should be approved.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 29 OF 83


2. CREDIT ENHANCEMENT AND ARRANGEMENTS TO REDUCE INTEREST RATE RISK OR ENHANCE MARKETABILITY

45. CenterPoint requested approval to use additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees), various arrangements to reduce interest rate risks (including swaps and hedges) and other mechanisms designed to promote the credit quality and marketability of the transition bonds if the benefits of such arrangements exceeded their cost. CenterPoint also asked that the costs of any credit enhancements as well as the costs of arrangements to reduce interest rate risk or enhance marketability be included in the amount of qualified costs to be securitized. CenterPoint should be permitted to recover the up-front and ongoing costs of credit enhancements and arrangements to reduce interest rate risk or enhance marketability, provided that the Commission's designated representative or financial advisor and CenterPoint agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of original issue discount, credit enhancements, or other arrangements is proposed by CenterPoint, CenterPoint shall provide the Commission's designated representative or financial advisor copies of all cost/benefit analyses performed by or for CenterPoint Houston that support the request to use such arrangements. This finding does not apply to the collection account or its subaccounts approved in this Financing Order.

46. CenterPoint's proposed use of credit enhancements and arrangements to reduce interest rate risk or enhance marketability is reasonable and should be approved, provided that CenterPoint certifies that the enhancements or arrangements provide benefits greater than their cost and that such certifications are agreed with by the Commission's designated representative or financial advisor.

3. TRANSITION PROPERTY

47. Under PURA Section 39.304(a), the rights and interest of an electric utility or successor under a financing order, including the right to impose, collect, and receive the transition charges authorized in the order, are only contract rights until they are

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 30 OF 83


     first transferred to an assignee or pledged in connection with the issuance of transition bonds, at which time they will become transition property.

48. The rights to impose, collect, and receive the transition charges approved in this Financing Order along with the other rights arising pursuant to this Financing Order will become transition property upon the transfer of such rights by CenterPoint to BondCo pursuant to PURA Section 39.304.

49. Transition property and all other collateral will be held and administered by the indenture trustee pursuant to the indenture, as described in CenterPoint's application. This proposal will help ensure the lowest transition bond charges and should be approved.

50. Under PURA Section 39.304(b), transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of transition charges depends on further acts of the utility or others that have not yet occurred.

4. SERVICER AND THE SERVICING AGREEMENT

51. CenterPoint will execute a servicing agreement with BondCo. The servicing agreement may be amended, renewed or replaced by another servicing agreement. The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer. CenterPoint will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement. Pursuant to the servicing agreement, the servicer is required, among other things, to impose and collect the applicable transition charges for the benefit and account of BondCo, to make the periodic true-up adjustments of transition charges required or allowed by this Financing Order, and to account for and remit the applicable transition charges to or for the account of BondCo in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 31 OF 83


     obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the transition bonds, or the indenture trustee's designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of transition bonds, shall, appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement. The rights of BondCo under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the transition bonds. CenterPoint currently serves as servicer of the transition charges related to the transition bonds issued by CenterPoint Energy Transition Bond Company, LLC in October 2001 pursuant to the financing order issued on May 31, 2000 in Docket No. 21665. Consequently, CenterPoint, as initial servicer of transition charges associated with transition bonds issued under this Financing Order will, and any successor servicer may, simultaneously be serving as servicer of separate transition charges associated with transition bonds for more than one issuer.

52. The Servicing Agreement negotiated as part of this securitization shall contain a recital clause that the Commission, or its attorney, will enforce the Servicing Agreement for the benefit of Texas ratepayers to the extent permitted by law.

53. The Servicing Agreement negotiated as part of this securitization shall include a provision that CenterPoint shall indemnify the Commission (for the benefit of consumers) in connection with any increase in servicing fees that become payable pursuant to Section 5.07 of the Servicing Agreement as a result of a default resulting from CenterPoint's willful misconduct, bad faith or negligence in performance of its duties or observance of its covenants under the Servicing Agreement. The indemnity will be enforced by the Commission but will not be enforceable by any REP or consumer.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 32 OF 83


54. The obligations to continue to provide service and to collect and account for transition charges will be binding upon CenterPoint and any other entity that provides transmission and distribution services or direct wire services to a person that was a retail consumer located within HL&P's service area as it existed on May 1, 1999, or that became a retail consumer for electric services within such area after May 1, 1999, and is still located within such area. Further, and to the extent REPs are responsible for imposing and billing transition charges on behalf of BondCo, billing and credit standards approved in this Financing Order will be binding on all REPs that bill and collect transition charges from such retail consumers, together with their successors and assigns. The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

55. To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee,(39) CenterPoint will enter into a contract with that assignee that will require CenterPoint to continue to operate its transmission and distribution system in order to provide electric services to CenterPoint's customers. This provision does not prohibit CenterPoint from selling, assigning or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facility to provide electric services to CenterPoint's customers.

56. The proposals described in Findings of Fact Nos. 51 through 55 are reasonable, will reduce risk associated with the proposed securitization and will, therefore, result in lower transition bond charges and greater benefits to ratepayers and should be approved.

----------
(39) The term "assignee" means "any individual, corporation, or other legally recognized entity to which an interest in transition property in transferred, other than as security, including any assignee of that party." See id. Section 39.302(1).

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 33 OF 83


5. RETAIL ELECTRIC PROVIDERS

57. The servicer will bill the transition charges to each retail consumer's REP and the REP will collect the transition charges from its retail customers.

58. Schedule TC2 sets forth minimum billing and collection standards to apply to REPs that collect transition charges approved by this Financing Order from retail electric consumers. The Commission finds that the REP standards set forth in Schedule TC2 are appropriate and should be adopted.

59. The REP standards set forth in Schedule TC2 relate only to the billing and collection of transition charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with CenterPoint to have CenterPoint bill and collect transition charges from the REP's retail consumers. REPs may contract with parties other than CenterPoint to bill and collect transition charges from retail consumers, but such parties shall remain subject to these standards. Upon adoption of any amendment to P.U.C. Substantive Rule 25.108, the Commission staff will open a proceeding to investigate the need to modify the standards in Schedule TC2 to conform to that rule, provided that such modifications may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

60.  The REP standards are as follows:

          (A) RATING, DEPOSIT, AND RELATED REQUIREMENTS.

Each REP must (1) have a long-term, unsecured credit rating of not less than "BBB-" and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively, or (2) provide (a) a deposit of two months' maximum expected transition charge collections in the form of cash, (b) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of transition charge collections in the event

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 34 OF 83


that the REP defaults in its payment obligations, or (c) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee shall be a beneficiary of any affiliate guarantee, surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit rating of not less than "BBB-" and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively.

          (B) LOSS OF RATING.

     If the long-term, unsecured credit rating from either Standard & Poor's or Moody's Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below "BBB-" or "Baa3" (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision must comply with the provisions set forth in Paragraph
(e).

          (C) COMPUTATION OF DEPOSIT, ETC.

     The computation of the size of a deposit required under Paragraph (a) shall be agreed upon by the servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months' maximum expected transition charge collections. Within 10 business days following such review, (1) the REP shall remit to the indenture trustee the amount of any shortfall in such required deposit or (2) the servicer shall instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph (e). REP cash deposits shall be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the transition bonds. Investment earnings on REP cash deposits shall be considered part of such cash deposits

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 35 OF 83


so long as they remain on deposit with the indenture trustee. At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the transition bonds unless otherwise utilized for the payment of the REP's obligations for transition charges. Once the deposit is no longer required, the servicer shall promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

          (D) PAYMENT OF TRANSITION CHARGES.

     Payments of transition charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail customers. The servicer shall accept payment by electronic funds transfer, wire transfer, and/or check. Payment will be considered received the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must comply with the provisions set forth in Paragraph (e). The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer. The "current amount" consists of the total unpaid transition charges existing on the 36th calendar day after billing by the servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against transition charge obligations. A REP shall not be obligated to pay the overdue transition charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue transition charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such transition charges; however, the prior REP shall not be relieved of the previously-assessed penalties.

          (E) REMEDIES UPON DEFAULT.

     After the 10 calendar-day grace period (the 45th calendar day after the billing date) referred to in Paragraph (d), the servicer shall have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 36 OF 83


appropriate to collect any remaining unpaid transition charges and associated penalties due the servicer after the application of the REP's deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in Paragraphs (b), (c), or (d) shall, subject to the limitations and requirements of applicable bankruptcy laws if the REP is a debtor in bankruptcy, select and implement one of the following options:

          (1) Allow the Provider of Last Resort ("POLR") or a qualified REP of the consumer's choosing to immediately assume the responsibility for the billing and collection of transition charges.

          (2) Immediately implement other mutually suitable and agreeable arrangements with the servicer. It is expressly understood that the servicer's ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the transition bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

          (3) Arrange that all amounts owed by retail consumers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay transition charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.

If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer shall immediately implement option (1), subject to the limitations and requirements of applicable bankruptcy laws if the REP is a debtor in bankruptcy. Upon re-establishment of compliance with the requirements set forth in Paragraphs
(b), (c) and (d) and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph.

          (F) INTEREST OF REPS (INCLUDING THE POLR) IN FUNDS HELD BY SERVICER. Any interest that a REP (including the POLR) may have in any funds in the hands of the

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 37 OF 83


servicer shall be junior and subordinate to any and all rights of the indenture trustee or the issuer to such funds.

          (G) BILLING BY PROVIDERS OF LAST RESORT, ETC. The POLR appointed by the Commission must meet the minimum credit rating or deposit/credit support requirements described in Paragraph (a) in addition to any other standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of transition charges will immediately be transferred to and assumed by the servicer until a new POLR can be named by the Commission or the consumer requests the services of a certified REP. Retail consumers may never be re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges they have paid their REP (although future transition charges shall reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in Paragraph (d) is the sole remaining past-due amount after the 45th calendar day, the REP shall not be required to comply with clauses (1), (2), or (3) of Paragraph (e), unless the penalty is not paid within an additional 30 calendar days.

          (H) DISPUTES. In the event that a REP disputes any amount of billed transition charges, the REP shall pay the disputed amount under protest according to the timelines detailed in Paragraph (d). The REP and servicer shall first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to the servicer at the Commission-approved interest rate. Disputes about the date of receipt of transition charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by the servicer on disputed amounts shall not be recovered through transition charges if it is determined that the servicer's claim to the funds is clearly unfounded. No interest shall be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to PURA Section 39.107.

          (I) METERING DATA.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 38 OF 83


     If the servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If the servicer is not providing the metering, the entity providing the metering services will be responsible for complying with Commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order with respect to billing and true ups.

          (J) CHARGE-OFF ALLOWANCE.

     The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. In the initial year, REPs will be allowed to remit payments based on the same charge-off percentage then being used by the REP to remit payments to the servicer in connection with transition charges related to transition bonds issued by CenterPoint Energy Transition Bond Company, LLC on October 24, 2001. On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:

     (1) The REP's right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing transition charges) have been written off.

     (2) The REP's recourse will be limited to a credit against future transition charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, BondCo or BondCo's funds for such payments.

     (2) The REP shall provide information on a timely basis to the servicer so that the servicer can include the REP's default experience and any subsequent credits into its calculation of the adjusted transition-charge rates for the next transition-charge billing period and the REP's rights to credits will not take effect until after such adjusted transition-charges rates have been implemented.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 39 OF 83


          (K) SERVICE TERMINATION.

     In the event that the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules. In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment in accordance with the applicable Commission rules.

61. The proposed billing and collection standards are the same as those adopted in Docket No. 21665 and currently applied by CenterPoint in its capacity as servicer under the transition bonds issued pursuant to the financing order in that docket.

62. The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of transition charges resulting from this Financing Order, are reasonable and will lower risks associated with the collection of transition charges and will result in lower transition bond charges and greater benefits to ratepayers. In addition, adoption of these standards will provide uniformity of standards for the billing and collection of transition charges for which CenterPoint acts as servicer. Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in Finding of Fact Nos. 59-60 should be approved.

6. TRANSITION BONDS

63. BondCo will issue and sell transition bonds in one or more series, and each series may be issued in one or more classes. The legal final maturity date of any series of transition bonds will not exceed 15 years from the date of issuance of such series. The legal final maturity date of each series and class within a series and amounts in each series will be finally determined by CenterPoint and the Commission's designated representative or financial advisor, consistent with market conditions and indications of the rating agencies, at the time the transition bonds are issued, but subject to ultimate Commission review through the issuance

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 40 OF 83


     advice letter process. CenterPoint will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning transition property arising under this Financing Order, or to cause the issuance of any transition bonds authorized in this Financing Order, subject to the right of the Commission's designated representative or financial advisor to participate in the structuring, marketing, and pricing of the transition bonds. BondCo will issue the transition bonds on or after the fifth business day after pricing of the transition bonds unless, prior to noon on the fourth business day following pricing of the bonds, the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

64. The application describes two alternative structures of the transition bonds with respect to the maturities and classes. The proposed structure of the transition bonds was designed to achieve the specific amortization pattern described in the application. The Commission finds that the proposed structure providing annual transition charges to residential customer that would be essentially level over the term of the transition bonds if the actual year-to-year changes in residential load match the changes forecast at the time the bonds are structured is in the public interest and should be used. The approved structure will facilitate competition, is reasonable and should be approved, provided that the weighted average interest rate for the bonds does not exceed 9.0% on an annual basis. This restriction is necessary to ensure that the stated economic benefits to ratepayers materialize. To further ensure benefits to ratepayers, the Commission's designated representative or financial advisor should be charged with the obligation to ensure on behalf of the Commission that the structure and pricing of the transition bonds results in the lowest transition bond charges consistent with market conditions and this Financing Order.

7. SECURITY FOR TRANSITION BONDS

65. The payment of the transition bonds and related charges authorized by this Financing Order is to be secured by the transition property created by this

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 41 OF 83


     Financing Order and by certain other collateral as described in the application. The transition bonds will be issued pursuant to the indenture administered by the indenture trustee. The indenture will include provisions for a collection account for each series and subaccounts for the collection and administration of the transition charges and payment or funding of the principal and interest on the transition bonds and other costs, including fees and expenses, in connection with the transition bonds, as described in CenterPoint's application. Pursuant to the indenture, BondCo will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the transition bonds in full and on a timely basis. The collection account will include the general subaccount, the overcollateralization subaccount, the capital subaccount, and the reserve subaccount, and may include other subaccounts.

A. THE GENERAL SUBACCOUNT

66. The indenture trustee will deposit the transition charge remittances that the servicer remits to the indenture trustee for the account of BondCo into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount. The indenture trustee will on a periodic basis apply moneys in this subaccount to pay expenses of BondCo, to pay principal and interest on the transition bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the transition bonds and all other components of the Periodic Payment Requirement (as defined in Finding of Fact No 94), and otherwise in accordance with the terms of the indenture.

B. THE OVERCOLLATERALIZATION SUBACCOUNT

67. The overcollateralization subaccount will be periodically funded from transition charge remittances over the life of the transition bonds. The aggregate amount

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 42 OF 83


     and timing of the actual funding will depend on tax and rating-agency requirements, and is expected to be not less than 0.5% of the original principal amount of the transition bonds and by the day before each scheduled payment date will be not less than 10% of the scheduled payment of principal and interest on the transition bonds. This subaccount will serve as collateral to ensure timely payment of principal and interest on the transition bonds and all other components of the Periodic Payment Requirement. To the extent that the overcollateralization subaccount must be drawn upon to pay any of these amounts due to a shortfall in the transition charge remittances, it will be replenished through future transition charge remittances to its required level through the true-up process. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the transition bonds and all other components of the Periodic Payment Requirement.

C. THE CAPITAL SUBACCOUNT

68.  When a series of transition bonds is issued, CenterPoint will make a capital contribution to BondCo for that series, which BondCo will deposit into the capital subaccount. The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of each series of transition bonds, although the actual amount will depend on tax and rating agency requirements. The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the transition bonds and all other components of the Periodic Payment Requirement. Any funds drawn from the capital account to pay these amounts due to a shortfall in the transition charge remittances will be replenished through future transition charge remittances. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the transition bonds and all other components of the Periodic Payment Requirement. Upon payment of the principal amount of all transition bonds and the discharge of all obligations that may be paid by use of
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PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 43 OF 83


     transition charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to CenterPoint. Investment earnings in this subaccount may be released earlier in accordance with the indenture.

69. The capital contribution to BondCo should be funded by CenterPoint. To ensure that ratepayers receive the appropriate benefit from the securitization approved in this Financing Order, the proceeds from the sale of the transition bonds that are used to retire or refund CenterPoint's debt and equity securities should not be offset by the amount of this capital contribution. Because CenterPoint funds the capital subaccount, CenterPoint should receive the investment earnings earned through the indenture trustee's investment of that capital and return of that capital after all transition bonds have been paid.

D. THE RESERVE SUBACCOUNT

70. The reserve subaccount will hold any transition charge remittances and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the indenture) in excess of the amounts needed to pay current principal and interest on the transition bonds and to pay other Periodic Payment Requirements (including, but not limited to, funding or replenishing the overcollateralization subaccount and the capital subaccount). Any balance in or allocated to the reserve subaccount on a true-up adjustment date will be subtracted from the Periodic Payment Requirements for purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the transition bonds and other Periodic Payment Requirements.

E. THE CLASS SUBACCOUNT

71. A class subaccount will be established for each floating-rate class of transition bonds upon issuance. On the business day preceding each payment date, the

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 44 OF 83


     trustee will allocate to the class subaccount from the general subaccount an amount equal to the gross fixed amount for the floating rate class on that payment date. On that day, any net swap payment will be paid to the related swap counterparty from the class subaccount, or any net swap receipt from the related swap counterparty will be deposited into the class subaccount. On the related payment date, amounts in the class subaccount will be paid as interest to the holders of the floating-rate transition bonds. In the event of a shortfall of funds in the class subaccount to make a net swap payment due the related swap counterparty and to pay interest on the floating-rate transition bonds, those amounts will be paid on a pro rata basis based on the relative amounts due in respect of the swap and the interest on that class. Any balance remaining in the class subaccount after payments have been made to the holders of the floating-rate transition bonds on a payment date will be transferred to the collection account for allocation on the next payment date.

8. GENERAL PROVISIONS

72. The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the transition bonds and all other components of the Periodic Payment Requirement. If the amount of transition charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the transition bonds and to make payment on all of the other components of the Periodic Payment Requirement, the reserve subaccount, the overcollateralization subaccount, and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the overcollateralization subaccount or the capital subaccount due to such withdrawals must be replenished first to the capital subaccount and then to the overcollateralization subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources (i.e., amounts received from REPs), or to be used for specified purposes. Such accounts will be administered and utilized as set
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PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 45 OF 83


     forth in the servicing agreement and the indenture. Upon the maturity of the transition bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to BondCo and equivalent amounts will be credited by CenterPoint to customers consistent with PURA Section 39.262(g).

73. The use of a collection account and its subaccounts in the manner proposed by CenterPoint is reasonable, will lower risks associated with the securitization and thus lower the costs to ratepayers, and should, therefore, be approved.

9. TRANSITION CHARGES--IMPOSITION AND COLLECTION, NONBYPASSABILITY, AND SELF-GENERATION

74. CenterPoint seeks authorization to impose on and collect from REPs transition charges in an amount sufficient to provide for the timely recovery of its qualified costs approved in this Financing Order (including payment of principal and interest on the transition bonds and ongoing costs related to the transition bonds).

75. Transition charges will be separately identified on bills presented to REPs.

76. If a REP does not pay the full amount it has been billed, the amount paid by the REP will first be proportioned between the transition charges and other fees and charges (including amounts billed and due in respect of transition charges associated with transition bonds issued under other financing orders), other than late fees, and second, any remaining portion of the payment will be attributed to late fees. This allocation will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

77. The transition bonds have an expected final maturity of not longer than 14 years. However, amounts may still need to be recovered after the expiration of the 14-year period. CenterPoint proposed that the transition charges related to a series of transition bonds will be recovered over a period of not more than 15 years from the date of issuance of that series of the transition bonds but that amounts due at or before the end of that period for services rendered during the 15-year period may be collected after the conclusion of the 15-year period.
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PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 46 OF 83


78. PURA Section 39.303(b) prohibits the recovery of transition charges for a period of time that exceeds 15 years. Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds. This restriction does not, however, prevent the recovery of amounts due at the end of such 15-year period for services rendered during such 15-year period.

79. CenterPoint will collect transition charges from REPs serving all existing and future retail consumers located within HL&P's service area as it existed on May 1, 1999, except as provided in Finding of Fact No. 80. In accordance with PURA Section 39.252(c), a retail consumer within such area may not avoid transition charges by switching to another electric utility, electric cooperative or municipally-owned utility after May 1, 1999. However, a consumer in a multiply-certificated service area that requested to switch providers on or before May 1, 1999, or was not taking service from HL&P on May 1, 1999, and does not do so after that date, will not be responsible for paying transition charges.

80. Except as provided by PURA Sections 39.262(k) and 39.252, as implemented by Substantive Rule 25.345, a retail consumer may not avoid the payment of transition charges by switching to new on-site generation. Pursuant to PURA
     Section 39.252(b)(2), if a consumer commences taking energy from new on-site generation that materially reduces the consumer's use of energy delivered through CenterPoint's facilities, the consumer will pay an amount each month computed by multiplying the output of the on-site generation utilized to meet the internal electrical requirements of the consumer by the applicable transition charges in effect for that month. Any reduction equivalent to more than 12.5% of the consumer's annual average use of energy delivered through CenterPoint's facilities will be considered material for this purpose. Payments of the transition charges owed by such consumers under PURA Section 39.252(b)(2) will be made to the servicer and will be collected in addition to any other charges applicable to services provided to the consumer through CenterPoint's facilities and any other competition transition charges applicable to self-generation under PURA
     Section 39.252.
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PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 47 OF 83


81. CenterPoint's proposal related to imposition and collection of transition charges is reasonable and is necessary to ensure collection of transition charges sufficient to support recovery of the qualified costs approved in this Financing Order and should be approved. It is reasonable to approve the form of CenterPoint's Schedule TC2 in this Financing Order and require that a tariff be filed before any transition bonds are issued pursuant to this Financing Order.

10. ALLOCATION OF QUALIFIED COSTS AMONG TEXAS RETAIL CONSUMERS

82. CenterPoint proposed to allocate the qualified costs to 15 transition charge classes. The transition charge classes contain the same billing classes and sub-classes that are charged under the existing Schedule TC approved by the Commission in Docket No. 21665, except that the two MGS distribution voltage sub-classes have been combined and that combined sub-class is billed on a per kWh basis.

83. CenterPoint proposed that a single allocation percentage be developed for each transition charge class and that such percentage and the procedures for adjusting such percentage be set forth in Schedule TC2. The proposed single allocation percentage, referred to as the periodic billing requirement allocation factor ("PBRAF"), will be developed as a weighted average of separate allocation percentages for several different categories of qualified costs based on a Periodic Billing Requirement as defined in Finding of Fact No. 94.

84. On January 14, 2005, parties filed a final Allocation Settlement Agreement that addressed the allocation of costs to be recovered through securitization and through a CTC. The agreement sets forth different allocation methods depending on whether the Commission approves a settlement fixing the amount to be securitized at greater than $1.75 billion, approves a settlement fixing the amount to be securitized at less than $1.75 billion, or does not approve a settlement establishing an overall amount of securitization.

85. The parties have not reached a settlement establishing an overall amount of securitization. Under these circumstances, the Allocation Settlement Agreement

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 48 OF 83


     allocates the amount to be securitized on the environmental allocator (as prescribed in PURA Section 39.253 and P.U.C. SUBSTANTIVE RULE 25.345(h)(3)(A)) and the stranded costs allocator approved in Docket No. 28252 in the same proportion as environmental and other stranded costs amounts as is found in Schedule I of the Order on Rehearing in Docket No. 29526.

86. The Allocation Settlement Agreement is reasonable, in the public interest and produces an allocation in compliance with PURA The Agreement is attached to this Financing Order as Appendix D.

87. Schedule TC2, as modified by the Stipulation Regarding Industrial Intra-Class Allocations, contains a series of formulas to adjust the class allocation factors if load losses within a given class or group of classes exceed specified thresholds or if there are additional load losses attributable to eligible generation as defined in Substantive Rule 25.345(c)(2). Schedule TC2 also contains procedures for adjusting the allocation percentages if stranded costs exceed $5 billion on a statewide basis.

88. Texas-New Mexico Power ("TNP"), a previous wholesale customer of CenterPoint, exited CenterPoint's system in 2001 before the start of retail competition. CenterPoint proposes to allocate portions of the following qualified costs to TNP: CenterPoint's portion of statewide stranded costs (as defined in PURA Section 39.253) in excess of $5 billion (if any), regulatory assets, deferred debits, the remainder of net book value of generation assets, market value of generation assets, interest, final fuel balance, and the capacity auction true-up balance. These qualified costs are directly applicable to TNP or allocable to TNP based on the time period in which TNP was CenterPoint's customer and the allocation to TNP proposed by CenterPoint should be approved.

89. The methodology for allocating qualified costs and developing the initial PBRAFs as described above is reasonable and appropriate and should be approved. That methodology will not be changed except in the limited circumstance where total retail stranded costs on a statewide basis exceed $5 billion as described in Part D of Section 6 of Schedule TC2.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 49 OF 83


90. The initial PBRAF for each transition charge class shall be calculated as set forth in the Allocation Settlement Agreement.

91. New consumers will be assigned to the transition charge classes listed in Schedule TC2, as amended, based on the definitions and procedures described in Schedule TC2, as amended.

92. The initial PBRAFs will remain in effect throughout the life of the transition bonds unless a modification is made pursuant to the allocation factor adjustment provisions in Section 6 of Schedule TC2 as amended. PBRAF adjustments should occur at the same time as adjustments to the allocation factors under Schedule TC.

93. The method of calculating and adjusting PBRAFs as set forth in the Allocation Settlement Agreement and the Stipulation Regarding Intra-Class Allocations and approved in this Financing Order comply with the requirements of PURA Section 39.253 and should be approved.

11. TRUE-UP OF TRANSITION CHARGES

94. Pursuant to PURA Section 39.307, the servicer of the transition bonds will make annual adjustments to the transition charges to:

          (a) correct any undercollections or overcollections, including without limitation any caused by REP defaults, during the preceding 12 months; and

          (b) ensure the billing of transition charges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and any other amounts due in connection with the transition bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with swap agreements and any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required pursuant to the waterfall of payments described in the application) during the period for which such adjusted transition charges are to be in effect.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 50 OF 83


     Such amounts are referred to as the "Periodic Payment Requirement" and the amounts necessary to be billed to collect such Periodic Payment Requirement are referred to as the "Periodic Billing Requirement." With respect to any series of transition bonds, the servicer will make true-up adjustment filings with the Commission at least annually, within 45 days of the anniversary of the date of the original issuance of the transition bonds of that series.

95. True-up filings will be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement (including scheduled principal and interest payments on the transition bonds) and the amount of transition charge remittances to the indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the Periodic Payment Requirements over the expected life of the transition bonds. In order to assure adequate transition charge revenues to fund the Periodic Payment Requirement and to avoid large overcollections and undercollections over time, the servicer will reconcile the transition charges using CenterPoint's most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of transaction-related expenses. The calculation of the transition charges will also reflect both a projection of uncollectible transition charges and a projection of payment lags between the billing and collection of transition charges based upon CenterPoint's and the REPs' most recent experience regarding collection of transition charges.

96. The servicer will make reconciliation adjustments in the manner described in Section 8 of Schedule TC2. For the residential consumer class it will:

          (a) allocate the upcoming period's Periodic Billing Requirement, including any undercollection or overcollection, including, without limitation, any caused by REP defaults, from the preceding period, based on the PBRAFs determined in accordance with Schedule TC2 approved in this Financing Order; and

          (b) divide the amount assigned to the residential consumer class in step (a) above by the appropriate forecasted billing units to determine the transition charge rate by class for the upcoming period.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 51 OF 83


97. For each of the Commercial and Industrial TC Groups as defined in Schedule TC2, an adjustment factor will be computed by dividing the sum of the existing rates times the forecasted billing determinants for each class in the group by the amount assigned to the group in step (a) above. For each class in a group, the transition charge for the upcoming period will be the product of the existing transition charge times the adjustment factor for the group in which that class resides.

12. INTERIM TRUE-UP

98. In addition to these annual true-up adjustments, true-up adjustments may be made by the servicer more frequently at any time during the term of the transition bonds to correct any undercollection or overcollection, as provided for in this Financing Order, in order to assure timely payment of transition bonds based on rating agency and bondholder considerations. In addition to the foregoing, either of the following two conditions may result in an interim true-up adjustment in the month prior to an upcoming transition bond principal payment date:

          (a) the servicer determines that collection of transition charges for the upcoming payment date would result in a difference that is greater than 5% in absolute value, between (i) the actual outstanding principal balances of the transition bonds plus amounts on deposit in the reserve subaccount and (ii) the outstanding principal balances anticipated in the target amortization schedule; or

          (b) to meet a rating agency requirement that any series of transition bonds be paid in full by the expected maturity date for any series of transition bonds that matures after a date determined mutually, at the time of pricing by CenterPoint and the Commission's designated personnel or financial advisor.

99. In the event an interim true-up is necessary, the interim true-up adjustment should be filed on the fifteenth day of the current month for implementation in the first billing cycle of the following month. In no event would such interim true-up adjustments occur more frequently than every three months if quarterly transition bond payments are required or every six months if semi-annual transition bond

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 52 OF 83


     payments are required; provided, however, that interim true-up adjustments for any transition bonds remaining outstanding during the fourteenth and fifteenth year after the bonds are issued may occur quarterly.

13. ADJUSTMENT TO PBRAFS

100. Schedule TC2, as modified by the Stipulation Regarding Industrial Intra-Class Allocations, contains detailed procedures for adjustment of PBRAFs to reflect load losses a transition charge class or group of transition charge classes may suffer and certain changes that may be ordered by the Commission.

101. A proceeding for the purpose of approving an allocation factor adjustment should be conducted in the following manner:

          (a) Any allocation factor adjustment will be made in conjunction with a standard, annual true up. Any such adjustment will be filed with the Commission at least 90 days before the date the proposed adjustment will become effective. The filing will contain the proposed changes to the transition charge rates, justification for such changes as necessary to specifically address the cause(s) of the adjustment and a statement of the proposed adjustment date.

          (b) Concurrently with the filing with the Commission, the servicer will notify all parties to this docket of the filing of the proposed adjustment.

          (c) The servicer will issue appropriate notice and the Commission will conduct a contested case proceeding on the allocation adjustment pursuant to PURA Section 39.003.

     The scope of the proceeding will be limited to determining whether the proposed adjustment complies with this Financing Order. In any true-up proceeding that involves the adjustment of the PBRAFs, all parties in the proceeding shall have the right to challenge the reasonableness of the forecasts of billing determinants proposed as a basis for adjusting the PBRAFs. The Commission will issue a final order by the proposed adjustment date stated in the filing. In the event that the Commission cannot issue an order by that date, the servicer will be permitted to implement its proposed changes. Any modifications subsequently ordered by the Commission will be made by the servicer in the next true-up filing.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 53 OF 83


102. The Stipulation and amended schedule TC2 provides for an additional true-up provision and adjustment to PBRAFs for the Industrial TC group. Under the Stipulation, the first 10% of load loss within an Industrial TC class is borne by that class, with the excess of load loss over 10% allocated to the remaining Industrial TC classes.

103. The Stipulation Regarding Industrial Intra-Class Allocation is reasonable, in the public interest, will have no effect on the allocation of costs to any non-industrial class, and protects consumers in industrial classes that experience precipitous load loss. The Stipulation is attached to this Financing Order as Appendix E.

104. The allocation adjustment procedures contained in Schedule TC2, as amended, are necessary to avoid inequities, are reasonable, and should be adopted.

14. ADDITIONAL TRUE-UP PROVISIONS

105. The true-up adjustment filing will set forth the servicer's calculation of the true-up adjustment to the transition charges. Except for the allocation adjustment described in Findings of Fact Nos. 100 through 102, the Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer's adjustment. Except for the allocation adjustment described above, any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than 15 days after filing. Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.

106. The true-up procedures contained in Schedule TC2, as modified by the Stipulation Regarding Industrial Intra-Class Allocations, are reasonable and will reduce risks related to the transition bonds, resulting in lower transition bond charges and greater benefits to ratepayers and should be approved.

107. The broad-based nature of the true-up mechanism and the pledge of the State of Texas embodied in PURA Section 39.310, along with the bankruptcy remoteness of the special purpose entity and the collection account, will serve to effectively

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 54 OF 83


     eliminate for all practical purposes and circumstances any credit risk associated with the transition bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due).

15. DESIGNATED REPRESENTATIVE OR FINANCIAL ADVISOR

108. In order to ensure, as required by PURA Section 39.301, that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, the Commission finds that it is necessary for the Commission, acting through its designated representative or financial advisor, to have a decision-making role co-equal with CenterPoint with respect to the structuring and pricing of the transition bonds and that all matters relating to the structuring and pricing of the transition bonds shall be determined through a joint decision of CenterPoint and the Commission's designated representative or financial advisor. The primary responsibilities of the Commission's designated representative or financial advisor are to ensure that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

109. To properly advise the Commission, any financial advisor to the Commission must not participate in the underwriting of the transition bonds and its fee should not be based upon a percentage of the transition bond issuance. Its role should be limited to advising the Commission or acting on behalf of the Commission regarding the structuring, marketing, and pricing of the transition bonds. The Commission's designated representative or financial advisor must, however, have an integral role in the structuring, marketing, and pricing of the transition bonds in order to provide competent advice to the Commission. This requires the Commission's designated representative or financial advisor to participate fully and in advance in all plans and decisions related to the structuring, marketing, and pricing of the transition bonds and that it be provided timely information as necessary to fulfill its obligation to advise the Commission in a timely manner (including, but not limited to, information prepared for the benefit of rating agencies and information prepared for use in marketing the transition bonds to

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 55 OF 83


     investors). The financial advisor's fee and fees of any attorneys or other professionals hired to assist the financial advisor or the Commission are determined pursuant to the Commission's contract with the financial advisor or other professionals and will be included in the up-front qualified costs that may be securitized.

110. The Commission's financial advisor or designated representative shall require a certificate from the bookrunning underwriter(s) confirming that the structuring, marketing, and pricing of the transition bonds resulted in the lowest transition bond charges consistent with market conditions and the terms of this financing order.

111. CenterPoint submitted draft transaction documents with its application, specifically forms of the Administration Agreement, the Indenture Agreement, the LLC Agreement, S-3 Registration Statement, Servicing Agreement, Transition Property Sale Agreement, and Term Sheet (attachments 2A, 2C, 2D, 2E, 2F, 2G, and Attachment 3, respectively). These draft documents have not been reviewed or approved by the Commission. The Commission's financial advisor or designated representative shall review and comment on these documents before they are finalized.

16. LOWEST TRANSITION BOND CHARGES

112. CenterPoint has proposed a transaction structure that is expected to include (but is not limited to):

          (a) the use of BondCo as issuer of the transition bonds, limiting the risks to transition bond holders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

          (b) the right to impose and collect transition charges that are nonbypassable and which must be trued-up at least annually, but may be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other ongoing transaction costs;

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 56 OF 83


          (c) additional collateral in the form of a collection account which includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the transition bonds and an overcollateralization subaccount in which funds build up over time to equal not less than an additional 0.5% of the original principal amount of the transition bonds and, as of the day before any scheduled payment date, amounts on deposit in such account will equal at least 10% of the next scheduled payment of principal and interest on the transition bonds, and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the Internal Revenue Service ("IRS") requirements that must be met to receive the desired federal income tax treatment for the transition bond transaction;

          (d) protection of transition bondholders against potential defaults by a servicer or REPs that are responsible for billing and collecting the transition charges from existing or future retail consumers;

          (e) benefits for federal income tax purposes including: (i) the transfer of the rights under this Financing Order to BondCo not resulting in gross income to CenterPoint Energy and the future revenues under the transition charges being included in CenterPoint Energy's gross income under its normal method of accounting, (ii) the issuance of the transition bonds and the transfer of the proceeds of the transition bonds to CenterPoint not resulting in gross income to CenterPoint Energy and (iii) the transition bonds constituting obligations of CenterPoint Energy;

          (f) the transition bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors' preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, type of interest (fixed or variable) and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the transition bonds;

          (g) participation by the Commission, acting through its designated representative or financial advisor, on an equal basis with CenterPoint in

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 57 OF 83


     determining the structuring, marketing, and pricing of the transition bonds, which will help to ensure that benefits to ratepayers as the result of securitization are realized; and

          (h) hedging and swap agreements used to mitigate the risk of future rate increases if CenterPoint and the Commission's designated representative or financial advisor jointly determine that it is prudent to enter into these types of agreements.

113. CenterPoint's proposed transaction structure is necessary to enable the transition bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, ensures the greatest benefit to ratepayers consistent with market conditions and the terms of this Financing Order, and protects the competitiveness of the retail electric market.

114. To ensure that ratepayers receive the tangible and quantifiable economic benefits due from the proposed securitization and so that the proposed transition bond transaction will be consistent with the standards set forth in PURA Sections 39.301 and 39.303, it is necessary that (i) the effective annual weighted average interest rate of the transition bonds, excluding up-front qualified and ongoing qualified costs, does not exceed 9.0%, (ii) the expected final maturity of the last class of transition bonds does not exceed 14 years (although the legal final maturity of the transition bonds may extend to 15 years), (iii) the level payment pattern of the transition bonds is structured to produce level rates over the term of the bonds, and
     (iv) CenterPoint otherwise satisfies the requirements of this Financing Order.

115. To allow the Commission to fulfill its obligations under PURA related to the securitization approved in this Financing Order, it is necessary for CenterPoint, for each series of transition bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest transition bond charges consistent with market conditions at the time that the transition bonds are priced and the terms (including the specified amortization pattern) of this Financing

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 58 OF 83


     Order and, if additional credit enhancements or arrangements to enhance marketability or reduce interest rate risks were used, to certify that they are expected to provide benefits in excess of their cost as required by Finding of Fact No. 46 of this Financing Order.

                               D. USE OF PROCEEDS

116. Upon the issuance of transition bonds, BondCo will use the net proceeds from the sale of the transition bonds (after payment of transaction costs) to pay to CenterPoint the purchase price of the transition property.

117. The net proceeds from the sale of the transition property (after payment of transaction costs) will be applied to reduce the debt and/or common equity on the regulatory books of CenterPoint. CenterPoint agreed not to use the net proceeds to repay the $303 million intracompany payable owed by CenterPoint Houston to CenterPoint Energy, Inc.

118. Through the steps described in Findings of Fact Nos. 116 and 117, the net proceeds from the sale of transition bonds will be used solely to retire existing debt and/or common equity of CenterPoint and will result in a reduction in CenterPoint's recoverable transition costs as determined in Docket No. 29526.

                             IV. CONCLUSIONS OF LAW

1. CenterPoint is a public utility, as defined in PURA Section 11.004, and an electric utility, as defined in PURA Section 31.002(6).

2. CenterPoint is entitled to file an application for a financing order under PURA Section 39.301.

3. The Commission has jurisdiction and authority over CenterPoint's application pursuant to PURA Sections 14.001, 32.001, 39.201 and 39.301-.313.

4. The Commission has authority to approve this Financing Order under Subchapters E, F and G of Chapter 39 of PURA.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 59 OF 83


5. Notice of CenterPoint's application was provided in compliance with the Administrative Procedure Act(40) and Procedural Rules 22.54 and 22.55.

6. This application does not constitute a major rate proceeding as defined by P.U.C. Procedural Rule 22.2.

7. Only the retail portion of regulatory assets may be recovered through a transition charge assessed against retail consumers.

8. BondCo will be an assignee as defined in PURA Section 39.302(1) when an interest in transition property is transferred, other than as security, to BondCo.

9. The holders of the transition bonds and the indenture trustee will each be a financing party as defined in PURA Section 39.302(3).

10.  BondCo may issue transition bonds in accordance with this Financing Order.

11. The securitization approved in this Financing Order satisfies the requirement of PURA Section 39.301 dictating that the proceeds of the transition bonds shall be used solely for the purposes of reducing the amount of recoverable regulatory assets and stranded costs through the refinancing or retirement of utility debt and/or equity.

12. The securitization approved in this Financing Order satisfies the requirement of PURA Section 39.301 mandating that the securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of transition bonds. Consistent with fundamental financial principles, this requirement in PURA
     Section 39.301 can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over a 14-year period the present value of the revenue requirement associated with use of a competition transition charge (which is the alternative recovery method permitted under PURA to recover stranded costs and regulatory assets and reflects conventional utility financing) with the present value of the revenue required under securitization is an appropriate economic

----------
(40) TEX. GOV'T CODE ANN. Sections 2001.001-901 (Vernon 2000).

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 60 OF 83


     analysis to demonstrate whether securitization provides economic benefits to ratepayers.

13. BondCo's issuance of the transition bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of PURA Section 39.301 prescribing that the structuring and pricing of the transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

14. The amount approved in this Financing Order for securitization does not exceed the present value of the revenue requirement over the life of the transition bonds approved in this Financing Order that are associated with the costs sought to be securitized, as required by PURA Section 39.301.

15. The securitization approved in this Financing Order satisfies the requirements of PURA Section 39.303(a) directing that the total amount of revenues to be collected under this Financing Order be less than the revenue requirement that would be recovered using conventional financing methods (which, in the case of the balance at issue in this proceeding, is a competition transition charge) and that this Financing Order be consistent with the standards of PURA Section 39.301.

16. The stranded costs balance as determined in Docket No. 29526 accrues interest from August 31, 2004 through the date of issuance of the transition bonds. CenterPoint may securitize interest accrued during this period.

17. CenterPoint may securitize the principal portion of EMCs that it pays through the earlier of the date the EMCs are terminated or the transition bonds are issued.

18. This Financing Order adequately details the amount to be recovered and the period over which CenterPoint will be permitted to recover nonbypassable transition charges in accordance with the requirements of PURA Section 39.303(b). Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds. This provision does not preclude the servicer from recovering transition charges attributable to

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 61 OF 83


     service rendered during the 15-year period but remaining unpaid at the end of the 15-year period.

19. The method approved in this Financing Order for collecting and allocating the transition charges satisfies the requirements of PURA Sections 39.303(c) and 39.253.

20. As provided in PURA Section 39.303(d), this Financing Order, together with the transition charges authorized by this Financing Order, is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Commission, except for the true-up procedures approved in this Financing Order, as required by PURA Section 39.307; provided, however, that such irrevocability shall not preclude the Commission from extending the deadline for issuance of transition bonds if requested to do so by CenterPoint.

21. As provided in PURA Section 39.304(a), the rights and interests of CenterPoint or its successor under this Financing Order, including the right to impose, collect and receive the transition charges authorized in this Financing Order, are assignable and shall become transition property when they are first transferred to BondCo.

22. The rights, interests and property conveyed to BondCo in the Sale Agreement and the related Bill of Sale, including the irrevocable right to impose, collect and receive transition charges and the revenues and collections from transition charges are "transition property" within the meaning of PURA Sections 39.302(8) and 39.304.

23. Transition property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the transition charges depend on further acts by CenterPoint or others that have not yet occurred, as provided by PURA
     Section 39.304(b).

24. All revenues and collections resulting from the transition charges will constitute proceeds only of the transition property arising from this Financing Order, as provided by PURA Section 39.304(c).

25. Upon the transfer by CenterPoint of the transition property to BondCo, BondCo will have all of the rights, title and interest of CenterPoint with respect to such

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 62 OF 83


     transition property including the right to impose, collect and receive the transition charges authorized by the Financing Order.

26. The transition bonds issued pursuant to this Financing Order will be "transition bonds" within the meaning of PURA Section 39.302(6) and the transition bonds and holders thereof are entitled to all of the protections provided under Subchapter G of Chapter 39 of PURA.

27. The transition charges paid by the REPs to the servicer as transition charges pursuant to this Financing Order are "transition charges" as defined in PURA Section 39.302(7).

28. The amounts collected from retail consumers who purchase electricity from a REP are "transition charges" as defined in PURA Section 39.302(7), to the extent that such amounts are attributable to transition charges billed to the REPs by the servicer, whether such charges are set out as a separate line-item on the retail consumer's bill or not.

29. Any payment of transition charges by a retail consumer to its REP or directly to the servicer will discharge the retail consumer's obligations in respect of that payment, but will not discharge the obligations of any REP to remit such payments to the servicer of the transition bonds on behalf of BondCo or an assignee or its obligations to pay amounts determined through subsequent true-up adjustments.

30. As provided in PURA Section 39.305, the interests of an assignee, the holders of transition bonds, and the indenture trustee in transition property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by CenterPoint or any other person or in connection with the bankruptcy of CenterPoint or any other entity.

31. The methodology approved in this Financing Order to true-up the transition charges satisfies the requirements of PURA Section 39.307.

32. If and when CenterPoint transfers to BondCo the right to impose, collect, and receive the transition charges and to issue the transition bonds, the servicer will be

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 63 OF 83


     able to recover the transition charges associated with such transition property only for the benefit of BondCo and the holders of the transition bonds in accordance with the servicing agreement.

33. If and when CenterPoint transfers its rights under this Financing Order to BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of PURA Section 39.308, then, pursuant to that statutory provision, that transfer will be a true sale of an interest in transition property and not a secured transaction or other financing arrangement and title, legal and equitable, to the transition property will pass to BondCo. As provided by PURA Section 39.308, this true sale shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties' agreement, including the seller's retention of an equity interest in the transition property, CenterPoint's role as the collector of transition charges relating to the transition property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

34. As provided in PURA Section 39.309(b), a valid and enforceable lien and security interest in the transition property in favor of the holders of the transition bonds or a trustee on their behalf will be created by this Financing Order and the execution and delivery of a security agreement with the holders of the transition bonds or a trustee on their behalf in connection with the issuance of the transition bonds. The lien and security interest will attach automatically from the time that value is received for the transition bonds and, on perfection through the filing of notice with the Secretary of State in accordance with the rules prescribed by the Secretary of State under PURA Section 39.309(d), will be a continuously perfected lien and security interest in the transition property and all proceeds of the transition property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

35. As provided in PURA Section 39.309(c), the transfer of an interest in transition property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Financing Order becomes effective,

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 64 OF 83


     transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the Secretary of State under PURA Section 39.309(d); provided, however, that if notice of the transfer has not been filed in accordance with this process within 10 days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed. The transfer to BondCo of CenterPoint's rights under this Financing Order will be a transfer of an interest in transition property for purposes of PURA Section 39.309(c).

36. As provided in PURA Section 39.309(e), the priority of a lien and security interest perfected in accordance with PURA Section 39.309 will not be impaired by any later change in the transition charges pursuant to PURA
     Section 39.307 or by the commingling of funds arising from transition charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a financing party. To the extent that transition charges are not collected separately from other funds owed by REPs, the amounts to be remitted to such segregated account for an assignee or a financing party may be determined according to system-wide charge off percentages, collection curves or such other reasonable methods of estimation, as are set forth in the servicing agreement.

37. As provided in PURA Section 39.309(e), if transition property is transferred to an assignee, any proceeds of the transition property will be treated as held in trust for the assignee.

38. As provided in PURA Section 39.309(f), if a default or termination occurs under the transition bonds, the financing parties or their representatives may foreclose on or otherwise enforce their lien and security interest in any transition property as if they were secured parties under Chapter 9, Texas Business and Commerce Code, and, upon application by or on behalf of the financing parties, the Commission may order that amounts arising from the transition charges be transferred to a separate account for the financing parties' benefit, to which their lien and security interest may apply.
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PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 65 OF 83


39. As provided in PURA Section 39.309(f), if a default or termination occurs under the transition bonds, on application by or on behalf of the financing parties, a district court of Travis County, Texas shall order the sequestration and payment to those parties of revenues arising from the transition charges.

40. As provided by PURA Section 39.310, the transition bonds authorized by this Financing Order are not a debt or obligation of the State of Texas and are not a charge on its full faith and credit or taxing power.

41. Pursuant to PURA Section 39.310, the State of Texas has pledged for the benefit and protection of all financing parties and CenterPoint, that it will not take or permit any action that would impair the value of transition property, or, except as permitted by PURA Section 39.307, reduce, alter or impair the transition charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the transition bonds have been paid and performed in full. BondCo, in issuing transition bonds, is authorized pursuant to PURA Section
     39.310 and this Financing Order to include this pledge in any documentation relating to the transition bonds.

42. As provided in PURA Section 39.311, transactions involving the transfer and ownership of the transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.

43. This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of CenterPoint, its successors, or assignees.

44. CenterPoint retains sole discretion regarding whether or when to assign, sell or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or, subject to the approval of the Commission acting through its designated representative or financial advisor, to cause the issuance of any transition bonds authorized by this Financing Order.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 66 OF 83


45. This Financing Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal except as expressly provided in PURA Section 39.303(f). The finality of this Financing Order is not impaired in any manner by the participation of the Commission through its designated representative or financial advisor in any decisions related to issuance of the transition bonds or by the Commission's review of or issuance of an order related to the issuance advice letter required to be filed with the Commission by this Financing Order.

46. This Financing Order meets the requirements for a financing order under Subchapter G of Chapter 39 of PURA.

47. The true-up mechanism and all other obligations of the State of Texas, and the Commission set forth in this Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the transition bonds and are legally enforceable against the State of Texas and the Commission.

                             V. ORDERING PARAGRAPHS

     Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above, this Commission orders:

                                   A. APPROVAL

1. APPROVAL OF APPLICATION. The application of CenterPoint Energy Houston Electric, LLC for the issuance of a financing order under PURA Section 39.303, is approved, as provided in this Financing Order.

2. AUTHORITY TO SECURITIZE. CenterPoint is authorized to issue transition bonds with a principal amount equal to (1) the sum of stranded costs, interest on stranded costs accrued until August 31, 2004, EMCs paid up to August 31, 2004, and regulatory assets not already securitized as determined in Docket No. 29526 ($1,493,747,264) plus (a) the amount of excess mitigation credits provided by CenterPoint after August 31, 2004 through the date of issuance of the transition bonds or the date of termination of EMCs, whichever is earlier, (b) interest on stranded costs accrued after August 31, 2004 through the date of issuance of the transition bonds and (c) up-front qualified costs subject to the caps set forth in

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 67 OF 83


     Appendix C, as adjusted as provided for in this Financing Order. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) and such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the final up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized or exceed the aggregate cap on upfront costs as set out on Appendix C, adjusted as provided in this Financing Order, CenterPoint may request recovery of the remaining up-front qualified costs through a surcharge to CenterPoint Houston's rates for transmission and distribution service.

3. RECOVERY OF TRANSITION CHARGES. CenterPoint shall impose on, and the servicer shall collect from, REPs, as provided in this Financing Order, transition charges in an amount sufficient to provide for the timely recovery of its aggregate qualified costs detailed in this Financing Order (including payment of principal and interest on the transition bonds). REPs shall pay the transition charges billed to them whether or not they collect the transition charges from their retail consumers.

4. ISSUANCE ADVICE LETTER. CenterPoint shall submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of pricing the transition bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff shall provide CenterPoint comments and recommendations regarding the adequacy of the information provided. Within 24 hours after pricing of the transition bonds and prior to issuance of the transition bonds, CenterPoint, in consultation with the Commission acting through its designated representative or financial advisor, shall file with the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as Appendix A to this Financing Order. As part of the issuance advice

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 68 OF 83


     letter, an officer of CenterPoint shall provide a certification worded precisely as the statement in the form of issuance advice letter approved by the Commission. The issuance advice letter shall be completed and evidence the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued, and shall certify to the Commission that the structure and pricing of that series results in the lowest transition bond charges consistent with market conditions at the time that the transition bonds are priced, and the terms set out in this Financing Order. In addition, if original issue discount, additional credit enhancements, or arrangements to reduce interest rate risks or enhance marketability are used, the issuance advice letter shall include certification that the original issue discount, additional credit enhancements, or other arrangements are reasonably expected to provide benefits as required by this Financing Order. All amounts which require computation shall be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule TC2 approved in this Financing Order. Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter shall be included with such letter. The Commission's review of the issuance advice letter shall be limited to the arithmetic accuracy of the calculations and to compliance with PURA, this financing order, and the requirements that are contained in the issuance advice letter. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with PURA and the financing order.

5. APPROVAL OF TARIFF. The form of the Schedule TC2 tariff attached as Appendix B to this order is approved. Prior to the issuance of any transition bonds under this Financing Order, CenterPoint shall file a tariff that conforms to the form of the Schedule TC2 tariff attached to this Financing Order.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 69 OF 83


                              B. TRANSITION CHARGES

6. IMPOSITION AND COLLECTION. CenterPoint is authorized to impose on, and the servicer is authorized to collect from, REPs, as provided in this Financing Order, transition charges in an amount sufficient to provide for the timely recovery of the aggregate Periodic Payment Requirements (including payment of principal and interest on the transition bonds), as approved in this Financing Order. If there is a shortfall in payment of an amount billed, the amount paid shall first be proportioned between the transition charges and other fees and charges (including transition charges attributable to the transition bonds issued in October 2001 pursuant to the financing order in Docket 21665), other than late fees, and second, any remaining portion of the payment shall be attributed to late fees.

7. BONDCO'S RIGHTS AND REMEDIES. Upon the transfer by CenterPoint of the transition property to BondCo, BondCo shall have all of the rights, title and interest of CenterPoint with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail consumer in respect of the transition property.

8. COLLECTOR OF TRANSITION CHARGES. CenterPoint or any subsequent servicer of the transition bonds shall bill a consumer's REP for the transition charges attributable to that consumer and the REP shall pay to the servicer of the transition bonds the amount billed for transition charges less the applicable charge-off allowance as provided in Findings of Fact No. 60(j) whether or not the REP has collected the transition charges from its customers.

9. COLLECTION PERIOD. The transition charges related to a series of transition bonds shall be designed to be collected over the expected 14-year life of the transition bonds. However, to the extent that any amounts are not recovered at the end of this 14-year period, CenterPoint may continue to recover them over a period ending not more than 15 years from the date of issuance of that series of transition bonds. Amounts remaining unpaid after this 15-year period may be recovered but

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 70 OF 83


     only to the extent that the charges are attributable to services rendered during the 15-year period.

10. ALLOCATION. The Allocation Settlement Agreement is reasonable, in the public interest, compliant with PURA, and is approved. CenterPoint shall allocate the transition charges among consumer classes in the manner described in this order and in the Allocation Settlement Agreement, attached as Appendix D to this Financing Order.

11. NONBYPASSABILITY. CenterPoint and any other entity providing electric transmission or distribution services and any REP providing services to any retail consumer within HL&P's certificated service area as it existed on May 1, 1999, are entitled to collect and must remit, consistent with this Financing Order, the transition charges from such retail consumers and, except as provided under PURA Sections 39.252(b) and 39.262(k), as implemented by Substantive Rule 25.345, from retail consumers that switch to new on-site generation, and such retail consumers are required to pay such transition charges. The Commission will ensure that such obligations are undertaken and performed by CenterPoint, any other entity providing electric transmission or distribution services within HL&P's certificated service area as of May 1, 1999 and any REP providing services to any retail consumer within such certificated service area.

12. TRUE-UPS. True-ups of the transition charges, including any required adjustments to PBRAFs, shall be undertaken and conducted as described in Schedule TC2, as amended by the Stipulation Regarding Industrial Intra-Class Allocations. The servicer shall file the adjustment in a compliance docket and shall give notice of the filing to all parties in this docket.

13. NON-STANDARD TRUE-UP: The Stipulation Regarding Industrial Intra-Class Allocations is reasonable, in the public interest, compliant with PURA, and is approved.

14. OWNERSHIP NOTIFICATION. Any entity that bills transition charges to retail consumers shall, at least annually, provide written notification to each retail consumer for which the entity bills transition charges that the transition charges

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 71 OF 83


     are the property of BondCo and not of the entity issuing such bill. In addition, the entity that bills transition charges to retail consumers shall include on its invoices a statement that all or part of the receivable reflected on the invoice has been or may be assigned.

                               C. TRANSITION BONDS

15. ISSUANCE. BondCo is authorized to issue transition bonds as specified in this Financing Order. The aggregate amount of other qualified costs described in Appendix C that may be recovered directly through the transition charges shall be limited as provided in Appendix C.

16. CenterPoint may not securitize greater than $12,700,000 in upfront costs. This amount reflects a cap on CenterPoint's securitizable up-front qualified costs and a $1 million cap on the Commission's financial advisor fee. The Commission will update the cap with respect to the SEC Filing Fee and Underwriter's Fee if these amounts deviate from those listed in Appendix C as a result of an increase in the size of the transition bond issuance. This cap on up-front qualified costs does not apply to costs associated with original issue discount, interest rate swaps, or other credit enhancements as discussed in Ordering Paragraph No. 22. These costs are not capped by this Financing Order.

17. CenterPoint may recover no more than $1,055,500 in ongoing costs per year through its TC, as reflected in Appendix C. This amount is subject to updating if any component of the fee is greater than stated in Appendix C as a result of an increase in the size of the transition bond issuance. This cap on ongoing qualified costs does not apply to costs associated with original issue discount, interest rate swaps, or other credit enhancements as discussed in Ordering Paragraph No. 22. These costs are not capped by this Financing Order.

18. REFINANCING. CenterPoint or any assignee may apply for one or more new financing orders pursuant to PURA Section 39.303(g).

19. COLLATERAL. All transition property and other collateral shall be held and administered by the indenture trustee pursuant to the indenture as described in

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 72 OF 83


     CenterPoint's application. BondCo shall establish a collection account with the indenture trustee as described in the application and Findings of Fact Nos. 65-72. Upon payment of the principal amount of all transition bonds and the discharge of all obligations in respect thereof, all amounts in the collection account, other than amounts in the capital subaccount, including investment earnings therein, shall be released to by the indenture trustee to the servicer. CenterPoint shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of ratepayers.

20. DISTRIBUTION FOLLOWING REPAYMENT. Following repayment of the transition bonds authorized in this Financing Order and release of the funds held by the trustee, the servicer, on behalf of BondCo, shall distribute to REPs and other entities responsible for collection of transition charges from retail ratepayers, the final balance of the overcollateralization, general, reserve, class and all other subaccounts (except the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other qualified costs have been paid. The amounts shall be distributed to each REP and other entity that paid Schedule TC2 transition charges during the last 12 months that the Schedule TC2 transition charges were in effect. The amount paid to each REP and the other entity shall be determined by multiplying the total amount available for distribution by a fraction, the numerator of which is the total Schedule TC2 transition charges paid by the REP and the other entity during the last 12 months Schedule TC2 charges were in effect and the denominator of which is the total Schedule TC2 transition charges paid by all REPs and other entities responsible for collection of transition charges from retail ratepayers during the last 12 months the Schedule TC2 transition charges were in effect.

21. FUNDING OF CAPITAL SUBACCOUNT. The capital contribution by CenterPoint to BondCo to be deposited into the capital subaccount shall, with respect to each series of transition bonds, be funded by CenterPoint and not from the proceeds of the sale of transition bonds. Upon payment of the principal amount of all

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 73 OF 83


     transition bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, including investment earnings, shall be released to BondCo. Investment earnings in this subaccount may be released earlier in accordance with the indenture.

22. ORIGINAL ISSUE DISCOUNT, CREDIT ENHANCEMENT AND SWAPS. CenterPoint may provide original issue discount or provide for various forms of credit enhancement including letters of credit, reserve accounts, and surety bonds, and other mechanisms designed to promote the credit quality or marketability of the transition bonds and may enter into swap, hedging or other arrangements to mitigate the risk of an increase in interest rates if floating rate bonds are issued. The decision to use such arrangements to enhance credits, promote marketability or reduce interest rate risks shall be made in conjunction with the Commission acting through its designated representative or financial advisor. CenterPoint may include the costs of original issue discount, credit enhancements, swaps or other arrangements to promote credit quality, marketability or mitigate interest rate risks as qualified costs only if CenterPoint certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed with by the Commission's designated representative or financial advisor. CenterPoint shall not be required to enter any arrangements to promote credit quality, marketability or mitigate interest rate risks unless all related costs and liabilities can be included in qualified costs. CenterPoint and the Commission's designated representative or financial advisor shall evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the quantifiable benefits test. This Ordering Paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

23. ANNUAL WEIGHTED AVERAGE INTEREST RATE OF BONDS. The effective annual weighted average interest rate of the transition bonds, excluding up-front and ongoing costs, shall not exceed 9.0% on an annual basis.

24. LIFE OF BONDS. The expected final maturity of the transition bonds authorized by this Financing Order shall not exceed 15 years.

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 74 OF 83


25. AMORTIZATION SCHEDULE. The Commission approves, and the transition bond shall be structured to provide, a transition charge that is level over the period of recovery if the actual year-to-year changes in residential load match the changes forecast at the time the bonds are structured.

26. COMMISSION PARTICIPATION IN BOND ISSUANCE. The Commission, acting through its designated representative or financial advisor, shall participate directly with CenterPoint in negotiations regarding the structuring, marketing, and pricing, and shall have equal rights with CenterPoint to approve or disapprove the proposed pricing, marketing and structuring of the transition bonds. The Commission's designated representative or financial advisor shall have the right to participate fully and in advance regarding all aspects of the structuring, marketing, and pricing of the transition bonds (and all parties shall be notified of the designated representative's or financial advisor's role) and shall be provided timely information that is necessary to fulfill its obligation to the Commission. The Commission directs its designated representative or financial advisor to veto any proposal that does not comply in any material respect with the criteria established in this Financing Order. The Commission's designated representative or financial advisor shall ensure that the structuring, marketing, and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions that exist at the time and with the terms of this Financing Order. The Commission's designated representative or financial advisor shall inform the Commission of any items that, in the designated representative's or financial advisor's opinion, are not reasonable. The Commission's designated representative or financial advisor shall notify CenterPoint and the Commission no later than 12:00 p.m. CST on the second business day after the Commission's receipt of the issuance advice letter for each series of transition bonds whether the structuring, marketing, and pricing of that series of transition bonds comply with the criteria established in this Financing Order.

27. USE OF BONDCO. CenterPoint shall use BondCo, a special purpose entity as proposed in its application, in conjunction with the issuance of any transition bonds authorized under this Financing Order. BondCo shall be funded with an

PUC DOCKET NO. 30485             FINANCING ORDER                   PAGE 75 OF 83


     amount of capital that is sufficient for BondCo to carry out its intended functions and to avoid the possibility that CenterPoint would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo.

                                  D. SERVICING

28. SERVICING AGREEMENT. The Commission authorizes CenterPoint to enter into the servicing agreement with BondCo and to perform the servicing duties approved in this Financing Order. Without limiting the foregoing, in its capacity as initial servicer of the transition property, CenterPoint is authorized to calculate, bill and collect for the account of BondCo, the transition charges initially authorized in this Financing Order, as adjusted from time to time to meet the Periodic Payment Requirements as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the periodic true-ups described in this Financing Order. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that, as set forth in Appendix C, (i) the annual servicing fee payable to CenterPoint while it is serving as servicer (or to any other servicer affiliated with CenterPoint) shall not at any time exceed 0.05% of the original principal amount of the transition bonds. The annual servicing fee payable to any other servicer not affiliated with CenterPoint shall not at any time exceed 0.6% of the original principal amount of the transition bonds unless such higher rate is approved by the Commission pursuant to Ordering Paragraph No. 29.

29. REPLACEMENT OF CENTERPOINT AS SERVICER. Upon the occurrence of an event of default under the servicing agreement relating to servicer's performance of its servicing functions with respect to the transition charges, the financing parties may replace CenterPoint as the servicer in accordance with the terms of the servicing agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in Ordering Paragraph No. 28, the replacement servicer shall not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 76 OF 83


     Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace CenterPoint as the servicer in any of its servicing functions with respect to the transition charges and the transition property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the transition bonds to be suspended, withdrawn, or downgraded.

30. AMENDMENT OF AGREEMENTS. The parties to the servicing agreement, indenture, and sale agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall increase the ongoing qualified costs without the approval of the Commission. Any amendment that does not increase the ongoing qualified costs shall be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing ongoing qualified costs shall be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the ongoing qualified costs. The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

31. COLLECTION TERMS. The servicer shall remit collections of the transition charges to BondCo or the indenture trustee for BondCo's account in accordance with the terms of the servicing agreement.

32. CONTRACT TO PROVIDE SERVICE. To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee, CenterPoint shall enter into a contract with that assignee that requires CenterPoint to continue to operate its transmission and distribution system in order to provide electric services to CenterPoint's customers; provided, however, that this provision shall not prohibit CenterPoint from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 77 OF 83


     so long as the entities acquiring such system agrees to continue operating the facilities to provide electric service to CenterPoint's customers.

                          E. RETAIL ELECTRIC PROVIDERS

33. REP BILLING AND CREDIT STANDARDS. The Commission approves the REP standards detailed in Finding of Fact Nos. 58 through 62. These proposed REP standards relate only to the billing and collection of transition charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with CenterPoint to have CenterPoint bill and collect transition charges from retail consumers. REPs may contract with parties other than CenterPoint to bill and collect transition charges from retail consumers, but such REPs shall remain subject to these standards. Upon adoption of any amendment to the rules governing REP standards as set out in Substantive Rule 25.108, the Commission staff shall initiate a proceeding to investigate the need to modify the standards adopted in this Financing Order to conform to that rule and to address whether each of the rating agencies that have rated the transition bonds will determine that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds. Modifications to the REP standards adopted in this Financing Order may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds. The servicer of the transition bonds shall also comply with the provisions of the REP standards adopted by this Financing Order that are applicable to the servicer.

34. TRANSITION CHARGE REMITTANCE PROCEDURES. Transition charges shall be billed and collected in accordance with the REP standards adopted by this Financing Order. REPs shall be subject to penalties as provided in these standards. A REP shall not be obligated to pay the overdue transition charges of another REP whose customers it agrees to serve.

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 78 OF 83


35. REMEDIES UPON REP DEFAULT. A servicer of transition bonds shall have the remedies provided in the REP standards adopted by this Financing Order. If a REP that is in default fails to immediately select and implement one of the options provided in the REP standards or, after making its selection, fails to adequately meet its responsibilities under the selected option, then, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, the servicer shall immediately cause the POLR or a qualified REP to assume the responsibility for the billing and collection of transition charges in the manner and for the time provided in the REP standards.

36. BILLING BY POLRS. Every POLR appointed by the Commission shall comply with the minimum credit rating or deposit/credit support requirements described in the REP standards in addition to any other standard that may be adopted by the Commission. If the POLR defaults or is not eligible to provide billing and collection services, the servicer shall immediately assume responsibility for billing and collection of transition charges and continue to meet this obligation until a new POLR can be named by the Commission or the consumer requests the services of a REP in good standing. Retail consumers may never be directly re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges the consumers have paid their REP.

37. DISPUTES. Disputes between a REP and a servicer regarding any amount of billed transition charges shall be resolved in the manner provided by the REP standards adopted by this Financing Order.

38. METERING DATA. If the servicer is providing metering services to a REP's retail consumers, then metering data shall be provided to the REP at the same time as the billing. If the servicer is not providing metering services, the entity providing metering services shall comply with Commission rules and ensure that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order.

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 79 OF 83


39. CHARGE-OFF ALLOWANCE. The REP may retain an allowance for charge-offs from its payments to the servicer as provided in the REP standards adopted by this Financing Order.

40. SERVICE TERMINATION. In the event that the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules. In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to transfer to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer to the extent permitted by and pursuant to terms and limitations of the applicable Commission rules.

                       F. STRUCTURE OF THE SECURITIZATION

41. STRUCTURE. CenterPoint shall structure the securitization as proposed in CenterPoint's application, except that CenterPoint shall use an amortization schedule consistent with the Commission's decision to use a level transition charge as required by Ordering Paragraph No. 25. This structure shall be consistent with Findings of Fact Nos. 112 through 115.

                               G. USE OF PROCEEDS

42. USE OF PROCEEDS. Upon the issuance of transition bonds, BondCo shall pay the net proceeds from the sale of the transition bonds (after payment of transaction costs) to CenterPoint for the purchase price of the transition property. CenterPoint will apply these net proceeds to reduce the debt and/or common equity on its regulatory books.

                          H. MISCELLANEOUS PROVISIONS

43. CONTINUING ISSUANCE RIGHT. CenterPoint has the continuing irrevocable right to cause the issuance of transition bonds in one or more series in accordance with this Financing Order for a period of 24 months following the later of (i) the date

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 80 OF 83


     on which this Financing Order becomes final and no longer subject to any appeal; (ii) the date on which the Commission's final order in Docket No. 29526 becomes final and no longer subject to any appeal; or (iii) the date on which any other regulatory approvals necessary to issue the transition bonds are obtained and no longer subject to any appeal. If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended to a date which is not less than 90 days after the date such disruption ends.

44. INTERNAL REVENUE SERVICE PRIVATE LETTER OR OTHER RULINGS. CenterPoint is not required by this Financing Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, CenterPoint shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the transition bonds or any other matter related thereto. CenterPoint shall also include a copy of every such ruling by the IRS it has received as an attachment to each issuance advice letter required to be filed by this Financing Order. CenterPoint may cause transition bonds to be issued without a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the bonds.

45. BINDING ON SUCCESSORS. This Financing Order, together with the transition charges authorized in it, shall be binding on CenterPoint and any successor to CenterPoint that provides transmission and distribution service directly to retail consumers in HL&P's certificated service area as of May 1, 1999, and any other entity that provides transmission or distribution services to retail consumers within that service area. This Financing Order is also binding on each REP, and any successor, that sells electric energy to retail consumers located within that service area, any other entity responsible for billing and collecting transition charges on behalf of BondCo, and any successor to the Commission. In this paragraph, a "successor" means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation,

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 81 OF 83


     conversion, assignment, pledge or other security, by operation of law or otherwise.

46. FLEXIBILITY. Subject to compliance with the requirements of this Financing Order, CenterPoint and BondCo shall be afforded flexibility in establishing the terms and conditions of the transition bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates (which may include floating or variable interest rates), use of original issue discount, swaps or hedges, indices and other financing costs and the ability of CenterPoint, at its option, to issue one or more series of transition bonds.

47. EFFECTIVENESS OF ORDER. This Financing Order is effective upon issuance and is not subject to rehearing by the Commission. Notwithstanding the foregoing, no transition property shall be created hereunder, and CenterPoint shall not be authorized to impose, collect, and receive transition charges, until concurrently with the transfer of CenterPoint's rights hereunder to BondCo in conjunction with the issuance of the transition bonds.

48. REGULATORY APPROVALS. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the transition charges associated with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted.

49. PAYMENT OF COMMISSION'S COSTS FOR PROFESSIONAL SERVICES. In accordance with PURA Section 39.302(4), CenterPoint shall pay the costs to the Commission of acquiring professional services for the purpose of evaluating CenterPoint's proposed transaction, including, but not limited to, the Commission's outside attorneys' fees in the amounts specified in this Financing Order no later than 30 days after the issuance of any transition bonds.

50. PAYMENT OF COMMISSION'S FINANCIAL ADVISOR. The fee for the Commission's financial advisor shall be a fixed fee payable at closing by wire transfer and shall not exceed $1,000,000.

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 82 OF 83


51. EFFECT. This Financing Order constitutes a legal financing order for CenterPoint under Subchapter G of Chapter 39 of PURA. The Commission finds this Financing Order complies with the provisions of Subchapter G of Chapter 39 of PURA. A financing order gives rise to rights, interests, obligations and duties as expressed in Subchapter G of Chapter 39 of PURA. It is the Commission's express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order. CenterPoint and the servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

52. FURTHER COMMISSION ACTION. The Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by PURA to ensure that transition charge revenues are sufficient to pay principal and interest on the transition bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the transition bonds.

53. ALL OTHER MOTIONS DENIED. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied for want of merit.

PUC DOCKET NO. 30485             FINANCIAL ORDER                   PAGE 83 OF 83


SIGNED AT AUSTIN, TEXAS THE 16th DAY OF MARCH 2005.

                                        PUBLIC UTILITY COMMISSION OF TEXAS

                                        /s/ Julie Parsley
                                        ----------------------------------------
                                        JULIE PARSLEY, COMMISSIONER

                                        /s/ Paul Hudson
                                        ----------------------------------------
                                        PAUL HUDSON, CHAIRMAN

     Commissioner Smitherman does not join in the decision related to the securitization of no more than $1,000,000 in fees for the Commission's financial advisor as discussed in section II of this Financing Order and files a separate dissenting opinion on this issue. In all other respects, Commissioner Smitherman joins in the decisions reflected in this Financing Order.

                                        /s/ Barry T. Smitherman
                                        ----------------------------------------
                                        BARRY T. SMITHERMAN, COMMISSIONER

                              PUC DOCKET NO. 30485

APPLICATION OF CENTERPOINT           Section           PUBLIC UTILITY COMMISSION
ENERGY HOUSTON ELECTRIC,             Section
LLC FOR A FINANCING ORDER            Section                    OF TEXAS

                   DISSENT OF COMMISSIONER BARRY T. SMITHERMAN

     I respectfully dissent from the majority's decision to spend up to $1,000,000 to hire a full-fledged financial advisor to review every aspect of the structuring and issuance of CenterPoint Energy Houston's stranded-cost transition bonds. PURA does not require this expenditure. Other adequate mechanisms - which don't cost ratepayers money - can assist the Commission in satisfying its statutory requirements. Moreover, if a financial advisor is to be hired, one could be had for a price substantially below $1,000,000. I understand that the majority believes having a financial advisor is akin to "insurance" or "a belt and suspenders" or a "security blanket." However, insurance out of proportion to risk is wasteful, a belt and suspenders both cost money and together won't keep your pants any higher than either would alone, and there are times when we need to make our way in the world without excessive security, blanket-based or not.

     The Commission has been through four rounds of transition-bond issuances already, and each time the tasks for which we have paid a financial advisor were substantially broader than those required to satisfy PURA Section 39.301.(1) PURA does not mandate or urge the hiring of a financial advisor. Nor do our rules require a financial advisor.

     We need a better reason for hiring a financial advisor than the simple fact that we have previously hired one. It seems that the first decision to engage a financial advisor was originally made by staff several years ago without, as reflected in a February 24, 2000 Commission meeting transcript, prior input or approval of the Commissioners. The

----------
(1) PURA Section 39.301 requires only that the Commission "ensure that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of the financing order."

DOCKET NO. 30485               DISSENT OF COMMISSIONER               PAGE 2 OF 4
                                 BARRY T. SMITHERMAN


Commission's financial advisor received $1.7 million for the first securitization transaction, $1.6 million for the second, and $2.5 million for the next two deals, for a cumulative total approaching $6 million. After the first transaction, none of these fees were awarded pursuant to a request for proposal (RFP) process that might have assessed whether other firms in the market might also be interested in this very lucrative assignment. Staff did issue an RFP for a financial advisor relating to the CenterPoint transaction, but I did not learn of the amounts proposed to be paid (as well as the amounts already paid) or the scope of work contemplated until much later.

     The utility company involved in each securitization, in this case CenterPoint, is required to produce an "Issuance Advice Letter" signed by either the Treasurer, Assistant Treasurer, or CFO, attesting that the transaction complies with PURA. In particular, the Issuance Advice Letter must assert that "[t]he structuring and pricing of the Transition Bonds proposed by the Applicant in its Application will result in the lowest transition-bond charges consistent with market conditions at the time that the transition bonds are priced and the general parameters...set out in this Financing Order."(2) That is exactly the attestation required of the Commission by PURA Section 39.301, and the assertion is made by a well-capitalized firm that remains subject to Commission oversight, jurisdiction, and continued regulation. I fail to see how a PURA-compliant Issuance Advice Letter cannot also satisfy PURA Section 39.301. Moreover, I understand that the certification paragraph that the Financing Order requires for the Issuance Advice Letter in this docket will be even stronger, requiring compliance with the terms of the Financing Order and specifically referencing PURA Section 39.301.

     Some have questioned the utility's motivation to strive for the lowest transition charges or effort to issue an unbiased Issuance Advice Letter, but I submit that the company has no reason not to strive for the lowest transition charges and, given its continued regulation by the Commission, every reason to be scrupulous. In addition, CenterPoint has hired the well-respected firm Credit Suisse First Boston ("CSFB") to serve as its financial advisor on this proposed transaction and I believe many of the tasks

----------
(2) See, e.g., Issuance Advice Letter, PUC Docket No. 25230, AIS No. 264 (June 1, 2004) at 2 (paragraph 3).

DOCKET NO. 30485               DISSENT OF COMMISSIONER               PAGE 3 OF 4
                                 BARRY T. SMITHERMAN


to be accomplished by CSFB will lend themselves toward a more marketable securitization transaction, thereby resulting in lower transition-bond charges.

     Even if the Commission did not want to rely solely on the utility, I understand that Commission staff receives a near-final draft Issuance Advice Letter two weeks before the actual letter is produced, and the final version shortly after the bonds are priced, with as many as four business days to review it and recommend that the Commission allow the issuance to proceed, or not. Rather than saddling ratepayers with the bill for a Commission-selected financial advisor to review the draft, the Commission could consider inviting some or all of the public entities that actually represent ratepayers (Office of Public Utility Counsel) or advocacy organizations (Texas Industrial Energy Consumers, Coalition of Commercial Ratepayers, City Coalitions) to use this time window to review the suggested interest rates. The Commission payroll already includes many fine lawyers, PhD-awarded economists, CFA-designated financial experts, and a Commissioner with 16 years of experience in investment banking, all of whom could assist in helping the proposed transaction to achieve the lowest transition-bond charges consistent with PURA.

     Other public entities, such as the Lower Colorado River Authority (LCRA), have abandoned longstanding practices of hiring expensive financial advisors and instead now rely on staff expertise and a Pricing Advisor that costs far less than a Financial Advisor. LCRA has used the Pricing Advisor model for about 15 years, with no notable negative effects on its bond issuances. The University of Texas System, an entity that also sells "Aaa/AAA" bonds, last went to market in March 2004 on $438 million of bonds with no financial advisor. The Texas Public Finance Authority, a board on which I previously served, sold $1.376 billion of taxable and tax-exempt bonds - some "Aaa/AAA" and some only "Aa/AA" - in September 2003 and paid the financial advisors a grand total of $239,000. Following these examples, I believe that the Commission could hire one of many qualified firms, perhaps even one domiciled in Texas, that would readily assist the Commission in satisfying its statutory obligations for significantly less than $1,000,000.

DOCKET NO. 30485               DISSENT OF COMMISSIONER               PAGE 4 OF 4
                                 BARRY T. SMITHERMAN


     The function that the Legislature has assigned to the Commission relates solely to price. We could drastically cut costs and lose no meaningful benefit. I respectfully dissent.

SIGNED AT AUSTIN, TEXAS THE 10th DAY OF MARCH 2005.

                                        /s/ Barry T. Smitherman
                                        ----------------------------------------
                                        BARRY T. SMITHERMAN, COMMISSIONER

                                DOCKET NO. 30485
                                 FINANCING ORDER

                                   APPENDIX A

                             ISSUANCE ADVICE LETTER

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 1 OF 19

                         FORM OF ISSUANCE ADVICE LETTER

                                  INSTRUCTIONS

1. A draft issuance advice letter must be given to Staff at least two weeks prior to issuance. Consultation with Staff in advance of pricing is highly advised to work out any differences in interpretation of the financing order or issuance advice letter requirements. Errors in your filed issuance advice letter may result in a delay of your issuance.

2. All electronic spreadsheets and workpapers supporting your PURA tests must be provided. Failure to provide these materials may result in a delay of your issuance.

3. All PURA tests involving a present value calculation must be updated and should use the following interest rate definition for the discount rate:

      Weighted average annual interest rate--the annualized weighted average coupon rate, giving effect to compounding.

4. The form of certification letter is a template or guide except for the certification paragraph shown below.

      (a) Update the list of actions that were taken in connection with marketing, structuring, and pricing of the bonds to reflect what actually occurred in the transaction.

      (b) Put the following interest rates in your certification letter list of particular facts of the transition bonds:

                  - Weighted average coupon rate - the semi-annual coupon rates weighted by the principal amount and modified duration of each class.

                  - Weighted average annual interest rate - see definition in (3) above.

                  - Weighted average yield - the annual effective interest rate, i.e., the internal rate of return giving effect to compounding, calculated including all upfront costs as shown in Attachment 1.

      (b) The following certification statement must be included in your letter as written below:

                  BASED UPON INFORMATION REASONABLY AVAILABLE TO OFFICERS, AGENTS AND EMPLOYEES OF THE APPLICANT, THE APPLICANT HEREBY CERTIFIES THAT THE STRUCTURING AND PRICING OF THE TRANSITION BONDS, AS DESCRIBED IN THE ISSUANCE ADVICE LETTER, WILL RESULT IN THE LOWEST TRANSITION BOND CHARGES CONSISTENT WITH THE MARKET CONDITIONS AND THE TERMS OF THE FINANCING ORDER (INCLUDING THE AMORTIZATION STRUCTURE, IF ANY, ORDERED BY THE COMMISSION), ALL WITHIN THE MEANING OF SECTION 39.301 OF PURA.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 2 OF 19

5. Provide an electronic schedule detailing the monthly amounts of excess mitigation credits, if any, included in the amount of qualified costs to be securitized shown on Attachment 1.

6. Provide an electronic schedule detailing the monthly calculation of accrued interest on stranded costs through the date of issuance of the transition bonds to be included in the amount of qualified costs to be securitized shown on Attachment 1.

7. Provide an electronic schedule detailing the monthly amount of stranded costs and regulatory assets recovered through CTCs, if any, included on Attachment 1.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 3 OF 19

                          ______DAY, _________ __, 2005

ADVICE ________

THE PUBLIC UTILITY COMMISSION OF TEXAS

SUBJECT: ISSUANCE ADVICE LETTER FOR TRANSITION BONDS

Pursuant to the Financing Order adopted in Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No. _____ (the "Financing Order"), CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, ("Applicant") hereby submits, no later than twenty-four hours after the pricing date of this series of Transition Bonds, the information referenced below. This Issuance Advice Letter is for the [BONDCO] Transition Bonds series _____, classes _________. Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

PURPOSE

This filing establishes the following:

(a)   the total amount of Qualified Costs being securitized;

(b)   confirmation of compliance with issuance standards;

(c)   the actual terms and structure of the Transition Bonds being issued;

(d)   the initial Transition Charge for retail users; and

(e)   the identification of the SPE.

QUALIFIED COSTS BEING SECURITIZED

The total amount of Qualified Costs being securitized (the "Securitized Qualified Costs") is presented in Attachment 1.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 4 OF 19

COMPLIANCE WITH ISSUANCE STANDARDS

The Financing Order requires Applicant to confirm, using the methodology approved therein, that the actual terms of the Transition Bonds result in compliance with the standards set forth in the Financing Order. These standards are:

      1. The securitization of Qualified Costs will provide tangible and quantifiable benefits to ratepayers, greater than would be achieved absent the issuance of Transition Bonds (See Attachment 2);

      2. The amount securitized will not exceed the present value of the conventional financing revenue requirement over the life of the proposed Transition Bonds associated with the Securitized Qualified Costs when the present value calculation is made using a discount rate equal to the proposed interest rate on the Transition Bonds (See Attachment 2);

      3. The total amount of revenues to be collected under the Financing Order is less than the revenue requirement that would be recovered using conventional financing methods (See Attachment 2);

      4. The Transition Bonds will be issued in one or more series comprised of one or more classes having target final maturities of 1_ years and legal final maturities not exceeding 15 years from the date of issuance of such series (See Attachment 3); and

      5. The structuring and pricing of the Transition Bonds is certified by the Applicant to result in the lowest transition bond charges consistent with market conditions and the terms (including the amortization structure ordered by the Commission, if any) set out in the Financing Order (See Attachment 4).

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 5 OF 19

ACTUAL TERMS OF ISSUANCE

Transition Bond Series: ______
Transition Bond Issuer: [BONDCO]
Trustee:
Closing Date: _________ __, 2005
Bond Ratings: S&P AAA, Fitch AAA, Moody's Aaa
Amount Issued: $_____________
Transition Bond Issuance Costs: See Attachment 1, Schedule B.
Transition Bond Support and Servicing: See Attachment 2, Schedule B.

                                  Expected               Legal
Class         Coupon Rate      Final Maturity       Final Maturity
-----         -----------      --------------       --------------
 A-1            _____%           __/__/____           __/__/____
 A-2            _____%           __/__/____           __/__/____
 A-3            _____%           __/__/____           __/__/____
 A-4            _____%           __/__/____           __/__/____
 A-5            _____%           __/__/____           __/__/____

Effective Annual Weighted Average Interest Rate of the
Transition Bonds:                                                                              _____%
Life of Series:                                                                              __ YEARS
Weighted Average Life of Series:                                                             __ YEARS
Call provisions (including premium, if any):
Amortization Schedule                                                        Attachment 2, Schedule A
Target Final Maturity Dates:                                                 Attachment 2, Schedule A
Legal Final Maturity Dates:                                                  Attachment 2, Schedule A
Annual Overcollateralization Funding Requirements:                           Attachment 2, Schedule C
Payments to Investors:                                                     Semiannually
                                                                         Beginning _________ __, 2005
Initial annual Servicing Fee as a percent of original
Transition Bond principal balance:                                           0.05%
                                                                 Minimum: 10% of next scheduled
                                                                          Transition Bond payment
Cumulative Overcollateralization Account balance:                Maximum: 0.50% of original
                                                                          Transition Bond principal
                                                                          balance
Annual Overcollateralization funding requirements:                           Attachment 2, Schedule C

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 6 OF 19

INITIAL TRANSITION CHARGE

Table I below shows the current assumptions for each of the variables used in the calculation of the initial Transition Charges.

                                     TABLE I

                   INPUT VALUES FOR INITIAL TRANSITION CHARGES

Applicable period:  from _________ __, ____ to _________ __, ____
Forecasted retail kWh/kW sales for the applicable period:                                      ___________
Transition Bond debt service for the applicable period:                                      $ ___________
Percent of billed amounts expected to be charged-off:                                                 ____%
Forecasted % of Billings Paid in the Applicable Period:                                              _____%
Forecasted retail kWh/kW sales billed and collected for the applicable period:                 ___________
Forecasted annual ongoing transaction expenses (Excluding Transition Bond
principal and interest):                                                                      $  ______.__
Required overcollateralization amount for applicable period:                                  $  ______.__
Current Transition Bond outstanding balance:                                                  $ __________
Target Transition Bond outstanding balance as of __/__/____:                                  $ __________
Total Periodic Billing Requirement for applicable period:                                     $ __________

Allocation of the PBR among customer classes: See Attachment 3.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 7 OF 19

Based on the foregoing, the initial Transition Charges calculated for retail users are as follows:

                                    TABLE II

Rate Class                                                          Initial Transition Charge
----------                                                          -------------------------
Residential                                                              0.______ $/kWh
MGS                                                                      0.______ $/kW
                                                                         0.______ $/kWh
LGS                                                                      0.______ $/kVa
                                                                         0.______ $/kW
LOS-A                                                                    0.______ $/kW
LOS-B                                                                    0.______ $/kW
Non-Metered Lighting                                                     0.______ $/kWh
Standby Electric Service - Distribution                                  0.______ $/kW
Interruptible Service Supplemental - Distribution                        0.______ $/kW
Interruptible Service - Thirty Minute Notice                             0.______ $/kW
Interruptible Service - Ten Minute Notice                                0.______ $/kW
Interruptible Service - Instantaneous                                    0.______ $/kW
Interruptible Service Supplemental - Transmission                        0.______ $/kW
Standby Electric Service - Transmission                                  0.______ $/kW
Standby Interruptible Service                                            0.______ $/kW
SCP                                                                      0.______ $/kW

IDENTIFICATION OF SPE

      The owner of the Transition Property (the "SPE") will be: [BONDCO].

EFFECTIVE DATE

In accordance with the Financing Order, the Transition Charge shall be automatically effective upon the Applicant's receipt of payment in the amount of $____________ from [BONDCO], following Applicant's execution and delivery to [BONDCO] of the Bill of Sale transferring Applicant's rights and interests under the Financing Order and other rights and interests that will become Transition Property upon transfer to [BONDCO] as described in the Financing Order.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 8 OF 19

NOTICE

Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant's corporate headquarters.

AUTHORIZED OFFICER

The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.

                                        Respectfully submitted,

                                        CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                    PAGE 9 OF 19

                                  ATTACHMENT 1
                                   SCHEDULE A
                  CALCULATION OF SECURITIZED QUALIFIED COSTS(1)

Amount permitted to be securitized by Preliminary Order:                       $

EMCs through [Transition Bond issuance date or date of termination of EMCs]

Interest through [Transition Bond issuance date]

Up-front Qualified Costs (Attachment 1, Schedule B)

Less: Amount recovered through CTCs, if any

TOTAL SECURITIZED QUALIFIED COSTS                                              $

----------
(1) Refer to the attached workpapers.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 10 OF 19

                                  ATTACHMENT 1
                                   SCHEDULE B
                       ESTIMATED UP-FRONT QUALIFIED COSTS

Underwriting Costs                                                $ ___________
Rating Agency Fees                                                $ ___________
Debt/Equity Retirement Transaction Costs                          $ ___________
Swap and Hedge Transaction Costs                                  $ ___________
Credit Enhancement Costs (other than Collection Account)          $ ___________
Legal Fees and Expenses                                           $ ___________
SEC Registration Fees                                             $ ___________
Original Issue Discount                                           $ ___________
Accountant's/Auditor's Fees                                       $ ___________
Commission's Financial Advisor Fees                               $ ___________
Up-front Trustee Payments                                         $ ___________
Servicer Set-up Costs                                             $ ___________
Printing and Filing Costs                                         $ ___________
Miscellaneous                                                     $ ___________
TOTAL UP-FRONT COSTS SECURITIZED                                  $ ___________

NOTE: COSTS ARE SUBJECT TO THE CAPS SET FORTH IN THE FINANCING ORDER. ANY DIFFERENCE BETWEEN THE ESTIMATED UP-FRONT QUALIFIED COSTS SECURITIZED AND THE ACTUAL UP-FRONT COSTS INCURRED WILL BE RESOLVED THROUGH THE TRUE-UP PROCESS DESCRIBED IN THE FINANCING ORDER.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 11 OF 19

                                  ATTACHMENT 2
                                   SCHEDULE A
                 TRANSITION BOND REVENUE REQUIREMENT INFORMATION

                            SERIES ______, CLASS ___

Payment         Principal
 Date            Balance            Interest                Principal               Total Payment
-------         ---------           --------                ---------               -------------
                $                   $                       $                       $
-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

                            SERIES ______, CLASS ___

Payment         Principal
 Date            Balance            Interest                Principal               Total Payment
-------         ---------           --------                ---------               -------------
                $                   $                       $                       $
-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

                            SERIES ______, CLASS ___

Payment         Principal
 Date            Balance            Interest                Principal               Total Payment
-------         ---------           --------                ---------               -------------
                $                   $                       $                       $
-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 12 OF 19

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

                            SERIES ______, CLASS ___

Payment         Principal
 Date            Balance            Interest                Principal               Total Payment
-------         ---------           --------                ---------               -------------
                $                   $                       $                       $
-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

-------         ---------           --------                ---------               -------------

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 13 OF 19

                                  ATTACHMENT 2
                                   SCHEDULE B
                             ONGOING QUALIFIED COSTS

                                                                             ANNUAL AMOUNT
Servicing Fee (0.05% of Transition Bonds principal amount)                   $  __________
Administration Fees and Expenses                                             $  __________
Trustee Fees and Expenses                                                    $  __________
Legal and Accounting Costs                                                   $  __________
Ongoing Costs of Credit Enhancement (other than Collection Account)          $  __________
Ongoing Costs of Swaps and Hedges                                            $  __________
Independent Managers' Fees                                                   $  __________
Rating Agency Fees                                                           $  __________
Printing and Filing Fees                                                     $  __________
Miscellaneous                                                                $  __________
TOTAL ONGOING QUALIFIED COSTS                                                $  __________

NOTE: COSTS ARE SUBJECT TO THE CAPS SET FORTH IN THE FINANCING ORDER. THE AMOUNTS SHOWN FOR EACH CATEGORY OF OPERATING EXPENSE ON THIS ATTACHMENT ARE THE EXPECTED EXPENSES FOR THE FIRST YEAR OF THE TRANSITION BONDS. TRANSITION CHARGES WILL BE ADJUSTED AT LEAST ANNUALLY TO REFLECT ANY CHANGES IN ONGOING QUALIFIED COSTS THROUGH THE TRUE-UP PROCESS DESCRIBED IN THE FINANCING ORDER.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 14 OF 19

                                  ATTACHMENT 2
                                   SCHEDULE C
                OVERCOLLATERALIZATION ACCOUNT FUNDING REQUIREMENT

Payment                                                         Scheduled
 Date             Payment Amount(2)                   Overcollateralization Level(3)
-------           -----------------                   ------------------------------
                  $                                   $
-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

-------           -----------------                   ------------------------------

----------

(2) From Attachment 2, Schedule A.

(3) Based on a minimum of 10% of the Payment Amount and a maximum of 0.5% of the initial principal amount of the Transition Bonds.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 15 OF 19

                                  ATTACHMENT 2
                                   SCHEDULE D
                        CALCULATION OF TRANSITION CHARGES

                                                                                      TOTAL NOMINAL       PRESENT VALUE OF
             TRANSITION BOND                               OVERCOLLATERALIZATION    TRANSITION CHARGE        TRANSITION
YEAR           PAYMENTS(4)           ONGOING COSTS(5)        ACCOUNT FUNDING(6)       REQUIREMENT(7)         CHARGES(8)
----         ---------------         ----------------      ---------------------    -----------------     ----------------
  1          $                       $                     $                        $
  2          ---------------         ----------------      ---------------------    -----------------     ----------------
  3          ---------------         ----------------      ---------------------    -----------------     ----------------
  4          ---------------         ----------------      ---------------------    -----------------     ----------------
  5          ---------------         ----------------      ---------------------    -----------------     ----------------
  6          ---------------         ----------------      ---------------------    -----------------     ----------------
  7          ---------------         ----------------      ---------------------    -----------------     ----------------
  8          ---------------         ----------------      ---------------------    -----------------     ----------------
  9          ---------------         ----------------      ---------------------    -----------------     ----------------
 10          ---------------         ----------------      ---------------------    -----------------     ----------------
 11          ---------------         ----------------      ---------------------    -----------------     ----------------
 12          ---------------         ----------------      ---------------------    -----------------     ----------------
 13          ---------------         ----------------      ---------------------    -----------------     ----------------
 14          ---------------         ----------------      ---------------------    -----------------     ----------------
Total                                                                               -----------------     ----------------

----------
(4) From Attachment 2, Schedule A.

(5) From Attachment 2, Schedule B.

(6) From Attachment 2, Schedule C.

(7) Sum of transition bond payments, ongoing costs and required overcollateralization account funding.

(8) The discount rate used is the weighted average effective annual interest rate of the transition bonds.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 16 OF 19

                                  ATTACHMENT 2
                                   SCHEDULE E
               COMPLIANCE WITH SUBCHAPTER G OF THE UTILITIES CODE

TANGIBLE & QUANTIFIABLE BENEFITS AND REVENUE REQUIREMENTS TESTS:(9)

                 Conventional Financing
                  Through Competition
                   Transition Charge          Securitization             Savings/(Cost) of
                      (CTC)(10)                Financing(11)          Securitization Financing
                 ----------------------       --------------          ------------------------
Nominal                               $                    $                                 $
Present
 Value                                $                    $                                 $

----------
(9) Calculated in accordance with the methodology cited in the Financing Order.

(10) CTC carrying cost at ____% and CTC term of ____ years. The discount rate used is the weighted average effective annual interest rate of the transition bonds.

(11) From Attachment 2, Schedule D.

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 17 OF 19

                                  ATTACHMENT 3

                   INITIAL ALLOCATION OF COSTS TO TC2 CLASSES

                                                                             (5)
                                                              (4)           Billing               (6)                 (7)
                                                           Periodic      Requirement per       Forecasted         Transition
          (1)                (2)           (3)             Billing         TC2 Class            Billing             Charge
       TC2 Class          PBRAF(12)    Subgroups(13)   Requirement(14)   (2) or (3) *(4)      Determinant          (5)/(6)
------------------------  ---------    -------------   ---------------   ---------------      ------------        ----------
Residential                        %        N/A                   $                  $                               $/kWh
MGS                                %           %                                                                     $ /kW
                                               %                                                                     $/kWh
LGS                                %           %                                                                     $/kVa
                                               %                                                                     $ /kW
LOS-A                              %        N/A                                                                      $ /kW
LOS-B                              %        N/A                                                                      $ /kW
Non-Metered Lighting               %        N/A                                                                      $/kWh
Standby Electric Svc. -            %        N/A                                                                      $ /kW
Distribution
Interruptible Svc.                 %        N/A                                                                      $ /kW
Supplemental - Dist.
Interruptible Svc.  -              %        N/A                                                                      $ /kW
30 Minute Notice
Interruptible Svc.  -              %        N/A                                                                      $ /kW
10 Minute Notice
Interruptible Svc.  -              %        N/A                                                                      $ /kW
Instantaneous
Interruptible Svc.                 %        N/A                                                                      $ /kW
Supplemental - Trans.
Standby Electric Svc.  -           %        N/A                                                                      $ /kW
Transmission
Standby Interruptible              %        N/A                                                                      $ /kW
Svc.
Special Contract Pricing           %        N/A                                                                      $ /kW
Total                      100.0000%                                                 $

----------
(12) Determined in accordance with the methodology in Schedule TC2.

(13) Distribution and Transmission customers within these TC2 classes are billed on different determinants, therefore a division into two groups is necessary to calculate rates.

(14) Table I

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 18 OF 19

                                  ATTACHMENT 4
                        FORM OF APPLICANT'S CERTIFICATION

[CenterPoint Letterhead]
                                                       Date:  _________ __, 2005

Public Utility Commission of Texas
1701 N. Congress Ave.
P.O. Box 13362
Austin, TX 78711-3326

[Commission's Financial Advisor]

Re: Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No. _____

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC (the "Applicant") submits this Certification pursuant to Ordering Paragraph No. [4] of the Financing Order in Application of CenterPoint Energy Houston Electric, LLC for a Financing Order, Docket No. _____ (the "Financing Order"). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated _________ __, 2005, the Applicant has set forth the following particulars of the Transition Bonds:

Name of Transition Bonds: __________________
SPE: [BONDCO]
Closing Date: _________ __, 2005
Amount Issued: $___________
Expected Amortization Schedule: See Attachment 2, Schedule A to the Issuance
                                  Advice Letter
Distributions to Investors (quarterly or semi-annually):
Weighted Average Coupon Rate: _____%
Weighted Average Annual Interest Rate: _____%
Weighted Average Yield: _____%

      The following actions were taken in connection with the design, structuring and pricing of the bonds:

  -   <Insert actions actually taken here>

                                                                      APPENDIX A
                                                                 FINANCING ORDER
                                                                   PAGE 19 OF 19

Based upon information reasonably available to the officers, agents, and employees of the Applicant, the Applicant hereby certifies that the structuring and pricing of the Transition Bonds, as described in the issuance advice letter, will result in the lowest transition bond charges consistent with market conditions and the terms of the Financing Order (including the amortization structure, if any, ordered by the Commission), all within the meaning of Section
39.301 of PURA.

The initial servicer acknowledges and agrees that if the servicing fee received by the initial servicer with respect to any annual period exceeds the costs and expenses incurred by the initial servicer in such annual period, then the initial servicers will reflect any such excess as a credit to reduce its revenue requirement for future ratemaking purposes.


                                        CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

                                        By: _____________________________
                                        Name: __________________
                                        Title: __________________

                                DOCKET NO. 30485
                                 FINANCING ORDER

                                   APPENDIX B

                                  SCHEDULE TC2

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                    Page 1 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

                   6.1.1.7.2- SCHEDULE TC2- TRANSITION CHARGES

SECTION 1: APPLICABILITY

This schedule sets out the rates and terms and conditions under which Transition Charges will be billed and collected by CenterPoint Energy Houston Electric, LLC (Company), any successor servicer(s) and any retail electric providers (REP) or collection agents billing or collecting Transition Charges on behalf of CenterPoint Energy Transition Bond Company II, LLC (SPE). The Transition Charges were authorized by the Financing Order approved by the Public Utility Commission of Texas (Commission) in Docket No. ______on ________(Financing Order). Pursuant to terms of the Financing Order and the requirements of Section 39.301 et seq. of the Texas Utilities Code, all of the Company's rights under the Financing Order, including the right to bill and collect Transition Charges and to adjust Transition Charges pursuant to this Schedule TC2, were transferred to the SPE in connection with the issuance of transition bonds. The rights transferred to the SPE are "transition property" of the SPE (as defined in Section 39.304 of the Utilities Code). On the effective date of this Schedule TC2, the Company will act as servicer on behalf of the SPE to bill, collect, receive and adjust Transition Charges imposed pursuant to this Schedule TC2. However, the SPE may select another party to serve as servicer or the Company may resign as servicer in accordance with the terms and subject to the conditions of the Servicing Agreement and the Financing Order. A successor servicer selected under these conditions will assume the obligations of the Company as servicer under this Schedule TC2. As used in this Schedule TC2, the term "Servicer" includes any successor servicer. All actions by the Company under this Schedule TC2, including collection of Transition Charges, will be undertaken solely in its role as servicer under the Servicing Agreement between the Company and the SPE dated as of ______________.

This schedule is applicable to:

      1. Retail customers located within the certificated service area of Reliant Energy HL&P (HL&P) as such service area existed on May 1, 1999 who receive electric transmission and/or distribution service through a REP served by the Company and to the facilities, premises and loads of such retail customers;

      2. Retail customers located within HL&P's certificated service area as it existed on May 1, 1999 who are presently receiving transmission and/or distribution service either directly from another utility, electric cooperative or municipally owned utility (T or D Provider) or through a REP served by another T or D Provider, and whose request to change service to the other T or D Provider was made after May 1, 1999;

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2 - Transition Charges                                   Page 2 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

      3. Retail customers located within HL&P's certificated service area as it existed on May 1, 1999 and who are served by New On-Site Generation. New On-Site Generation means "New On-Site Generation" as defined in Section 25.345(c)(1) of the Commission's Substantive Rules.

      4. REPs that serve retail customers located within HL&P's certificated service area as it existed on May 1, 1999.

      5. Any other entity which, under the terms of the Financing Order or the Utilities Code, may be obligated to pay, bill, collect, or adjust the Transition Charges.

      6. This schedule is applicable to public retail customers located within HL&P's certificated service area as it existed on May 1, 1999 who purchase power from the General Land Office as provided for in the Utilities Code, Section 35.102.

SECTION 2: CHARACTER OF TRANSITION CHARGES

Transition Charges are non-bypassable charges. All Transition Charges other than those applicable to New On-Site Generation are computed and paid on the basis of individual end-use retail customer consumption or demand. In accordance with Utilities Code Section 39.252(b) and Section 25.345(i)(3) of the Commission's Substantive Rules, the Transition Charges applicable to use of New On-Site Generation that results in a "material reduction" of the customer's use of energy delivered through the Company's transmission and distribution facilities (as defined in Section 25.345(i)(4) of the Commission's Substantive Rules) are computed and paid based on the output of the on-site generation used to meet the internal electric requirements of the customer. Customers with New On-Site Generation will also be required to pay the Transition Charges applicable to energy actually delivered to the Customer through the Company's facilities. Individual end-use retail customers are responsible for paying Transition Charges billed to them in accordance with the terms of this Schedule TC2 whether the charges are billed directly by Servicer or are included in the bills submitted to the customer by a REP or another entity. Payment is to be made to the entity that bills the customer in accordance with the terms of the Servicing Agreement and the Financing Order. The billing entity may be the Company, a successor servicer, a REP or an entity designated to collect Transition Charges in place of the REP.

The Transition Charges are separate charges to be paid in addition to any other applicable charges for services received. Although the Transition Charges are separate charges, they may be included within other charges of the billing entity.

The REP or entity designated to collect Transition Charges in place of the REP will pay Transition Charges (less an allowance for charge-offs calculated pursuant to this Schedule TC2)

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                    Page 3 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

to Servicer in accordance with the requirements of the Financing Order and this Schedule TC2 whether or not it has collected the Transition Charges from its customers. To the extent that the REP's actual charge-offs differ from the charge-off allowance, adjustments will be made pursuant to this Schedule TC2. The REP will have no right to reimbursement other than as expressly set out in this Schedule TC2.

Servicer will remit collections to the SPE in accordance with the terms of the Servicing Agreement.

SECTION 3: TERM

This Schedule TC2 is effective beginning on the date the transition bonds are issued. Schedule TC2 will remain in effect as provided in the Financing Order until the Transition Charges collected and remitted to the SPE are sufficient to satisfy all obligations of the SPE to pay principal and interest on the transition bonds (as due over the __ year term of the transition bonds) and to pay all other qualified costs as provided in the Financing Order. However, in no event will the Transition Charges be billed for service provided after 15 years from issuance of the transition bonds, or sooner if the transition bonds are paid in full at an earlier date. This Schedule TC2 is irrevocable.

SECTION 4: TRANSITION CHARGE CLASSES

Transition Charges are calculated and applied by Transition Charge Class. There are 15 Transition Charge Classes, nine of which are Capped Classes. Each Transition Charge Class is defined in terms of the base rate tariff classes that existed on HL&P's system on September 1, 1999 ("pre-restructuring rate schedules"). The Transition Charge Classes are defined as follows:

      RESIDENTIAL CLASS: The Residential Class is made up of (i) every customer that was served under HL&P rate schedule RS or RTD on the day before the customer discontinued taking service from HL&P under a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under pre-restructuring rate schedules would have qualified for service under HL&P's rate schedules RS or RTD.

      MGS CLASS: The MGS Class is made up of (i) every customer that was served under HL&P rate schedule MGS on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under a pre-restructuring rate schedule would have qualified for service under HL&P's rate schedule MGS and whose demand is estimated by the Company to be less than 400 kVa. This class includes customers served under Rider GLTC. Customers served under rate schedules EIS, HVP and CSB are included in

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                    Page 4 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

      the MGS class if the customer's contract for service from HL&P provided that the MGS rate was the basis for pricing.

      LGS CLASS: The LGS Class is made up of (i) every customer that was served under HL&P rate schedule LGS on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under a pre-restructuring rate schedule would have qualified for service under HL&P's rate schedules LGS and whose demand as estimated by the Company, if served at less than 60,000 volts, is 400 kVa or greater; or if served at 60,000 volts or greater, is at least 400 kVa but less than 2,000 kVa. This class includes customers served under Rider SEI. Customers served under rate schedules EIS, HVP and CSB are included in the LGS class if the customer's contract for service from HL&P provided that the LGS rate was the basis for pricing.

      LOS-A CLASS: The LOS-A Class is made up of (i) every customer that was served under HL&P rate schedule LOS-A on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer that was not served by HL&P under any pre-restructuring rate schedule, but is the type of customer which, if it had been served by HL&P under a pre-restructuring rate schedule would have qualified for service under HL&P's rate schedule LOS-A and has a demand as estimated by the Company of 2,000 kVa or greater. Customers served under rate schedules EIS and HVP are included in the LOS-A class if the customer's contract for service from HL&P provided that the LOS-A rate was the basis for pricing.

      LOS-B CLASS: The LOS-B Class is made up of every customer that was served under HL&P rate schedule LOS-B on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule. Customers that were not served by HL&P under any pre-restructuring rate schedule may not be included in this class.

      NON-METERED LIGHTING CLASS: The Non-Metered Lighting Class is made up of
      (i) every customer that was served under HL&P rate schedules SPL, MLS or MTA on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, and (ii) each new customer which was not served by HL&P under any pre-restructuring rate schedule, but is taking outdoor lighting services which are provided on an unmetered basis using lighting fixtures controlled by photo-electric devices which would have qualified for service under HL&P's pre-restructuring rate schedules SPL, MLS and MTA.

In addition to the six Transition Charge Classes described above, there will be nine additional Transition Charge Classes, each of which is a capped class ("Capped Classes"). Each of the Capped Classes will be made up solely of customers that actually received service from HL&P during the 12-month period ended April 30, 1999 under the HL&P rate schedule related to the

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

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                    Page 5 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

class and any SIP customers with a contract effective date after April 30, 1999 and before January 1, 2002. The nine Capped Classes, and the related rate schedule, are as follows:

              Capped Class                                           Related Rate Schedule
              ------------                                           ---------------------
Standby Electric Service - Distribution                                        SES
Interruptible Service Supplemental - Distribution                              ISS
Interruptible Service - 30 minute notice                                      IS-30
Interruptible Service - 10 minute notice                                   IS-10 & SIP
Interruptible Service - Instantaneous                                         IS-I
Interruptible Service Supplemental - Transmission                              ISS
Standby Electric Service - Transmission                                        SES
Standby Interruptible Service                                                  SBI
Special Contract Pricing                                                       SCP

Each customer in one or more of the nine Capped Classes will be charged the Transition Charges for the applicable class only for service the customer actually receives during the billing period up to the Monthly Cap. The Monthly Cap for each customer will be based on the amount of service the customer received under the related rate schedule during the 12-month period ended April 30, 1999 or for any SIP customer, the Monthly Cap will be based on the customer's average monthly interruptible demand corresponding to the initial MFC under the customer's SIP contract effective after April 30, 1999 and before January 1, 2002, and calculated as follows:

      (1) For customers which took stand alone standby service (SBI and/or SES without other service), the Monthly Cap for SBI and SES will be the highest demand under the respective rate, during the 12-month period ended April 30, 1999. If a customer began service under SES and/or SBI after April 30, 1999, the Monthly Cap for such customer's will be the highest demand under rate SES or SBI, as applicable, during the period from April 30, 1999 to January 1, 2002, if the customer provides the Company adequate documentation that (i) the additional load served was on-site load normally served by the customer's on-site generation and (ii) the customer's on-site generation was out of service due to forced outage or maintenance. If the customer does not provide the required documentation, the additional load will be billed using the Transition Charges applicable to the LGS Class for distribution voltage customers or LOS-A Class for transmission voltage customers.

      (2) For customers which took SBI and/or SES in combination with other services, the Transition Charge for additional load taken in excess of the Monthly Cap will be the Transition Charge for the LOS-A class restated and applied as a cents per KWh charge if the customer provides the Company adequate documentation that (i) the additional load was lawfully served without use of the Company's transmission and distribution facilities and
      (ii) the customer's on-site generation was out of service due to forced outage or maintenance. If the customer does not provide the required documentation, the additional

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2 - Transition Charges                                   Page 6 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

      load will be billed using the Transition Charges applicable to the LOS-A Class for transmission voltage customers applied on a kW basis.

      (3) For any SCP customer that also received service under a non-Capped Class, the SCP rate will have a Monthly Cap based on the amount of service the customer received under the SCP rate schedule during the 12-month period ended April 30, 1999. The Monthly Cap will be the customer's monthly maximum hourly kW under the SCP rate schedule during the peak hours as defined herein, summed for the 12-month period ended April 30, 1999 and divided by the number of months during which the customer actually consumed power under the SCP rate schedule.

      (4) For all other customers in Capped Classes, the Monthly Cap will be the customer's monthly maximum hourly kW under the related rate schedule during the peak hours as defined herein, summed for the 12-month period ended April 30, 1999 or alternate period applicable to any SIP customer and divided by the number of months during which the customer actually consumed power under the rate schedule. For monthly service in excess of the Monthly Cap(s), the charge associated with customer's non-capped Transition Charge Class will apply. If the customer is served at distribution voltage and did not have service associated with one of the six non-capped Transition Charge Classes, the customer will be required to pay the Transition Charges applicable to the LGS Class for all monthly service in excess of its Monthly Cap. If the customer is served at transmission voltage and did not have service associated with one of the six non-capped Transition Charge Classes, the customer will be required to pay the Transition Charges applicable to the LOS-A Class for all monthly service in excess of its Monthly Cap.

The categories of service historically provided by HL&P ceased to exist after electric business activities were unbundled pursuant to Section 39.051 of the Utilities Code. Similarly, since the advent of customer choice under Section
39.102 of the Utilities Code, retail customers receive service that may not only have different names, but may have different characteristics than the service historically provided by HL&P. The classifications set out in the preceding paragraphs will be applied to determine the Transition Charge applicable to each customer without regard to the descriptions that may be used to describe the services currently provided to retail customers.

SECTION 5: PERIODIC BILLING REQUIREMENT ALLOCATION FACTORS

The initial Periodic Billing Requirement Allocation Factors ("PBRAF") for each Transition Charge Class are set out below. These initial PBRAFs will remain in effect throughout the life of the transition bonds unless a modification of the factors is made pursuant to the allocation factor adjustment provisions in
Section 6 of this Schedule TC2:

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                    Page 7 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

             INITIAL PERIODIC BILLING REQUIREMENT ALLOCATION FACTORS

         TRANSITION CHARGE
               CLASS                                    PBRAF
         -----------------                              -----
Residential                                               %
MGS                                                       %
LGS                                                       %
LOS-A                                                     %
LOS-B                                                     %
Non-Metered Lighting                                      %

CAPPED CLASSES
Standby Electric Service- Distribution                    %
Interruptible Service Supplemental-                       %
Distribution
Interruptible Service  - Thirty Minute                    %
Notice
Interruptible Service  - Ten  Minute                      %
Notice
Interruptible Service  - Instantaneous                    %
Interruptible Service Supplemental -                      %
Transmission
Standby Electric Service - Transmission                   %
Standby Interruptible Service                             %
Special Contract Pricing                                  %

SECTION 6: ALLOCATION FACTOR ADJUSTMENTS

The PBRAFs will be subject to adjustment using the procedures in this Section 6. Any adjustment required under this Section 6 will be made effective on the date of an annual Standard True-up Adjustment. Required adjustments will be made in the following order: first, adjustments will be made under Part A; second, adjustments will be made under Part B; and third, adjustments will be made under Part C.

For purposes of determining whether an allocation adjustment is required under Parts B and C of this Section 6 and adjusting PBRAFs pursuant to those Parts, the Transition Charge Classes will be combined into three groups (TC Groups) as follows:

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                    Page 8 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

                                    TC GROUPS

                                      TRANSITION CHARGE
 TC GROUP                                  CLASSES                   INITIAL GROUP ALLOCATION PERCENTAGE
-----------                           -----------------              -----------------------------------
Residential                                Residential                                 %
Commercial                        MGS, LGS, Non-Metered Lighting                       %
Industrial                     All other Transition Charge Classes                     %

PART A: ADJUSTMENTS DUE TO LOAD LOSS QUALIFYING UNDER UTILITIES CODE SECTION
        39.262(k)

The PBRAFs shall be adjusted consistent with the Utilities Code to reflect the loss of loads due to operations of facilities that are "Eligible Generation" as defined in PUC Subst. Rule 25.345 (c) (2) ("Eligible Generation") except that this Part A shall not apply to, and the term "Eligible Generation" shall not include, load loss due to installation and operation of small power production facilities with a rated capacity of 10 megawatts or less. Any adjustments required under this Part A will be calculated as follows:

      Step 1 - The Company will determine the amount of service provided during the twelve months ended April 30, 1999 that has been replaced by Eligible Generation (excluding amounts reflected in either the Initial PBRAFs or a prior adjustment under this Part A) and sum the losses by Transition Charge Class.

      Step 2 - The Company will recalculate the PBRAFs for all Transition Charge Classes using the spreadsheet and data used to compute the initial PBRAFs but reducing the demand allocation factors for each Transition Charge Class to reflect the cumulative losses for that class as calculated under Step 1 (including losses for which PBRAF adjustments were made in prior years). No other changes to the spreadsheet or data used to compute the initial PBRAFs will be made. Appendix A to this Schedule TC2 contains the spreadsheet and data used to compute the initial PBRAFs.

      Step 3 - An Adjusted Group Allocation Percentage for each TC Group shall then be calculated as the sum of the Adjusted PBRAFs (computed under Step
      2) for all Transition Charge Classes within the TC Group.

PART B: INTER-GROUP ADJUSTMENTS DUE TO CUMULATIVE LOAD LOSS NOT ATTRIBUTABLE TO
        ELIGIBLE GENERATION

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set Transition Charges for each Transition Charge Class during the ensuing year to the billing determinants in effect on the original effective date of

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

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                    Page 9 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

Schedule TC2 (adjusted to exclude any billing determinants attributable to Eligible Generation if any adjustment was made under Part A after the original effective date) (such billing determinants as adjusted are hereafter referred to as the "Base Billing Determinants"). The PBRAFs of all Transition Charge Classes in all TC Groups will be adjusted if one or more TC Groups experience load loss (calculated excluding load loss attributable to Eligible Generation for which adjustments have been made under Part A but including load loss attributable to small power production facilities of 10 megawatts or less) aggregating 50% or more on a cumulative basis when measured against the Base Billing Determinants. The adjustments under this Part B will be made using the following procedures:

Step 1:

For each TC Group, if CTCOL(G) / PBR(G) > or = 0.50   Then, no PBRAF adjustment
                                                      will occur and any
                                                      adjustment made in
                                                      previous years under Part
                                                      B shall be reversed

For each TC Group, if CTCOL(G) / PBR(G) < 0.50        Then, a PBRAF adjustment
                                                      will be calculated
                                                      pursuant to Steps 2
                                                      through 5.

Where:

      CTCOL(G) = cumulative test collections for group G = (sigma) CC(c)* FBU(c) for all classes (c) in Group (G)

      FBU(c) = forecasted billing determinants for class c

      CC(c) = cumulative test charge for class c = {PBRAF(c)*PBR(T)}/ BBD(c)

      PBRAF(c) = the PBRAFs then in effect, or if an adjustment has been made under Part A, the adjusted PBRAFs from Part A

      PBR(T) = total periodic billing requirement for upcoming period

      BBD(c) = Base Billing Determinants for class c

      PBR(G) = periodic billing requirement for group = (sigma) PBRAF(c)* PBR(T) for all classes in G

Step 2:

For each TC Group in Step 1 where CTCOL(G) / PBR(G)< 0.50, a reduction amount (RED(G)) will be calculated for group G where
         RED(G)= 0.5 (PBR(G) - CTCOL(G))

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 10 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

Step 3:

For all TC Groups, a reallocation amount for that group (RA(G)) shall be calculated where:

                RA(G) = GAP(G) * {(sigma) RED(G)} for all Groups

Where:

        GAP(G) = Group Allocation Percentage = (sigma) PBRAF(c) for all classes in the group

Step 4:

For all TC groups a Group Allocation Percentage Adjustment (GAPA(G)) shall be calculated where:

                       GAPA(G) = (RA(G)-RED(G)) / PBR(T)

Where:

                         (sigma) GAPA(G) = 0 for all G

Step 5:

For all TC classes, the PBRAF adjustment for class c (PBRAFA(c)) will be calculated for use in calculating adjustments to the Transition Charges under
Section 8, Part A where

                     PBRAFA(c)= GAPA(G) * (PBRAF(c)/GAP(G))

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 11 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

PART C: INTER-GROUP ADJUSTMENTS DUE TO YEAR-OVER-YEAR LOAD LOSS NOT ATTRIBUTABLE
        TO ELIGIBLE GENERATION

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set Transition Charges for each Transition Charge Class during the ensuing year to the forecasted billing determinants used to develop the then currently effective Transition Charges for the class minus the Eligible Generation load loss for the class determined in Step 1 of Part A after the billing determinant for the currently effective Transition Charges was determined (such adjusted amount is hereinafter referred to as the "Prior Year Billing Determinant"). The PBRAFs of all Transition Charge Classes in all TC Groups will be adjusted if (i) one or more TC Groups experience load loss (calculated excluding load loss attributable to Eligible Generation for which adjustments have been made under Part A but including load loss attributable to small power production facilities of 10 megawatts or less) of 10% or greater on a year-over-year basis when compared to the Prior Year Billing Determinants or (ii) any TC Group for which an adjustment was made under this Part C in one or more prior years experiences load growth resulting in projected billing determinants for the current year at a level which, if they had existed in one or more of such prior year(s) would have resulted in no adjustment to PBRAFs in such prior year(s). No reduction in PBRAFs will be made under this Part C for any TC Group for which a reduction amount was computed under Step 5 of Part B. The adjustments under this Part C will be made using the following procedures:

Step 1:

For each TC Group not adjusted under Part B,

If YTCOL(G) / PBR(G) > or = 0.90    Then, no PBRAF adjustment will occur.

If YTCOL(G) / PBR(G) > 1.00         Then, no PBRAF adjustment will occur and any
                                    prior year adjustments made under C will be reversed pursuant to step 6.

If YTCOL(G) / PBR(G) < 0.90         Then, a PBRAF adjustment will be calculated
                                    pursuant to Steps 2 through 5.

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 12 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

Where:

      YTCOL(G) = year-to-year test collections for group G = (sigma) YC(c)* FBU(c) for all classes (c) in Group (G)

      FBU(c) = forecasted billing determinants for class c

      YC(c) = year-to-year test charge for class c = {PBRAF(c)*PBR(T)}/
      FBU(c)-(1)

      PBRAF(c) = the PBRAF(s) then in effect, or if an adjustment has been made under Part A, the adjusted PBRAF(s) from Part A

      PBR(T) = total periodic billing requirement for upcoming period

      FBU(c)(-1) = prior year's forecasted billing determinants for class c PBR(G) = periodic billing requirement for group = (sigma) PBRAF(c)* PBR(T) for all classes in the group

Step 2:

For each TC Group in Step 1 where YTCOL(G) / PBR(G) < 0.90, a year to year reduction amount (YRED(G)) shall be calculated where

                       YRED(G) = 0.9 (PBR(G) - YTCOL(G))

Step 3:

For all TC Groups, a year to year reallocation amount (YRA(G)) shall be calculated where:

               YRA(G) = GAP(G) * {(sigma) YRED(G)} for all groups

Where:

       GAP(G) = Group Allocation Percentage = (sigma) PBRAF(c) for all classes in the group

Step 4:

For all TC groups a year to year group allocation percentage adjustment (YGAPA(G))shall be calculated where:

                      YGAPA(G) = (YRA(G)-YRED(G)) / PBR(T)

Where (sigma) GAPA(G) = 0 for all G

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 13 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

Step 5:

For all TC classes, a year to year PBRAF adjustment (YPBRAFA(c)) shall be calculated for use in calculating adjustments to the Transition Charges under
Section 8, Part A where:

                    YPBRAFA(c) = YGAPA(G)*(PBRAF(c)/GAP(G))

Step 6:

if{(sigma) (YC(c)*FBU(c))}/{(sigma) (YC(c)*FBU(c)(t-1))} > or = .90 (for all classes in group G) then the adjustment made in year t shall be discontinued.

if{(sigma) (YC(c)*FBU(c))}/{(sigma) (YC(c)*FBU(c)(t-1))} < .90 (for all classes in group G) then the adjustment made in year t carries forward.

Where FBU(c)(t-1) is the forecasted billing determinants from the year prior to the year an adjustment was made adjusted to reflect any adjustments made under part A between year t-1 and the current year.

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 14 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

PART D: ADJUSTMENTS TO BASE CLASS ALLOCATIONS

The methodology used to allocate qualified costs and determine Transition Charges shall not be changed except in the limited circumstance described in this paragraph. If, but only if, the total retail stranded costs (determined pursuant to Section 39.253 of the Utilities Code) on a statewide basis exceed $5 billion, then the qualified costs attributable to the Company's share of the statewide stranded costs in excess of $5 billion shall be reallocated using the allocation methodology prescribed in Section 39.253(f) of the Utilities Code. The Company's share of the statewide stranded costs in excess of $5 billion shall be determined by multiplying (i) the percentage obtained by dividing the Company's total stranded costs (determined pursuant to Section 39.253(f)) by the total statewide stranded costs (determined pursuant to Section 39.253(f)) by
(ii) the amount by which the total statewide stranded costs (determined pursuant to Section 39.253(f)) exceed $5 billion. The qualified costs attributable to the Company's share of the statewide stranded costs shall then be determined by multiplying (i) the Company's share of the statewide stranded costs by (ii) the percentage obtained by dividing (a) the Company's stranded costs (determined pursuant to Section 39.253(f)) which were securitized pursuant to the Financing Order dated ____ in Docket No. ____ by (b) the Company's total stranded costs (determined pursuant to Section 39.253(f)). The Company shall file the adjustments required herein, within 45 days after the Commission issues any order determining a utility's stranded costs or regulatory assets that causes the total statewide stranded costs (determined pursuant to Section 39.253(f)) to exceed $5 billion or changes the amount by which the total statewide stranded costs (determined pursuant to Section 39.253(f)) exceed $5 billion. Any changes in Transition Charges resulting from a change in the initial or adjusted PBRAFs under this Part D shall be made prospectively from the date of the Commission's order approving adjusted PBRAFs under this Part D. No change in an initial or adjusted PBRAF shall cause the sum of all PBRAFs to be more than or less than 100% or change the total Periodic Billing Requirement for any period. Transition Charges for services rendered prior to such effective date will not be changed. Future changes to the PBRAFs underlying the recomputed Transition Charges, if necessary under Parts A - D of this Section 6 will be computed pursuant to this
Section 6 using the initial and adjusted PRBAFs as determined by the Commission pursuant to this Part D.

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 15 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

SECTION 7: TRANSITION CHARGES

The Transition Charges to be applied beginning on the effective date of this Schedule TC2 are set out below. Transition Charges to be applied in subsequent periods (Adjusted Transition Charges) will be determined in the manner described in Section 8.

                               TRANSITION CHARGES

       TRANSITION CHARGE                                                   BILLING
             CLASS                          PER UNIT CHARGE                  UNIT
       -----------------                    ---------------                --------
Residential                                          $                      Per kWh
MGS                                                  $                      Per kW
                                                     $                      Per kWh
LGS                                                  $                      Per kVa
                                                     $                      Per kW
LOS-A                                                $                      Per kW
LOS-B                                                $                      Per kW
Non-Metered Lighting                                 $                      Per kWh

CAPPED CLASSES:
Standby Electric Service- Distribution               $                      Per kW
Interruptible Service Supplemental-                  $                      Per kW
Distribution
Interruptible Service  - Thirty Minute               $                      Per kW
Notice
Interruptible Service  - Ten  Minute                 $                      Per kW
Notice
Interruptible Service  - Instantaneous               $                      Per kW
Interruptible Service Supplemental -                 $                      Per kW
Transmission
Standby Electric Service - Transmission              $                      Per kW
Standby Interruptible Service                        $                      Per kW
Special Contract Pricing                             $                      Per kW

The Transition Charges shall be applied on a kW basis for all service provided at Transmission voltage and for all service provided to Capped Classes and to any LGS customer that also received SES-Distribution service. The kW to be used in calculating the bill for those customers obligated to pay on a kW basis will be the highest kW for the month measured over a one hour period occurring on weekdays (Monday through Friday) during the sixteen hours beginning with

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 16 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

and including the hour that ends at seven (a.m.) (07:00) and extending until the hour that ends at ten p.m. (22:00), local time (central standard or central daylight saving time, as appropriate).

Except for customers in the MGS class, the Transition Charges shall be applied on a kVa basis for all service provided at distribution voltage (other than service at distribution voltage to Capped Classes or to LGS customers that also received SES-Distribution service) and whose kVa is greater than 10 kVa in the billing month. The kVa will be the highest kVa measured over a 15 minute period during the month if the metering equipment has indicators for measuring and recording only the highest demand during the billing period, otherwise if the metering equipment measures and records continuously for all 15 minute periods the kVa will be the average of the 4 highest 15 minute periods measured during the billing period. If the demand meters used to meter service to a customer measure service is on a kW basis instead of a kVa basis or measure in intervals different than 15 minutes (e.g. 5, 10, 30 minutes) the transition charge to the customer will be based on the kW with the interval measurement period closest to a 15 minute period.

Transition Charges will be applied on a kWh basis for those customers with watt-hour meters and those customers with demand meters whose measured demand is 10 kVa or less, all Residential customers, all Non-Metered Lighting customers and all MGS customers served at distribution voltage.

Each retail customer shall be obligated to pay Transition Charges for its applicable class. The Transition Charge shall be applied to all service received by the customer during the applicable billing period. If a customer was taking service in more than one rate class through one point of service on April 30, 1999, or on the day before the customer discontinued taking service from HL&P on a pre-restructuring rate schedule, its Transition Charges shall be determined as follows:

            1. For customers taking service under two or more rates through a single meter, the following order will be used to determine Transition Charges for the customer:

            (a) If the customer takes service in one or more Capped Classes (other than SCP) through a single meter, the service shall be allocated first to Capped Classes in ascending order of unit Transition Charges beginning with the Capped Class with the lowest unit Transition Charge. All service to the customer, up to the lesser of (i) the highest hourly on-peak kW for total premises load (Total kW) or the Monthly Cap for the class, shall be deemed to be service under the Capped Class with the lowest unit Transition Charge. If the Total kW is greater than the Monthly Cap for the class with lowest unit Transition Charge, the difference up to the Monthly Cap for the Capped Class with the next lowest unit Transition Charge will be deemed to be service under the Capped Class with the next

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 17 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

                  lowest unit Transition Charge. The remainder will then similarly be allocated to each other Capped Class under which the customer is served until the Total kW has been allocated or all applicable Monthly Caps have been reached.

            (b) If the total amount allocated to Capped Classes under (a) is less than the Total kW, the remainder, up to the Monthly Cap for SCP shall be deemed to be service provided under SCP.

            (c) Any amount remaining after the allocations in (a) and (b) will be deemed to be service provided under the Transition Charge Class (other than Capped Classes and SCP) that is applicable to the customer. If the customer is not otherwise taking service under any Transition Charge Class (other than Capped Classes and SCP) the amount remaining after the allocations in
                  (a) and (b) shall be deemed to be service under LOS-A, if the customer is served at transmission voltage, or under LGS, if the customer is served at distribution voltage.

In addition, each customer which has New On-Site Generation shall pay an amount each month computed by multiplying the output of the on-site generation used to serve the internal electric requirements of the customer (either kW or kVa, as determined by the Transition Charge class for which the customer would qualify if it were being served by the Company or an REP) by the Transition Charge in effect for services provided to customers in that class during the month. This amount shall be in addition to any Transition Charges applicable to energy or demand actually delivered to the customer through the Company's or another T&D Provider's facilities.

SECTION 8: STANDARD TRUE-UP FOR ADJUSTMENT OF TRANSITION CHARGES

Transition Charges will be adjusted annually effective on ________________ to ensure that the expected collection of Transition Charges is adequate to pay principal and interest on the transition bonds when due pursuant to the expected amortization schedule, pay as due all other qualified costs and to fund the overcollateralization account to the required level. In addition to these annual true-up adjustments, true-up adjustments may be made more frequently at any time during the term of the transition bonds to correct any undercollection or overcollection, as provided for in the Financing Order, in order to assure timely payment of transition bonds based on rating agency and bondholder considerations. In addition to the foregoing, either of the following two conditions may result in an interim true-up adjustment in the month prior to an upcoming transition bond principal payment date:

            (a) The collection of transition charges for the upcoming payment date will result in a difference that is greater than 5% in absolute value, between (i)

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 18 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

                  the actual outstanding principal balances of the transition bonds plus amounts on deposit in the reserve subaccount and
                  (ii) the outstanding principal balances anticipated in the target amortization schedule; or

            (b) To meet a rating agency requirement that any series of transition bonds be paid in full by the expected maturity date for any series of transition bonds that matures after a date determined mutually, at the time of pricing by CenterPoint Houston and the Commission's designated personnel or financial advisor.

In no event will interim true-up adjustments occur more frequently than every three months if quarterly transition bond payments are required or every six months if semi-annual transition bond payments are required; provided, however, that interim true-up adjustments for any transition bonds remaining outstanding during the fourteenth and fifteenth year after the bonds are issued may occur quarterly.

All annual and interim adjustments will be designed to cause (i) the outstanding principal balance of the transition bonds to be equal to the scheduled balance on the expected amortization schedule; (ii) the amount in the overcollateralization subaccount to be equal to the required overcollateralization level; (iii) the amount in the capital subaccount to be equal to the required capital plus any investment earnings on amounts in the capital subaccount to the extent that the investment earnings have not been released to the SPE and (iv) the reserve subaccount to be zero by the payment date immediately preceding the next adjustment or by the final payment date, if the next payment date is the final payment date.

PART A: TRUE-UP ADJUSTMENT PROCEDURE FOR STANDARD AND INTERIM TRUE-UPS

Servicer will calculate the Adjusted Transition Charges using the methodology described below and will file the Adjusted Transition Charges with the Commission. Annual adjustments will be filed 15 days prior to the effective date of the Adjusted Transition Charges unless an adjustment to the PBRAFs is required under Section 6 (including Intra-Group Allocation Adjustments under Part D of Section 6) in which case the annual adjustment will be filed not later than 90 days prior to the effective date. Interim Adjustments will be filed not less than 15 days prior to the effective date of the Adjusted Transition Charges.

The Adjusted Transition Charge for the upcoming period for each class (TCc) shall be computed as follows:

For the residential class,

            TC(c) = PBR(T)*(PBRAF(c)+PBRAFA(c)+YPBRAFA(c)(t))/FBU(c)

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 19 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

For classes in the Commercial and Industrial TC Groups, except if any class in the Industrial Group is forecast for the ensuing period to experience more than a 10% reduction in billing determinants compared to the industrial base billing determinants for that class, then the transition charges for the classes within the Industrial TC Group will be determined according to Section 8, Part B:

      TC(c) = TC(c)(-1) {(sigma) [PBR(T) * (PBRAF(c)+PBRAFA(c)+YPBRAFA(c)(t)] / (sigma)(TC(c)(-1)*FBU(c))}

      For all classes in the applicable group.

      Where

            TC(c)(-1) = the transition charge for that class from the previous period

            PBR(T) = Periodic Billing Requirement for the ensuing period (the 12 months beginning on the effective date of the adjusted transition charges in the case of annual true-ups and the period until the next scheduled annual true-up in the case of interim adjustments). The Periodic Billing Requirement will be the amounts required to pay principal and interest on the transition bonds when due pursuant to the expected amortization schedule, pay as due all other qualified costs, fund the overcollateralization account to the required level, and recover any net system under-collections or credit any net system over-collections so that (i) the outstanding principal balance of the transition bonds will be equal to the scheduled balance on the expected amortization schedule; (ii) the amount in the overcollateralization subaccount will be equal to the required overcollateralization level; (iii) the amount in the capital subaccount will be equal to the required capital plus any investment earnings on amounts in the capital subaccount to the extent that the investment earnings have not been released to the SPE and (iv) the reserve subaccount will be zero by the payment date immediately preceding the next adjustment or by the final payment date, if the next payment date is the final payment date.

            PBRAF(c) = the PBRAFs then in effect, or if an adjustment has been made under Section 6, Part A, the adjusted PBRAFs from Section 6, Part A.

            PBRAFA(c) = the adjustment (if any) from Section 6, Part B, Step 5

            YPBRAFA(c)(t)= the adjustment from Section 6, Part C, Step 5 for every year t in which an adjustment was made unless that adjustment was discontinued under Section 6, Part C, Step 6.

            FBU(c) = the forecasted billing determinants for the upcoming period

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 20 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

PART B: INTRA INDUSTRIAL GROUP ADJUSTMENTS DUE TO CUMULATIVE LOAD LOSS NOT
        ATTRIBUTABLE TO ELIGIBLE GENERATION

In connection with each annual Standard True-up Adjustment, the Company will compare the projected billing determinants being used to set Transition Charges for each Industrial Group Transition Charge Class during the ensuing year to the billing determinants for the period November 2003 through October 2004 (adjusted to exclude any billing determinants attributable to Eligible Generation if any adjustment was made under Section 6, Part A after October 2004) (such billing determinants as adjusted are hereafter referred to as the "Industrial Base Year Billing Determinants"). The Transition Charges of all Transition Charge Classes in the Industrial TC Group will be adjusted if one or more Transition Charge Classes experience load loss (calculated excluding load loss attributable to Eligible Generation for which adjustments have been made under Section 6, Part A but including load loss attributable to small power production facilities of 10 megawatts or less) aggregating more than 10% on a cumulative basis when measured against the Industrial Base Year Billing Determinants. The adjustments under this Part B will be made using the following procedures:

Step 1:

If FBU(c) /IBD(c) > or =              Then, no adjustments will occur under this
0.90 for each Industrial TC Class     Section 8, Part B and the transition
                                      charge for each Industrial TC class will be calculated under Section 8, Part A.


If FBU(c) /IBD(c) < 0.90 for any      Then, adjustments will be calculated
Industrial TC Class (Load Loss        pursuant to Steps 2 through 6.
Class)

Where:

         FBU(c) = forecasted billing determinants for class c

         IBD(c) = Industrial Base Year Billing Determinants for class c

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 21 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

Step 2:

For each Industrial TC Class in Step 1 where FBU(c) /IBD(c) < 0.90, a reduction amount (RED(c)) will be calculated as follows:

       RED(c) = PBR(c) - TCLL(C)

Where:

       PBR(c) = PBR(T) * PBRAF(c)

       TCLL(c) = Test Collections with 10% Load Loss for Class c = [PBR(c)/ (IBD(c) * 0.9)] * FBU(c)

       PBR(T) = total periodic billing requirement for upcoming period

       PBRAF(c) = the PBRAF(s) then in effect, including any adjustment made under Section 6, Part A; plus any adjustment made under
                  Section 6, Part B and Section 6, Part C unless the adjustment was discontinued.

Step 3:

For each Industrial TC class for which a reduction amount was not calculated in Step 2 and whose TC(c)(-1) = TC(LOSA)(-1),a reallocation amount shall be calculated as follows:

                RA(c) = IAP(c) * (sigma) RED(c) for all classes

Where:

       IAP(c)       = Intra-Group Allocation Percentage for class c =
                      PBRAF(c) / (sigma) PBRAF(c) for all Industrial TC Classes for which a reduction amount was not calculated in Step
                      2 and whose TC(c)(-1) < or = TC(LOSA)(-1)

       TC(LOSA)(-1) = Transition Charge implemented for the LOSA TC class in the last true-up filing

       TC(c)(-1)    = Transition Charge implemented for class c in the last
                      true-up filing

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 22 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

Step 4:

The adjusted transition charge for a class (TC(c)) shall be calculated as follows:

         For those Industrial TC Classes receiving a reallocation amount in Step 3: TC(c) = [PBR(c) + RA(c)] / FBU(c)

         For all other Industrial TC Classes:
         TC(c) = [PBR(c) - RED(c)] / FBU(c)

Step 5:

Calculate the percent increase in the Transition Charge from the Base Year as follows:

                         PI(c) = (TC(c)/TC(c)(BASE))- 1

Where:

         TC(c)       = The adjusted transition charge calculated in Step 4

         TC(c)(BASE) = The transition charge calculated using the Industrial
                       Base Year Billing Determinants.

Step 6:

A. For any Industrial TC Class where PI is less than the PI for the TC Classes identified in Step 1 as Load Loss Classes:

                              TC(c)(FINAL) = TC(c)

B. If PI for any Industrial TC Class is greater than or equal to the PI for the Load Loss Classes identified in Step 1, then calculate an initial Equal Percent Increase for that class and the Load Loss Classes identified in Step 1:

                 TC(c)(FINAL) = TC(c)(BASE) * (1 + EPI(INITIAL)

      Where:

           EPI(INITIAL)  =   initial Equal Percent Increase = (sigma) (TC(c) *
                             FBU(c))/ (sigma) (TC(c)(BASE)*FBU(c)) for only those Industrial TC Classes identified in Step 1 as
                             Load Loss Classes and TC classes with a PI greater than or equal to those Industrial TC Load Loss
                             Classes identified in Step 1.

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 23 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

C. In the event that EPI(INITIAL) for any Industrial TC Class, other than a Load Loss Class identified in Step 1, exceeds the PI(c) calculated in Step 5, then for that Class,

                     TC(c)(FINAL) = TC(c)

D. For the remaining classes, a final Equal Percent Increase will be calculated to reflect the exclusion of the Classes identified in Step 6, Parts A and C above as follows:

                     TC(c)(FINAL) = TC(c)(BASE) * (1 + EPI(FINAL)

      Where:

              EPI(FINAL) =   final Equal Percent Increase = (sigma) (TC(c) *
                             FBU(c))/ (sigma) (TC(c)(BASE)*FBU(c)) for only those Industrial TC Classes remaining in Step 6,
                             Part D.

SECTION 9: BILLING AND COLLECTION TERMS AND CONDITIONS

Transition Charges will be billed and collected as set forth in this Schedule TC2. The terms and conditions for each party are set forth below.

A. Billings by Servicer to other T or D Providers:

      1. Transition Charges applicable to former retail customers of the Company in multiply certificated service areas who are now taking service directly from other T or D Providers or through REPs served by other T or D Providers will be billed to and collected from the other T or D Provider, which, in turn will be responsible for collecting the Transition Charges from the retail customers and REPs.

      2. The T or D Provider shall pay all Transition Charges not later than 35 days after bill is mailed by Servicer. The T or D Provider shall make such payment regardless of whether it collects such charges from the end-use retail customer or REP.

B. Billings by Servicer to New On-Site Generation:

      1. Customers subject to Transition Charges for New On-Site Generation shall pay such charges in full not later than sixteen days after the date the bill is mailed to the customer.

      2. Transition Charges applicable to New On-Site Generation are in addition to applicable transition charges under A above or C below.

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 24 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

      3. If the entity with New On-Site Generation receives transmission or distribution service from the Company or another T or D Provider, Servicer shall have the same right to terminate service or require the other provider to terminate service for non-payment of Transition Charges as the Company has to terminate service for non-payment of charges under the Company's rate schedules. Any termination shall comply with applicable Commission rules.

C. Billings by the REP or its replacement to end-use customers:

      1. REPs will bill and collect, or cause to be billed and collected, all Transition Charges applicable to consumption by retail customers served by the REP.

      2. If Servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If Servicer is not providing the metering, the entity providing metering services will be responsible for complying with Commission rules and ensuring that Servicer and the REP will receive timely and accurate metering data in order for Servicer to meet its obligations under the Servicing Agreement and the Financing Order with respect to billing and true-ups.

      3. Each REP must (1) have a long-term, unsecured credit rating of not less than "BBB-" and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively, or (2) provide
            (A) a deposit of two months' maximum expected Transition Charge collections in the form of cash, (B) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of Transition Charge collections in the event that the REP defaults in its payment obligations, or (C) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee shall be the beneficiary of any affiliate guarantee, surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit ratings of not less than "BBB-" and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively.

      4. If the long-term, unsecured credit rating from either Standard & Poor's or Moody's Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below "BBB-" or "Baa3" (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 25 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

            make such provision must comply with the provisions set forth in paragraph 3 of Section D, Billings by Servicer to the REP or its replacement (when applicable).

      5. The computation of the size of a required deposit shall be agreed upon by Servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months' maximum collections. Within 10 business days following such review,
            (1) the REP shall remit to the indenture trustee the amount of any shortfall in such required deposit or (2) Servicer shall instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph 3 of the Section D, Billings by Servicer to the REP or its replacement (when applicable). REP cash deposits shall be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the transition bonds. Investment earnings on REP cash deposits shall be considered part of such cash deposits so long as they remain on deposit with the indenture trustee. At the instruction of Servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the transition bonds unless otherwise utilized for the payment of the REP's obligations for Transition Bond payments. Once the deposit is no longer required, Servicer shall promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

      6. In the event that a REP or the Provider of Last Resort (POLR) is billing customers for Transition Charges, the REP shall have the right to transfer the customers to the POLR (or to another certified
            REP) or to direct Servicer to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer pursuant to applicable Commission rules.

D. Billings by Servicer to the REP or its replacement (when applicable):

      1. Servicer will bill and collect from REPs all Transition Charges applicable to consumption by retail customers served by the REP, including applicable customers served by New On-Site Generation.

      2. Payments of Transition Charges are due 35 calendar days following each billing by Servicer to the REP, without regard to whether or when the REP receives payment from the end-use retail customers. Servicer shall accept payment by electronic funds transfer, wire transfer, and/or check. Payment will be considered received the date the electronic funds transfer or wire transfer is received by Servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 26 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

            comply with the provisions set forth in paragraph 3 of this Section
            D. The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to Servicer. The "current amount" consists of the total unpaid Transition Charges existing on the 36th calendar day after billing by Servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against Transition Charge obligations. A REP shall not be obligated to pay the overdue Transition Charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue Transition Charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such Transition Charges; however, the prior REP shall not be relieved of the previously-assessed penalties.

      3. After the 10 calendar-day grace period (the 45th calendar day after the billing date), Servicer shall have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid Transition Charges and associated penalties due Servicer after the application of the REP's deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in paragraphs 4 and 5 of Section C and paragraph 2 of this Section D shall select and implement one of the following options:

            (a) Allow the POLR or a qualified REP of the customer's choosing to immediately assume the responsibility for the billing and collection of Transition Charges.

            (b) Immediately implement other mutually suitable and agreeable arrangements with Servicer. It is expressly understood that Servicer's ability to agree to any other arrangements will be limited by the terms of the Servicing Agreement and requirements of rating agencies that have rated the transition bonds necessary to avoid suspension, withdrawal or downgrade of the ratings on the transition bonds.

            (c) Arrange that all amounts owed by retail customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by Servicer with such amounts to be applied first to pay Transition Charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.

            If a REP that is in default does not immediately select and implement one of the options specified in (a), (b) or (c) or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then Servicer shall

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 27 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

            immediately implement option (a), subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy. Upon re-establishment of compliance with the requirements set forth in paragraphs 4 and 5 of Section C and paragraph 2 of this Section D and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph 3.

      4. The POLR appointed by the Commission must meet the minimum credit rating or deposit/credit support requirements described in paragraph 3 of Section C ("Billings by the REP or its Replacement to end-use customers") in addition to any other standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of Transition Charges will immediately be transferred to and assumed by Servicer until a new POLR can be named by the Commission or the customer requests the services of a certified REP. Retail customers may never be re-billed by the successor REP, the POLR, or Servicer for any amount of Transition Charges they have paid their REP (although future Transition Charges shall reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in paragraph 2 of this Section D is the sole remaining past-due amount after the 45th calendar day, the REP shall not be required to comply with clauses (a), (b) or (c) of paragraph 3 of this Section D, unless the penalty is not paid within an additional 30 calendar days.

      5. In the event that Servicer is billing customers for Transition Charges, Servicer shall have the right to terminate transmission and distribution service to the end-use customer for non-payment by the end use customer pursuant to applicable Commission rules.

      6. The REP will be allowed to hold back an allowance for charge-offs in its payments to Servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. In the initial year, REPs will be allowed to remit payments based on the same charge-off percentage then being used by the REP to remit payments to the servicer in connection with transition charges related to transition bonds issued by CenterPoint Energy Transition Bond Company, LLC on October 24, 2001. On an annual basis in connection with the true-up adjustment process, the REP and Servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and Servicer, provided that:

            (a) The REP's right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 28 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

                  entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing Transition Charges) have been written off.

            (b) The REP's recourse will be limited to a credit against future Transition Charge payments unless the REP and Servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, the SPE or the SPE's funds for such payments.

            (c) The REP shall provide information on a timely basis to Servicer so that Servicer can include the REP's default experience and any subsequent credits into its calculation of the adjusted Transition Charge rates for the next transition charge billing period and the REP's rights to credits will not take effect until such adjusted Transition Charge rates have been implemented.

      7. In the event that a REP disputes any amount of billed Transition Charges, the REP shall pay the disputed amount under protest according to the timelines detailed in paragraph 2 of this Section
            D. The REP and Servicer shall first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to Servicer at the Commission-approved interest rate. Disputes about the date of receipt of Transition Charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by Servicer on disputed amounts shall not be recovered through Transition Charges if it is determined that Servicer's claim to the funds is clearly unfounded. No interest shall be paid by Servicer if it is determined that Servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to Utilities Code Section 39.107.

      8. If Servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If Servicer is not providing the metering, the entity providing metering services will be responsible for complying with Commission rules and ensuring that Servicer and the REP will receive timely and accurate metering data in order for Servicer to meet its obligations under the Servicing Agreement and the Financing Order with respect to billing and true-ups.

                           OTHER TERMS AND CONDITIONS

If the customer or REP pays only a portion of its bill, a pro-rata portion of Transition Charge revenues shall be deemed to be collected. The Company will allocate any shortfall first, ratably based on the amount owed for Transition Charges and the amount owed for other fees and

Revision Number: Original                                    Effective: xx/xx/xx

6.1.1 Delivery System Charges                                    Sheet No. 6.7.2
Schedule TC2- Transition Charges                                   Page 29 of 29

CenterPoint Energy Houston Electric, LLC
Applicable: Entire Service Area                                          CNP 828

charges, other than late charges, owed to the Company or any successor, and second, all late charges shall be allocated to the Company or any successor.

If the Company does not regularly include the notice described below in the bills sent by it to REPs or directly to retail customers, then at least once each year the Company shall cause to be prepared and delivered to REPs and such customers a notice stating, in effect, that the amount billed includes Transition Charges which were authorized by the Financing Order dated _______________and have been transferred to and are being collected on behalf of CenterPoint Energy Transition Bond Company II, LLC and are not owned by the Company. In the customer's initial bill from the REP and at least once each year thereafter, each REP that bills Transition Charges shall cause to be prepared and delivered to its customers a notice stating, in effect, that the amount billed includes Transition Charges which were authorized by the Financing Order dated _____________ and have been transferred to and are being collected on behalf of CenterPoint Energy Transition Bond Company II, LLC and are not owned by the REP or the Company, and that under certain circumstances described in Schedule TC2 Servicer may be permitted to collect the Transition Charges directly from the retail customer. Such notice shall be included either as an insert to or in the text of the bills delivered to such REPs or customers, as applicable, or shall be delivered to REPs or customers by electronic means or such other means as Servicer or the REP may from time to time use to communicate with their respective customers.

Revision Number: Original                                    Effective: xx/xx/xx

                                DOCKET NO. 30485
                                 FINANCING ORDER

                                   APPENDIX C

                         UP-FRONT AND ONGOING COSTS CAPS

    APPENDIX C : UPFRONT COSTS ELIGIBLE FOR SECURITIZATION AND ONGOING COSTS
                             RECOVERABLE THROUGH TC

                                                                     Upfront Cost                      Ongoing Cost
                                                                     ------------                 ---------------------
Item  1          Underwriters' Fees                                    7,379,577                  2005        1,055,500

Item  2          Legal Fees/Exp for Company's/Issuer's Counsel                --                  2006        1,055,500

Item  3          Legal Fees/Exp for Underwriters' Counsel              2,000,000                  2007        1,055,500

Item  4          Fee for Commission's Financial Advisor                1,000,000                  2008        1,055,500

Item  5          Rating Agency Fees                                    1,050,000                  2009        1,055,500

Item  6          Fee for Company's Financial Advisor                     375,000                  2010        1,055,500

Item  7          Printing/Edgarizing Expenses                            350,000                  2011        1,055,500

Item  8          SEC Registration Fee                                    177,923                  2012        1,055,500

Item  9          Securitization Proceeding Expenses                      130,000                  2013        1,055,500

Item 10          Miscellaneous Administrative Costs                      100,000                  2014        1,055,500

Item 11          Accountant's Fees                                        75,000                  2015        1,055,500

Item 12          Servicer Set-up Costs                                    30,000                  2016        1,055,500

Item 13          Trustee's/Trustee's Counsel Fees and Expenses            22,500                  2017        1,055,500

Item 14          Legal Fees for Commission's Counsel                      10,000                  2018        1,055,500

Total                                                                 12,700,000             Total           14,777,000

Itemized Ongoing Cost
---------------------
Ongoing Servicer Fee (CEHE as Servicer) (0.05% of principal amount)             $     702,500

Ongoing Servicer Fee (Third Party as Servicer) (0.60% of principal amount)          8,430,000

Administration Fee                                                                    100,000

Accountants' Fee                                                                       75,000

Legal Fees/Expenses for Company's/Issuer's Counsel                                     50,000

Trustee's/Trustee's Counsel Fees and Expenses                                           4,500

Independent Managers' Fee                                                               3,500

Rating Agency Fees                                                                     50,000

Printing/EDGARization Expenses                                                         20,000

Miscellaneous                                                                          50,000
                                                                                -------------

TOTAL (CEHE as Servicer)                                                        $   1,055,500
                                                                                =============

TOTAL (Third Party as Servicer)                                                 $   8,783,000
                                                                                =============

                                DOCKET NO. 30485
                                 FINANCING ORDER

                                   APPENDIX D

                         ALLOCATION SETTLEMENT AGREEMENT

                              PUC DOCKET NO. 30485

APPLICATION OF CENTERPOINT       )ss.                   BEFORE THE
ENERGY HOUSTON ELECTRIC, LLC     )ss.            PUBLIC UTILITY COMMISSION
FOR A FINANCING ORDER            )ss.                     OF TEXAS

                              SETTLEMENT AGREEMENT

      This Settlement Agreement (Settlement Agreement) is entered in this proceeding before the Public Utility Commission of Texas (PUCT or Commission) by and between Staff of the Public Utility Commission of Texas (Staff), Office of Public Utility Counsel (OPC), Texas Industrial Energy Consumers (TIEC), Houston Council for Health and Education (HCHE), the State of Texas (State), Gulf Coast Coalition of Cities (Cities), City of Houston and Coalition of Cities (Coalition of Cities), Coalition of Commercial Ratepayers (CCR) and any other party who elects to sign this Settlement Agreement (Signatories).

      On December 12, 2004, CenterPoint Energy Houston Electric, LLC (CenterPoint) filed an application in PUC Docket No. 30485 for a financing order to securitize a final true-up recovery amount determined in PUC Docket No. 29526. The Signatories filed direct and rebuttal testimony stating their respective positions in Docket No. 29526. The Signatories will file testimony in PUC Docket No. 30485. The Signatories agree to the following terms in settlement of all allocation issues related to Docket No. 30485 and any subsequent proceeding addressing competition transition charges (CTCs) or Transition Charges (TCs) for the CenterPoint service territory as a result of the Commission's decision in Docket No. 29526:

I. ALLOCATION SETTLEMENT.

      1. Three categories of costs will be allocated as recommended in CenterPoint's application in Docket 30485 filed on December 12, 2004: (a) the retail clawback; (b) fuel over- and under-recovery by class; and (c) EMCs.

      2. If the Commission approves a settlement of an overall true-up recovery that allows CenterPoint to securitize $1.75 billion or more, then regardless of the overall amount that is settled upon, $1.75 billion of the amount will be characterized as "stranded costs" and will be counted toward the $5 billion statewide stranded cost cap as described in PURA section 39.253(f). The allocation of the settlement amount will be as follows: first, the fuel over- or under-recovery by class, and the retail clawback, will both be treated as described in paragraph 1 above; second, of the $1.75 billion that is treated as stranded costs, the portion relating to EMCs will be allocated as recommended by the Company in its application; third, the balance of the $1.75 billion will be allocated on the environmental allocator(as prescribed in PURA section 39.253(a) and Substantive Rule 25.345(h)(2)(A)) and stranded costs allocator (the stranded cost allocator as approved in Docket 28252) in the same proportion as environmental and other stranded cost amounts are found in schedule 1 of the Commission's Final Order in Docket 29526 and dated December 17, 2004. Any amounts over $1.75 billion (except for the fuel over- or under-recovery and the retail clawback) will be allocated to all customer classes in the following fashion: The residential class allocation will be based upon a blended allocation which is 27.5% energy allocator and 72.5% demand allocator. After determining the amount to be allocated to the residential class, the balance of the amount over $1.75 billion (except for the fuel over- or under-recovery and the retail clawback) will be allocated to the remaining customer classes using the demand allocation factor, grossed up to reflect the previous allocation to the residential class. An example of this allocation process is attached as Exhibit A. A schedule of the relevant allocation factors is attached as Schedule 1.

      3. If the Commission approves a settlement of an overall amount of true-up recovery that allows CenterPoint to securitize less than $1.75 billion, then only the securitized amount will be characterized as "stranded costs" and counted toward the $5 billion statewide stranded cost cap as described in PURA section 39.253(f). The settlement amount will be allocated as follows: the fuel over- or under-recovery by class and the retail clawback will both be treated as described in paragraph 1 above; second, of the amount that is approved for securitization and which is characterized as "stranded costs," the portion relating to EMCs will be allocated as recommended by the Company in its application; third the balance of the amount that is approved for securitization and which is characterized as "stranded cost" will be allocated on the environmental allocator(as prescribed in PURA section 39.253(a) and Substantive Rule 25.345(h)(2)(A)) and stranded costs allocator (the stranded cost allocator as approved in Docket 28252) in the same proportion as environmental and other stranded cost amounts are found in schedule 1 of the Commission's Final Order in Docket 29526 and dated December 17, 2004. Any amounts not securitized (except for the fuel over- or under-recovery and the retail clawback) will be allocated to all customer classes in the following fashion: The residential class allocation will be based upon a blended allocation which is 27.5% energy allocator and 72.5% demand allocator. After determining the amount to be allocated to the residential class, the balance of the unsecuritized amount (except for the fuel over- or under-recovery and the retail clawback) will be allocated to the remaining customer classes using the demand allocation factor, grossed up to reflect the previous allocation to the residential class. A schedule of the relevant allocation factors is attached as Schedule 1.

      4. If the Commission does not approve a settlement establishing an overall amount of securitization, then only the amount of qualified costs that are approved by the Commission to be securitized will be characterized as "stranded costs" and will be counted toward the $5 billion state-wide cap as described in PURA section 39.253(f). The allocation of the total true-up recovery will be as follows: first, the fuel over- or under-recovery by class and the retail clawback will be allocated as described in paragraph 1; second, of the amount that is approved for securitization and which is characterized as "stranded costs," the portion relating to EMCs will be allocated as recommended by the Company in its application; third the balance of the amount that is approved for securitization and which is characterized as "stranded costs" will be allocated on the environmental allocator(as prescribed in PURA section 39.253(a) and Substantive Rule 25.345(h)(2)(A)) and stranded cost allocator (the stranded cost allocator as approved in Docket 28252) in the same proportion as environmental and other stranded cost amounts are found in schedule 1 of the Commission's Final Order in Docket 29526 and dated December 17, 2004. Any other final true-up amounts approved for recovery by the Commission that are not approved for securitization and characterized as "stranded costs" as described in this paragraph, (except for the fuel over- or under-recovery and the retail clawback) will be allocated to all customer classes in the following fashion: The residential class allocation will be based upon a blended allocation which is 27.5% energy allocator and 72.5% demand allocator. After determining the amount to be allocated to the residential class, the balance of the unsecuritized amount (except for the fuel over- or under-recovery and the retail clawback) will be allocated to the remaining customer classes using the demand allocation factor, grossed up to reflect the previous allocation to the residential class. An example of this allocation process is attached as Exhibit B. A schedule of the relevant allocation factors is attached as Schedule 1.

      5. Except as otherwise provided in this Agreement, the parties reserve the right to take any position in the future with respect to the $5 billion state-wide cap described in PURA section 39.253(f), including seeking or opposing a recalculation of the applicable allocation factors, including whether interest is appropriate, if the $5 billion threshold is met.

      6. Under either allocation scenario described in paragraph 2, 3 or 4 above, at the end of the allocation process, $4.0 million of allocated costs will be removed from the non-metered lighting class and spread to all other classes except the residential class on the composite stranded cost allocation factors adjusted proportionately to equal 100%.

      7. Under the allocation methodology described in paragraph 4, in which the Commission allows CenterPoint to securitize only its qualified costs, at the end of the allocation process, $5 million of costs allocated to the LGS class will be removed from the LGS class and such costs will be allocated to the combined industrial rate classes.

II. NO WAIVER. By entering this Settlement Agreement, no Signatory waives its right to take any position in any proceeding as to any issue(s) related to the amount of stranded cost or final true- up recovery that CenterPoint may seek in any docket, appeal or any other matter. Each Signatory specifically reserves, and does not waive, its individual right to file any pleading and/or to participate in and/or to initiate any proceeding to assert or support such position, except a pleading that is inconsistent with the settlement points described above.

III. OTHER TERMS AND CONDITIONS. After extensive negotiations, the Signatories have reached a compromise and settlement regarding each of the matters discussed herein. The Signatories agree that this Settlement Agreement is in the public interest and urge the Commission to adopt a final order consistent with all the terms hereof. Oral and written statements made during the course of the settlement negotiations shall not be used as an admission or concession of any sort or as evidence in this or any other proceeding. None of the Signatories agrees to the propriety of any regulatory theory or principle that may be said to underlie any of the issues resolved by this Settlement Agreement. Because this is a stipulated agreement, the Signatories recognized that no Signatory is under any obligation to take the same position as set out in this Settlement Agreement in any other docket, except as specifically required by this Settlement Agreement, whether or not that docket presents the same or similar circumstances.

IV. NO PRECEDENT. Further, since the matters resolved herein are resolved on the basis of compromise and settlement, the Signatories agree that nothing in this Settlement Agreement should be considered precedent. This Settlement Agreement reflects a compromise, settlement and accommodation among the Signatories, and the terms and conditions herein are interdependent. All actions by the Signatories contemplated or required by this Settlement Agreement are conditioned upon entry by the Commission of a final and appealable order consistent with this Settlement Agreement. If the Commission does not accept this Settlement Agreement as presented and enters an order inconsistent with any term of this Settlement Agreement, any Signatory shall have the right to withdraw from this Settlement Agreement, which withdrawal shall render the Settlement Agreement null and void. Any Signatory electing to withdraw from this Settlement Agreement shall notify all other Signatories in writing of such withdrawal. After the withdrawal, a new hearing will be held, if requested, and the parties have the right to file new testimony. This Settlement Agreement is binding on each of the Signatories only for the purpose of setting the issues herein and for no other purpose.

V. AUTHORIZATION TO SIGN. Each person executing this Settlement Agreement represents that (s)he is authorized to sign this Agreement on behalf of the party represented.

VI. COUNTERSIGNED ORIGINALS. This document may be countersigned by each party on separate originals. Each signature shall be treated as if it is an original signature.

Date of Execution: January 11, 2005.

STAFF OF THE
PUBLIC UTILITY COMMISSION OF TEXAS

By: /s/ Jeff Pender by permission Meghan Griffiths
    ----------------------------------------------

Date of Execution: January 10, 2005.

OFFICE OF PUBLIC UTILITY COUNSEL

By: /s/ James K Rourke Jr.
    --------------------------------

Date of Execution:  January 11, 2005.

TEXAS INDUSTRIAL ENERGY CONSUMERS

By: /s/ Lino Mendiola by permission Meghan Griffiths
    ------------------------------------------------

Date of Execution: January 11, 2005.

HOUSTON COUNCIL FOR HEALTH AND EDUCATION

By: /s/ Kenneth L. Wiseman by permission Meghan Griffiths
    -----------------------------------------------------

Date of Execution:  January 10, 2005.

STATE OF TEXAS,
OFFICE OF THE ATTORNEY GENERAL

By: /s/ Bryan L. Baker
    --------------------------------

Date of Execution:  January 11, 2005.

GULF COAST COALITION OF CITIES


By: /s/ Thomas L. Brocato
    -------------------------------

Date of Execution: January 11, 2005.

CITY OF HOUSTON AND COALITION OF CITIES

By: /s/ Alton Hall
    -------------------------------

Date of Execution: January 12, 2005.

COALITION OF COMMERCIAL RATEPAYERS

By: /s/ Jim Boyle
    -------------------------------

Date of Execution:  ______________, 2005.

OCCIDENTAL POWER MARKETING, LP

By: _____________________________

Date of Execution: January 14, 2005

CENTERPOINT ENERGY HOUSTON ELECTRIC LLC

By: /s/ Jay Golub
    -----------------------------

ANDREWS                                          111 Congress Avenue, Suite 1700
ATTORNEYS KURTH LLP                              Austin, Texas 78701
                                                 512.320.9200 Phone
                                                 512.320.9292 Fax
                                                 andrewskurth.com

                                                 Lino Mendiola III
                                                 Partner
                                                 512/320.9210 Direct
                                                 512/542.5214 Fax
                                                 linomendiola@andrewskurth.com

                                January 14, 2005

VIA MESSENGER

Irene Montelongo
Administrative Law Judge
Policy Development Division
Public Utility Commission
1701 North Congress
Austin, Texas 78701

      Re: Docket No. 30485; Application of CenterPoint Energy Houston Electric, LLC for a Financing Order

Dear Judge Montelongo:

      Attached are the following final Settlement Agreement documents addressing the allocation issues in this docket:

      1. Signature pages containing the signatures of the representatives of CenterPoint Energy Houston Electric, LLC and the Coalition of Commercial Ratepayers;

      2.    The final exhibits for the Settlement Agreement; and

      3. Addendum 1 to Allocation Settlement Agreement with signatures for all settling parties.

      Accordingly, the Settlement Agreement and Addendum 1 have been agreed to by the following parties: PUC Staff, CenterPoint Energy, TIEC, the Office of Public Utility Counsel, the City of Houston and Coalition of Cities, the Gulf Coast Coalition of Cities, the State of Texas, Houston Council for Health and Education, and the Coalition of Commercial Ratepayers. These parties represent all of the customer classes, the Company, the Cities, and the public interest.

                                          Respectfully submitted,

                                          /s/ Lino Mendiola III

LM/jcs
cc:     All Parties


Austin    Dallas    Houston    London    Los Angeles    New York    The Woodlands    Washington, DC

                              PUC DOCKET NO. 30485

APPLICATION OF CENTERPOINT         )ss.             BEFORE THE
ENERGY HOUSTON ELECTRIC, LLC       )ss.      PUBLIC UTILITY COMMISSION
FOR A FINANCING ORDER              )ss.              OF TEXAS

                  ADDENDUM 1 TO ALLOCATION SETTLEMENT AGREEMENT

      This document is Addendum 1 to the Allocation Settlement Agreement.

      1. The existing paragraph 5 in the Settlement Agreement is now designated paragraph 5(a).

      2.    A new paragraph 5(b) is added as follows:

            To the extent that the Commission approves recalculating the class allocation factors (whether prospectively or retroactively) as a result of statewide stranded costs exceeding $5 billion as described in PURA section 39.253(f), any required adjustments (including but not limited to payments any class is obligated to make or credits any class is entitled to receive if the reallocation is retroactive) will be implemented solely through prospective changes to the transition charges.

      3.    A new paragraph 5(c) is added as follows:

            For purposes of transition charges, no class allocation factor will be reduced below zero for any time period. Under all circumstances the transition charges will be designed on a prospective basis to recover the entire periodic billing requirement. This subparagraph does not apply to competition transition charges.

      This Addendum 1 is agreed to this day by the following signatories to the Settlement Agreement:

Date of Execution: January 13, 2005.

STAFF OF THE
PUBLIC UTILITY COMMISSION OF TEXAS

By: /s/ Jeffrey T. Pender
    ------------------------------------

Date of Execution: January 13, 2005.

OFFICE OF PUBLIC UTILITY COUNSEL

By: /s/ Jim Rourke by permission
    ------------------------------------

Date of Execution:  January 13, 2005.

TEXAS INDUSTRIAL ENERGY CONSUMERS

By: /s/ Lino Mendiola
    ----------------------------------

Date of Execution: January 13, 2005.

HOUSTON COUNCIL FOR HEALTH AND EDUCATION

By: /s/ Ken Wiseman by permission
    -----------------------------------

Date of Execution: January 13, 2005.

STATE OF TEXAS,
OFFICE OF THE ATTORNEY GENERAL

By: /s/ Bryan L. Baker
    ------------------------------------

Date of Execution: January 13, 2005.

GULF COAST COALITION OF CITIES

By: /s/ Thomas L. Brocato
    -------------------------------------

Date of Execution: January 13, 2005.

CITY OF HOUSTON AND COALITION OF CITIES

By: /s/ Alton Hall
    ------------------------------------

Date of Execution: January 13, 2005.

COALITION OF COMMERCIAL RATEPAYERS

By: /s/ Jim Boyle by permission
    -----------------------------------

Date of Execution: January 14, 2005

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

By: /s/ Jay Golub
    ----------------------------

                                    EXHIBIT A

                      CENTERPOINT ENERGY HOUSTON ELECTRIC
              ALLOCATED TRUE-UP BALANCE BY RATE CLASS AND TC GROUP SETTLEMENT BASED ON $1.75 BILLION OF STRANDED COSTS

                                                                                                   TRUE-UP
                                                           STRANDED    ENVIRONMENTAL   STRANDED   BALANCE >     REDUCE       TOTAL
                              FUEL                        COSTS EXCL     CLEAN-UP        COST       $1.75    LIGHTING BY    TRUE-UP
                            BALANCE   PTB TRUE-   EMCS       EMC          COSTS        PORTION     BILLION   $4.0 MILLION   BALANCE
     RATE CLASS (1)           (2)      UP (3)      (4)       (5)           (6)           (7)         (8)         (9)         (10)
-------------------------   -------   --------   ------   ----------   -------------   --------   ---------  ------------  ---------
Residential                 -$ 47.3   -$ 176.6   $223.7   $    221.4   $       243.2   $  688.3   $   128.9   $      0.0   $   593.3

MGS*                        -$ 31.8   -$   0.8   $131.0   $    199.1   $       178.2   $  508.3   $   103.7   $      1.9   $   581.4

LGS*                        -$ 11.1   -$   0.2   $ 64.1   $    111.6   $       114.4   $  290.1   $    58.2   $      1.1   $   338.0

LOS-A                        $  0.1              $ 17.8   $     27.5   $        38.0   $   83.3   $    14.3   $      0.3   $    98.1

LOS-B                        $ 12.8              $  7.3   $     16.7   $        25.0   $   49.0   $     8.7   $      0.2   $    70.7

SCP                          $  4.9              $  7.7   $     14.4   $        26.1   $   48.2   $     7.5   $      0.2   $    60.8

Non-Metered Lighting        -$  0.4              $  9.8   $      1.6   $         2.0   $   13.4   $     0.8  -$      4.0   $     9.9

Standby Electric Svc. -
Distribution                -$  0.2              $  0.1   $      0.2   $         0.2   $    0.6   $     0.1   $      0.0   $     0.5

Interruptible Svc.
Supplemental - Dist.        -$  0.7              $  1.6   $      0.4   $         0.5   $    2.4   $     0.1   $      0.0   $     1.9

Interruptible Svc.- 30
Minute Notice               -$  3.1              $  2.5   $      5.1   $        11.0   $   18.5   $     1.9   $      0.1   $    17.4

Interruptible Svc.- 10
Minute Notice                $  0.0              $  3.0   $      5.2   $        22.9   $   34.1   $     3.1   $      0.1   $    37.3

Interruptible
Svc. - Instantaneous         $  0.0              $  0.6   $      0.6   $         3.1   $    4.4   $     0.2   $      0.0   $     4.6

Interruptible Svc.
Supplemental - Trans.        $  0.0              $  0.1   $      0.5   $         0.6   $    1.2   $     0.2   $      0.0   $     1.4

Standby Electric
Svc. - Transmission          $  0.0              $  0.2   $      2.0   $         2.2   $    4.4   $     1.0   $      0.0   $     5.4

Standby Interruptible Svc.   $  0.0              $  0.1   $      0.9   $         2.7   $    3.6   $     0.4   $      0.0   $     4.2

Total                       -$ 76.7   -$ 177.6   $469.7   $    610.2   $       670.1   $1,750.0   $   329.3   $      0.0   $ 1,825.0



                                                   REDUCED        REDUCED                              ALLOCATED
                                                   PRORATA;       PRORATA;                            ON THE SUM
                                                ALLOCATED PER  ALLOCATED PER  SUM (4)-(6)   BLENDED   OF (2)-(3),  SUM (2)-(3),
TC GROUP/ COMMENT    PER CNP  PER CNP  PER CNP       CNP            CNP                    ALLOCATOR    (7)-(8)      (7)-(9)
-----------------    -------  -------  -------  -------------  -------------  -----------  ---------  -----------  -----------
Residential          -$ 47.3  -$176.5  $ 223.7  $       221.4  $       243.2  $     688.3  $   128.5   $      0.0  $     593.3
Commercial           -$ 43.3  -$  1.0  $ 204.9  $       312.3  $       294.6  $     811.8  $   162.7  -$      1.0  $     929.3
Industrial            $ 13.9   $  0.0  $  41.1  $        76.5  $       132.3  $     249.8  $    37.8   $      1.0  $     302.4
 Total               -$ 76.7  -$177.5  $ 469.7  $       610.2  $       670.1  $   1,750.0  $   329.3   $      0.0  $   1,825.0

* These classes consist of two or more subclasses. Intraclass allocation Issues will be addressed separately.

                                   EXHIBIT B

                      CENTERPOINT ENERGY HOUSTON ELECTRIC
              ALLOCATED TRUE-UP BALANCE BY RATE CLASS AND TC GROUP
        No Approved Settlement of Total True-Up Recovery Securitization

                                                                                                   SHIFT
                                                                                                 $5 MILLION
                                              STRANDED  ENVIRONMENTAL    TOTAL        TRUE UP       FROM       REDUCE      TOTAL
                      FUEL     PTB           COSTS EXCL   CLEAN-UP     STRANDED      BALANCE -     LGS TO   LIGHTING BY   TRUE-UP
     RATE CLASS      BALANCE TRUE-UP  EMCs      EMC        COSTS      COST PORTION $1.39 BILLION INDUSTRIAL $4.0 MILLION  BALANCE
        (1)            (2)     (3)     (4)      (5)          (6)          (7)           (8)         (9)         (10)       (11)
-------------------- ------- ------- ------- ---------- ------------- ------------ ------------- ---------- ------------ ---------
Residential          -$ 47.3 -$176.6 $ 223.7    $ 159.4       $ 175.0    $   558.1       $ 269.5     $  0.0       $  0.0 $   603.6

MGS*                 -$ 31.8 -$  0.8 $ 131.0    $ 143.2       $ 128.3    $   402.5       $ 216.8     $  0.0       $  1.9 $   588.7

LGS*                 -$ 11.1 -$  0.2 $  64.1    $  80.3       $  82.3    $   228.7       $ 121.6     $ -5.0       $  1.1 $   333.1

LOS-A                 $  0.1  $  0.0 $  17.8    $  19.8       $  27.3    $    84.9       $  30.0     $  1.7       $  0.3 $    97.0

LOS-B                 $ 12.8  $  0.0 $   7.3    $  12.0       $  18.0    $    37.3       $  18.1     $  1.0       $  0.2 $    69.5

SCP                   $  4.9  $  0.0 $   7.7    $  10.3       $  18.8    $    36.9       $  15.6     $  1.0       $  0.2 $    58.8

Non-Metered
Lighting             -$  0.4  $  0.0 $   9.8    $   1.2       $   1.5    $    12.4       $   1.8     $  0.0      -$  4.0 $     9.8

Standby Electric
Svc.- Distribution   -$  0.2  $  0.0 $   0.1    $   0.1       $   0.2    $     0.4       $   0.2     $  0.0       $  0.0 $     0.5

Interruptible Svc.
Supplemental - Dist. -$  0.7  $  0.0 $   1.6    $   0.3       $   0.3    $     2.2       $   0.3     $  0.1       $  0.0 $     1.9

Interruptible
Svc. - 30 Minutes
Notice               -$  3.1  $  0.0 $   2.5    $   3.7       $   7.9    $    14.0       $   4.1     $  0.4       $  0.0 $    15.4

Interruptible
Svc. - 10 Minutes
Notice                $  0.0  $  0.0 $   3.0    $   5.9       $  16.5    $    25.3       $   8.5     $  0.7       $  0.1 $    32.6

Interruptible
Svc. - Instantaneous  $  0.0  $  0.0 $   0.6    $   0.5       $   2.3    $     3.3       $   0.5     $  0.1       $  0.0 $     3.9

Interruptible Svc.
Supplemental-Trans.   $  0.0  $  0.0 $   0.1    $   0.3       $   0.4    $     0.9       $   0.4     $  0.0       $  0.0 $     1.3

Standby Electric
Svc. - Transmission   $  0.0  $  0.0 $   0.2    $   1.4       $   1.6    $     3.2       $   2.2     $  0.1       $  0.0 $     5.5

Standby
Interruptible Svc.    $  0.0  $  0.0 $   0.1    $   0.7       $   2.0    $     2.8       $   0.8     $  0.1       $  0.0 $     3.6

Total                -$ 76.7 -$177.6 $ 469.7    $ 439.1       $ 482.2    $ 1,391.0       $ 688.3     $  0.0       $  0.0 $ 1,825.0

                                              REDUCED      REDUCED                                          ALLOCATED ON
                                              PRORATA;     PRORATA;                              INDUSTRIAL  THE SUM OF    SUM
                                             ALLOCATED    ALLOCATED                   BLENDED     STRANDED    (2)-(3),    (2)-(3),
TC GROUP/ COMMENT    PER CNP PER CNP PER CNP  PER CNP      PER CNP     SUM (4)-(8)   ALLOCATOR     COSTS      (7)-(8)     (7)-(10)
-------------------- ------- ------- ------- ---------- ------------- ------------ ------------- ---------- ------------ ---------
Residential          -$ 47.3 -$176.6 $ 223.7    $ 159.4       $ 175.0  $   558.1        $  269.5      $ 0.0        $ 0.1 $   603.6

Commercial           -$ 43.3 -$  1.0 $ 204.9    $ 224.7       $ 212.0  $   641.7        $  340.1     -$ 5.0       -$ 1.0 $   931.6

Industrial            $ 13.9  $  0.0 $  41.1    $  55.0       $  95.2  $   191.3        $   78.7      $ 5.0        $ 0.9 $   289.9

Total                -$ 76.7 -$177.6 $ 469.7    $ 439.1       $ 482.2  $ 1,391.0        $  688.3      $ 0.0        $ 0.0 $ 1,825.0

----------
* These classes consist of two or more subclasses. Intraclass allocation issues will be addressed separately.

                      CENTERPOINT ENERGY HOUSTON ELECTRIC
                   SUMMARY OF ALLOCATION FACTORS BY TC CLASS

                                                                                                  TOTAL TRUE-UP TOTAL TRUE-UP
                                                                                         SUM OF   BALANCE EXCL  BALANCE EXCL
                                                                                       INDUSTRIAL   LIGHTING &   LIGHTING &
                             STRANDED  ENVIRONMENTAL                          BLENDED   STRANDED  RESIDENTIAL   RESIDENTIAL
RATE CLASS                    COSTS    CLEAN-UP COSTS   EMCS    FUEL BALANCE ALLOCATOR    COSTS     EXHIBIT B*   EXHIBIT A*
   (1)                         (2)          (3)          (4)        (5)         (6)        (7)        (8)           (9)
---------------------------  --------- -------------- --------- ------------ --------- ---------- ------------- -------------
Residential                   36.2894%       36.2894%  47.6309%     61.6941%  39.1494%    0.0000%       0.0000%       0.0000%

MGS                           32.6212%       26.5968%  27.8966%     41.4419%  31.4975%    0.0000%      48.0398%      47.5841%

LGS                           18.2931%       17.0700%  13.6434%     14.5083%  17.6631%    0.0000%      27.5869%      27.6658%

LOS-A                          4.5124%        5.6640%   3.7941%     -0.1318%   4.3570%   33.9488%       7.7809%       8.0275%

LOS-B                          2.7309%        3.7299%   1.5575%    -16.7552%   2.6368%   19.4935%       5.5911%       5.7896%

SCP                            2.3523%        3.8967%   1.6489%     -6.4025%   2.2712%   19.2693%       4.7000%       4.9762%

Non-Metered Lighting           0.2667%        0.3010%   2.0812%      0.5013%   0.2575%    0.0000%       1.1287%       0.0000%

Standby Electric Svc. -
Distribution                   0.0319%        0.0364%   0.0262%      0.2126%   0.0308%    0.2292%       0.0399%       0.0410%

Interruptible Svc.
Supplemental - Dist.           0.0626%        0.0692%   0.3338%      0.8745%   0.0443%    1.1376%       0.1482%       0.1551%

Interruptible Svc. -
30 Minute Notice               0.8324%        1.6417%   0.5238%      4.0568%   0.5888%    7.3347%       1.2259%       1.4262%

Interruptible Svc. -
10 Minute Notice               1.3421%        3.4195%   0.6309%                0.9493%   13.2487%       2.6101%       3.0541%

Interruptible Svc. -
Instantaneous                  0.1056%        0.4693%   0.1249%                0.0747%    1.7319%       0.3134%       0.3795%

Interruptible Svc.
Supplemental - Trans.          0.0795%        0.0854%   0.0310%                0.0562%    0.4737%       0.1059%       0.1140%

Standby Electric Svc. -
Transmission                   0.3256%        0.3223%   0.0469%                0.3143%    1.6748%       0.4395%       0.4436%

Standby Interruptible Svc.     0.1543%        0.4067%   0.0299%                0.1091%    1.4578%       0.2898%       0.3433%

Total                        100.0000%      100.0000% 100.0000%    100.0000% 100.0000%  100.0000%     100.0000%     100.0000%


----------
* These are for illustrative purposes only and are based on the amount of stranded costs assumed in Exhibits A and B. They will change with the amount of costs designated as "stranded cost."

                                DOCKET NO. 30485
                                 FINANCING ORDER

                                   APPENDIX E

                  STIPULATION REGARDING INDUSTRIAL INTRA-CLASS
                                   ALLOCATIONS

                              PUC DOCKET NO. 30485

APPLICATION OF CENTERPOINT         )ss.                   BEFORE THE
ENERGY HOUSTON ELECTRIC LLC,       )ss.             PUBLIC UTILITY COMMISSION
FOR A FINANCING ORDER              )ss.                    OF TEXAS

                              STIPULATION REGARDING
                       INDUSTRIAL INTRA-CLASS ALLOCATIONS

1. This Stipulation affects only the intra-class allocations within the Industrial TC group. This Stipulation and the allocation methods proposed herein will not shift costs to the Residential or Commercial TC group and will have no effect on the allocation of costs to any non-industrial class.

2. The parties to this Stipulation agree that Schedule TC2 will be modified to include an additional standard true-up provision for the Industrial TC group. The primary purpose of the additional standard true-up provision is to properly reflect PURA Sec. 39.262(k) and to protect customers in TC classes that experience a precipitous loss of load. This will require a class whose load as measured by the billing determinants set Forth in Schedule A is reduced more by than 10% relative to the base year as set forth in Schedule A to absorb the impact of the first 10% of the load loss. The remaining revenue shortfall would be spread to the remaining Industrial TC classes.

3. Given the unique circumstances surrounding the Industrial TC classes, two exceptions are included in the additional standard true-up to mitigate disparities within the Industrial TC group. First, the resulting transition charges should not have a disproportionate impact on the other Industrial TC classes. Second, those Industrial TC classes that would otherwise pay transition charges above the charge applicable to LOS A would be exempt from further adjustment, except for adjustments for up to 10% load loss.

4. A description of the concepts underlying the methodology of the additional standard true-up provision along with schedules reflecting an example of the calculation are reflected in pages 24 through 28 and Schedules JP-4 and JP-6 as revised of the testimony of Jeff Pollock that was pre-filed in this proceeding. The parties to this stipulation agree that certain revisions to these schedules and the tariff language reflected therein are necessary to conform the methodology with the agreed upon intent. The parties will by mutual agreement submit these conforming schedules and tariff language within two weeks of the close of the hearing on the merits in this proceeding.

5. This Industrial TC Group additional standard true-up provision will be applied prior to the first charges applied under any financing order implemented as a result of this proceeding. This initial application of the additional standard true-up provision will reflect the movement of load that was originally contracted as load under Rider SIP as part of the HVP Rate from the LOS B Industrial class to the IS-10 class.

Date of Execution:  2/1, 2005.

CENTERPOINT ENERGY HOUSTON ELECTRIC

BY: /s/ James N. Purdue
    --------------------------------

Date of Execution: 2/1, 2005.

STAFF OF THE PUBLIC UTILITY COMMISSION OF TEXAS

By: /s/ Jeffrey T. Pender
    -------------------------------

Date of Execution:______, 2005.

OFFICE OF PUBLIC UTILITY COUNSEL

By:_________________________________

Date of Execution:_______, 2005.

COALITION OF COMMERCIAL RATEPAYERS

By:_________________________________

Date of Execution:_______, 2005.

HOUSTON COUNCIL FOR HEALTH AND EDUCATION

By:_________________________________

Date of Execution:______, 2005.

TXU ENERGY RETAIL

By:_________________________________

Date of Execution:1/31, 2005.

TEXAS INDUSTRIAL ENERGY CONSUMERS

By: /s/ Lino Mendiola
    -------------------------------

Date of Execution: 1/31, 2005.

STATE OF TEXAS, OFFICE OF THE ATTORNEY GENERAL

By: /s/ Amalija J. Hodgins
    --------------------------------

Date of Execution:______, 2005.

GULF COAST COALITION OF CITIES

By:_________________________________

Date of Execution:______, 2005.

CITY OF HOUSTON AND COALITION OF CITIES

By:_________________________________

Date of Execution: 1/31, 2005.

AIR PRODUCTS AND CHEMICALS

By: /s/ Catherine J. Webking
    --------------------------------

THE FOLLOWING PARTIES DO NOT OPPOSE THE STIPULATION REGARDING INDUSTRIAL INTR-CLASS ALLOCATIONS.

Date of Execution:______, 2005.

STAFF OF THE PUBLIC UTILITY COMMISSION OF TEXAS

By:_________________________________

Date of Execution: 1/31, 2005.

OFFICE OF PUBLIC UTILITY COUNSEL

By: /s/ James K. Rourke Jr.
    --------------------------------

Date of Execution: ______, 2005.

COALITION OF COMMERCIAL RATEPAYERS

By:_________________________________

Date of Execution 2/1, 2005.

HOUSTON COUNCIL FOR HEALTH AND EDUCATION

By: /s/ Kenneth L. Wisemen
    --------------------------------

Date of Execution:______, 2005.

STATE OF TEXAS, OFFICE OF THE ATTORNEY GENERAL

By:_________________________________

Date of Execution:______, 2005.

GULF COAST COALITION OF CITIES

By:_________________________________

Date of Execution: 1/31, 2005.

CITY OF HOUSTON AND COALITION OF CITIES

By: /s/ Alton Hall
    --------------------------------

Date of Execution________, 2005.

TXU ENERGY RETAIL

By:_________________________________